     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 8, 1997

                                                      REGISTRATION NO. 333-23021
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                               AMENDMENT NO. 1 TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                              FULCRUM DIRECT, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                                 05-0482699                                         5961
 (STATE OR OTHER JURISDICTION OF                   (I.R.S. EMPLOYER)                         (PRIMARY STANDARD INDUSTRIAL
  INCORPORATION OR ORGANIZATION)                  IDENTIFICATION NO.)                         CLASSIFICATION CODE NUMBER)

                              4321 FULCRUM WAY NE
                           RIO RANCHO, NM 87124-8447
                            TELEPHONE: 505-867-7000
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                            MR. MICHAEL G. LEDERMAN
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                              FULCRUM DIRECT, INC.
                              4321 FULCRUM WAY NE
                           RIO RANCHO, NM 87124-8447
                            TELEPHONE: 505-867-7000
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------
                                   COPIES TO:

               FREDERICK TANNE, ESQ.                                 JULIA L. DAVIDSON, ESQ.
                 KIRKLAND & ELLIS                                       COOLEY GODWARD LLP
               153 EAST 53RD STREET                               5 PALO ALTO SQUARE, 4TH FLOOR
             NEW YORK, NEW YORK 10022                                  PALO ALTO, CA 94306
              TELEPHONE: 212-446-4800                                TELEPHONE: 415-857-0663

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE


===============================================================================================================
                                                                                   PROPOSED
                                                                   PROPOSED         MAXIMUM
                                                                    MAXIMUM        AGGREGATE       AMOUNT OF
           TITLE OF EACH CLASS OF               AMOUNT TO BE    OFFERING PRICE     OFFERING      REGISTRATION
         SECURITIES TO BE REGISTERED            REGISTERED(1)    PER SHARE(2)      PRICE(2)         FEE(3)
---------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01 per share...... 3,450,000 Shares      $10.00        $34,500,000       $10,455
===============================================================================================================


(1) Includes 450,000 shares that the Underwriters have the option to purchase from the Company to cure overallotments, if any.
(2) Estimated solely for the purpose of calculating the registration fee.

(3) Paid in connection with the original filing of this Registration Statement on March 10, 1997. Pursuant to Rule 457(o), no additional Registration Fee is required to be paid.

                            ------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT REFERRING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                  SUBJECT TO COMPLETION, DATED AUGUST 8, 1997


PROSPECTUS
----------------

                                3,000,000 SHARES

                             [FULCRUM DIRECT LOGO]


                                  COMMON STOCK


     All of the shares of Common Stock offered hereby are being offered by the Company.


     Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $8.00 and $10.00 per share. See "Underwriting" for a discussion relating to the factors to be considered in determining the initial public offering price. The Company has applied to have the Common Stock approved for quotation on the Nasdaq National Market under the symbol FLCM.

                               ------------------

               THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.

                    SEE "RISK FACTORS" COMMENCING ON PAGE 8.

                               ------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

=================================================================================================

                                        PRICE TO           UNDERWRITING          PROCEEDS TO
                                         PUBLIC             DISCOUNT(1)          COMPANY(2)
-------------------------------------------------------------------------------------------------
Per Share.........................           $                   $                    $
-------------------------------------------------------------------------------------------------
Total(3)..........................           $                   $                    $
=================================================================================================

(1) See "Underwriting" for indemnification arrangements with the several Underwriters.


(2) Before deducting expenses payable by the Company estimated at $900,000.


(3) The Company has granted the Underwriters a 30-day option to purchase up to 450,000 additional shares of Common Stock solely to cover over-allotments, if any. If all such shares are purchased, the total Price to Public,
    Underwriting Discount and Proceeds to Company will be $          ,
    $          and $          , respectively. See "Underwriting."
                               ------------------

     The shares of Common Stock are offered by the several Underwriters subject to prior sale, receipt and acceptance by them and subject to the right of the Underwriters to reject any order in whole or in part and certain other conditions. It is expected that certificates for such shares will be available
for delivery on or about             , 1997 at the office of the agent of
Hambrecht & Quist LLC in New York, New York.


HAMBRECHT & QUIST                                  ROBERTSON, STEPHENS & COMPANY


          , 1997

                               [PICTURES TO COME]

     The Company intends to distribute to its stockholders annual reports containing financial statements audited by its independent public accountants and will make available copies of quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

     CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING BY ENTERING STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS OR IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

     Fulcrum Direct(TM), After the Stork(R), Playclothes(TM), Storybook Heirlooms(R), zoe(TM), Little Feet(TM), SunSkins(TM), Just for Kids(R) and Discount Direct(TM) are trademarks of the Company. Trade names and trademarks of other companies appearing in this Prospectus are the property of their respective holders.

                               PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by reference to the more detailed information and Consolidated Financial Statements, including the Notes thereto, appearing elsewhere in this Prospectus. The Common Stock offered hereby involves a high degree of risk. See "Risk Factors." The Company uses a 52- to 53-week fiscal year ending the Saturday nearest to December 31, and all references in this Prospectus to "fiscal year" refer to the year ended on that day. The fiscal years ended December 28, 1996 and December 30, 1995 both include 52 weeks. The fiscal year ended December 31, 1994 refers to the period from inception on March 16, 1994 through December 31, 1994. As used herein, the term "pro forma" gives effect to the Storybook Acquisition (as defined herein).


                                  THE COMPANY


     Fulcrum Direct, Inc. ("Fulcrum" or the "Company") is a leading catalog retailer of branded apparel, shoes and accessories for children, teens and young women up to 24 years of age. The Company's strategy is to capitalize on the large opportunity in the children's and teen apparel catalog markets by building a portfolio of distinct brands targeting discrete market segments. The Company believes that its portfolio of brands combined with strong customer relationships, provide unique cross marketing opportunities that allow the Company to increase customer lifetime value and decrease customer acquisition costs. As of June 30, 1997, the Company's housefile included 4.4 million names of which 1.4 million had made at least one purchase from one of the Company's brands in the last 24 months.



     Since 1994, Fulcrum has introduced eight brands through in-house development, acquisition or strategic alliance. Each of these brands target specific style and price point segments of the children's and teen apparel markets. The Company's first brand, After the Stork, offers value priced, basic children's apparel made primarily of natural fibers. In contrast, the Playclothes brand presents value priced, everyday children's novelty outfits targeting specialty store shoppers. The Company's most recent acquisition, Storybook Heirlooms, presents an upscale array of dressy outfits and accessories for girls up to age 12. The Company's other children's brands include Little Feet, a catalog offering a wide assortment of shoes and hosiery, SunSkins, a line of sun protective clothing, Discount Direct, the Company's direct mail liquidation vehicle for all of its brands, and a test catalog with Sears Roebuck and Co. ("Sears"). In August 1997, the Company entered the teen market with zoe, which offers popular teen branded apparel to Generation Y girls and young women, ages 10 to 24 years.



     Fulcrum intends to continue growing its portfolio of distinct children's and teen brands by: maximizing the potential of its brands through targeted marketing, mailing and merchandising strategies; developing new brands that appeal to its growing customer base through in-house brand creation and strategic alliances; developing new markets and product categories that leverage the Company's large housefile and build strong customer relationships; and pursuing strategic acquisitions. Since 1995, the Company has made significant investments in its management team and infrastructure, which it believes position the Company to support substantial growth.



     Fulcrum markets its products to the large U.S. population of 95 million children, teens and young adults up to age 24 who account for more than one-third of the U.S. population. Because less than 3% of the $27 billion children's apparel purchases were made by catalog, as compared to nearly 10% of the $85 billion women's apparel purchases, the Company believes that the children's apparel catalog market has been underserved and undermailed. Furthermore, the Company believes that since women are largely responsible for, or significantly influence, children's and teen apparel purchase decisions, the penetration for children's and teen apparel catalog sales should, over time, grow to more closely approximate the penetration of women's catalog apparel purchases.



     The Company's executive offices are located at 4321 Fulcrum Way NE, Rio Rancho, New Mexico 87124-8447. Fulcrum's telephone number is (505) 867-7000, its toll-free order number is (888) 563-FLCM (563-3526), and its e-mail address is invest@fulcrumdirect.com.

                                  THE OFFERING


Common Stock offered by the Company..........  3,000,000 shares
Common Stock to be outstanding after the
  Offering...................................  11,076,648 shares(1)
Use of proceeds..............................  To repay $10.0 million principal amount of subordinated debt, plus accrued interest, to
                                               purchase trademarks in connection with certain
                                               of the Company's brands for approximately
                                               $1.75 million, to purchase the Company's
                                               headquarters, call center and distribution
                                               center for approximately $2.5 million in cash,
                                               plus assumed liabilities, to fund potential
                                               acquisitions and for working capital and
                                               general corporate purposes. Approximately $3.2
                                               million of the estimated $24.2 million net
                                               proceeds of the Offering will be paid to
                                               certain officers and directors of the Company
                                               and entities affiliated with them in
                                               connection with the purchase by the Company of
                                               the trademarks and its headquarters. See
                                               "Certain Relationships and Related
                                               Transactions."
Proposed Nasdaq National Market symbol.......  FLCM


---------------


(1) Based on the number of shares outstanding as of June 30, 1997. Excludes (i) 765,000 shares of Common Stock reserved for issuance under the Company's Management Team Equity Plan (the "Option Plan"), of which 404,350 shares were subject to options outstanding as of June 30, 1997 at a weighted average exercise price of $5.50 per share and (ii) warrants to purchase 1,576,810 shares of Common Stock outstanding as of June 30, 1997 at a weighted average exercise price per share of $2.32. See "Capitalization," "Management -- Stock Option Plan" and Note 5 of Notes to Consolidated Financial Statements.

  SUMMARY CONSOLIDATED HISTORICAL AND PRO FORMA COMBINED FINANCIAL INFORMATION

             (IN THOUSANDS, EXCEPT PER SHARE AND PER CATALOG DATA)



                                PERIOD OF
                                MARCH 16,                 FISCAL YEAR ENDED                           SIX MONTHS ENDED
                               (INCEPTION)    ------------------------------------------   --------------------------------------
                                 THROUGH                                     PRO FORMA                                 PRO FORMA
                               DECEMBER 31,   DECEMBER 30,  DECEMBER 28,   DECEMBER 28,     JUNE 30,     JUNE 30,      JUNE 30,
                                   1994           1995          1996          1996(1)         1996         1997         1997(1)
                               ------------   ------------  ------------   -------------   -----------  -----------   -----------
CONSOLIDATED STATEMENT OF
 OPERATIONS DATA:
 Net revenues................    $ 11,997       $ 28,581      $ 36,457        $67,405        $16,815     $  23,111      $38,074
 Gross profit................       6,910         15,370        20,891         36,730          9,290        13,661       21,630
 Income (loss)from
   operations................         293          1,057           843(2)       1,870(2)        (402)       (4,915)(2)    (5,195)(2)
 Income (loss) before
   cumulative effect of
   change in accounting
   principle.................          91            320           406            310           (280)       (5,124)      (5,886)
 Cumulative effect of change
   in accounting
   principle(3)..............          --             --            --             --             --        (1,802)      (1,802)
 Net income (loss)(3)........    $     91       $    320      $    406(2)     $   310(2)     $  (280)    $  (6,926)(2)   $(7,688)(2)
                                  =======        =======      ========        =======        =======      ========      =======
 Pro forma net loss(3).......    $    (41)      $   (189)     $   (755)(2)    $  (851)(2)    $  (590)    $  (6,926)(2)   $(7,688)(2)
                                  =======        =======      ========        =======        =======      ========      =======
 Net income (loss) per common
   and common equivalent
   share before cumulative
   effect of change in
   accounting
   principle(3)(5)...........    $   0.02       $   0.04      $  (0.02)(2)    $ (0.03)(2)    $ (0.07)    $   (0.62)(2)   $ (0.59)(2)
                                  =======        =======      ========        =======        =======      ========      =======
 Cumulative effect of change
   in accounting principle
   per common and common
   equivalent share(3).......          --             --            --             --             --     $   (0.22)     $ (0.18)
 Net income (loss) per common
   and common equivalent
   share(3)(5)(6)............    $   0.02       $   0.04      $  (0.02)(2)    $ (0.03)(2)    $ (0.07)    $   (0.84)(2)   $ (0.77)(2)
                                  =======        =======      ========        =======        =======      ========      =======
 Pro forma net loss per
   common and common
   equivalent share(3)(5)....    $  (0.01)      $  (0.03)     $  (0.16)(2)    $ (0.14)(2)    $ (0.11)    $   (0.84)(2)   $ (0.77)(2)
                                  =======        =======      ========        =======        =======      ========      =======
 Weighted average number of
   common and common
   equivalent shares
   outstanding(4)............       5,476          5,781         8,266          9,931          7,708         8,294        9,959
CONSOLIDATED SUMMARY
 OPERATING DATA:
   Total catalogs mailed.....      11,083(6)      14,841        15,544(7)      24,657          6,078        14,051(2)    20,963(2)
   Net revenues per catalog
      ($ per catalog)........    $   1.08(6)    $   1.93      $   2.35        $  2.73        $  2.77     $    1.64(2)   $  1.82(2)



                                                                             PRO FORMA                                 PRO FORMA
                             DECEMBER 31,     JANUARY 12,    JANUARY 1,     JANUARY 1,                                 JUNE 30,
                                 1994             1996          1997          1997(1)                                   1997(1)
                            ---------------   ------------  ------------   -------------                              -----------
   Housefile names(8).....          710            1,021         3,040          4,228                                     4,388
   Active customers(9)....          347              471         1,049          1,320                                     1,395



                                                                                               JUNE 30, 1997
                                                                                        ----------------------------
                                                                                          ACTUAL     AS ADJUSTED(10)
                                                                                        -----------  ---------------
CONSOLIDATED BALANCE SHEET
 DATA:
 Cash and cash equivalents............................................................    $ 4,727        $14,687
 Working capital......................................................................     15,212         25,172
 Total assets.........................................................................     59,874         77,284
 Long-term debt, net of current portion...............................................     30,915         28,129
 Total stockholders' equity...........................................................     13,190         41,706


---------------

 (1) Pro forma combined financial and operating information was derived from the Unaudited Pro Forma Statements of Operations of the Company and gives effect to the Storybook Acquisition and the June Whitney Investment (as hereinafter defined), as if such transactions had occurred at the beginning of the period presented. See "Unaudited Pro Forma Statements of Operations."


 (2) Includes nonrecurring Playclothes start up expenses of $338 and $2,116 before taxes for the fiscal year ended December 28, 1996 and the six months ended June 30, 1997, respectively. Specifically, a significant portion of the 1997 expenses relate to the mailing of approximately 3.9 million catalogs mailed to test the Playclothes housefile. Such catalogs have been excluded here for purposes of comparison. See Note 2.p. of Notes to Consolidated Financial Statements.


 (3) As of December 29, 1996, the Company changed its policy of capitalizing list rental costs in connection with the Storybook Acquisition. Storybook has historically followed a policy of expensing such costs as incurred and, while practices may vary, the Company has decided to conform to Storybook's practices and expense such costs as incurred. The pro forma net loss and net loss per common and common equivalent share represent those amounts as if the new accounting policy had been applied in all the periods presented. See Note 2.i. of Notes to Consolidated Financial Statements.


 (4) See Note 2 of Notes to Consolidated Financial Statements for an explanation of the determination of shares used in computing net income per common and common equivalent share.


 (5) Calculated after deducting Preferred Stock dividends of $60 and $583 for fiscal 1995 and fiscal 1996, respectively. Prior to December 28, 1996, all shares of Preferred Stock were called or converted to Common Stock.


 (6) Includes catalogs mailed by, and net revenues (unaudited) of, the Company's predecessor for the period January 1, 1994 through March 15, 1994. Net revenues during this period were $934.


 (7) Excluding Playclothes catalogs mailed by The Walt Disney Company in 1996.


 (8) Housefile names include both historical customers and catalog inquirers, but excludes the Just for Kids list of 3.4 million names (which has not been validated by the Company or added to its housefile).


 (9) Active customers include customers who have purchased from one of the Company's brands within the preceding 24-month period.


(10) As adjusted to reflect the sale of 3,000 shares of Common Stock offered hereby (the "Offering") at an assumed initial public offering price of $9.00 per share and application of the net proceeds therefrom. See "Use of Proceeds" and "Capitalization."


Except as otherwise noted, all information in this Prospectus assumes no exercise of the Underwriters' overallotment option. See "Description of Capital Stock," "Underwriting" and Notes to Consolidated Financial Statements.

                              RECENT DEVELOPMENTS


     As part of Fulcrum's strategy to build a portfolio of brands it has recently developed new brands, completed a series of acquisitions and financings and is testing a strategic alliance, as described below.



     zoe. In August 1997, the Company mailed its first zoe catalog targeting Generation Y girls, ages 10 to 24. zoe features a broad assortment of popular branded basic and fashionable apparel and accessories. The Company believes that zoe will leverage the Company's existing customer relationships and provide significant growth opportunities. See "Risk Factors -- Brand Development and Strategic Alliance Risks."



     Sears Strategic Alliance. In June 1997, the Company and Sears arranged to test market certain of the Company's brands to select individuals from the Sears 20 million name customer file, who are not existing customers of the Company. Pursuant to this arrangement, the Sears catalogs mailed by the Company will be substantially similar to the Company's catalogs, but will have a distinct cover with the Sears logo. Pending the results of such test, the Company and Sears may enter into a definitive strategic alliance, although there can be no assurance that such tests will be successful or that the Company and Sears will enter into any such strategic alliance. See "Risk Factors -- Brand Development and Strategic Alliance Risks."



     Storybook Acquisition. In June 1997, the Company completed the acquisition of substantially all of the capital stock of Storybook Heirlooms, Inc. ("Storybook") for $15.0 million (the "Storybook Acquisition"). Pursuant to the Storybook Acquisition, the Company also acquired the Just For Kids brand and customer list, which it may test in 1998. The success of the Storybook Acquisition will depend primarily on the Company's ability to successfully integrate and consolidate Storybook, which will require substantial management, financial and other resources and may pose risks with respect to sales, customer service and market share. See "Risk Factors -- Integration of Storybook Acquisition" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."



     Whitney Financing. In June 1997, the Company completed a private placement (the "June Whitney Investment") of $10.0 million in subordinated debt with the Whitney Subordinated Debt Fund ("WSDF") and affiliates of Arnold Greenberg and Patrick K. Sullivan, directors of the Company, and $10.0 million of Common Stock with Whitney Equity Partners ("WEP") and affiliates of Messrs. Greenberg and Sullivan. The private placement also included the sale of warrants to purchase 200,000 shares of Common Stock to WSDF and affiliates of Messrs. Greenberg and Sullivan. Additionally, the Company is obligated to issue warrants to purchase up to 200,000 additional shares of Common Stock to such parties in the event that the subordinated debt is not repaid in full as of certain dates through December 1998.



     Playclothes Acquisition. In December 1996, the Company completed the acquisition of the Playclothes brand name and related customer information (the "Playclothes Acquisition") from a subsidiary of The Walt Disney Company ("The Walt Disney Company") for $1.2 million plus the assumption of customer return liabilities estimated at $350,000. The assets acquired as part of the Playclothes Acquisition included (i) all proprietary rights in the Playclothes brand name, (ii) the Playclothes customer list, (iii) a Canadian wholesale and license agreement, (iv) the right to mail Fulcrum's catalogs to The Disney Catalog's customers during 1997 and (v) certain immaterial inventory and fixed assets. The Company will have no right to mail its catalogs to The Disney Catalog customer list after 1997, but may continue to mail its catalogs to those customers that have made purchases from the Company and are therefore included in the Company's housefile. In January 1997, the Company mailed its first version of the remerchandised and repositioned Playclothes catalog, which contained products specifically designed by the Company's design team. The Company believes that the remerchandised and repositioned Playclothes catalog is substantially different from the Playclothes catalog as distributed by the prior owners in that it does not contain any of the products previously offered. Additionally, the remerchandised and repositioned Playclothes catalog reflects numerous pricing and style changes implemented by the Company. The success of the Playclothes Acquisition will depend primarily on the Company's ability to develop and market the Playclothes brand and product line, which will be largely dependent on the Company's ability to understand the needs and predict the response of the existing Playclothes customers, as well as its ability to attract new customers and to integrate the Playclothes product line into the Company's facilities and distribution system. In addition, all expenses incurred by the Company in the repositioning of the Playclothes brand and the reactivation of Playclothes customers, have been expensed by the Company as incurred, which may result in certain expenses being recognized in advance of related revenues. See "Risk Factors -- Development and Integration of the Playclothes Acquisition," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 1 of Notes to Consolidated Financial Statements.



     Fulcrum Brands and Fulcrum Properties Purchases. Immediately following consummation of the Offering, the Company will exercise an option to purchase all of the assets of Fulcrum Brands L.P., a Delaware limited partnership indirectly controlled by Mr. Lederman, the Company's Chairman and Chief Executive Officer ("Brands"), consisting of certain of the brand trademarks used by the Company, for aggregate consideration totaling approximately $1.75 million. A portion of the net proceeds of the Offering will be utilized to fund such purchase. In addition, subject to the consummation of the Offering, the Company plans to use a portion of the net proceeds of the Offering to purchase the headquarters, call center and distribution center owned by Fulcrum Properties L.P., a Delaware limited partnership whose partners include certain directors and officers of the Company and is indirectly controlled by Mr. Lederman ("Properties"), for aggregate consideration totaling approximately $2.5 million plus the assumption of $5.6 million of secured debt and related interest rate swaps. The option and purchase prices for Brands and Properties were negotiated and determined by disinterested members of the Board (Messrs. Newton, Unger, Sullivan and Greenberg as they relate to Brands, and Messrs. Unger and Newton as they relate to Properties). See "Use of Proceeds" and "Certain Relationships and Related Transactions."

                                  RISK FACTORS

     The following risk factors should be considered carefully in addition to the other information contained in this Prospectus before purchasing the Common Stock offered hereby. This Prospectus contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and in the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations," as well as those discussed elsewhere in this Prospectus.


     Integration of Storybook Acquisition. The integration and consolidation of Storybook will require substantial management, financial and other resources and may pose risks with respect to sales, customer service and market share. For example, the Company will need to successfully relocate its call center and distribution center to Rio Rancho, New Mexico. The Storybook Acquisition is significantly larger than any acquisition the Company has previously made, and there can be no assurance in this regard or that the Company will not experience difficulties with customers, personnel or other factors. Additionally, there can be no assurance that the anticipated benefits of the Storybook Acquisition, including without limitation, expected cost savings, revenue enhancement and margin improvement, will be realized or that a combination of the Company and Storybook will be successful. See "Recent Developments -- Storybook Acquisition."



     Development and Integration of the Playclothes Acquisition. In December 1996, the Company completed the Playclothes Acquisition. In January 1997, the Company mailed its first version of the remerchandised and repositioned Playclothes catalog. The success of the Playclothes Acquisition will depend primarily on the Company's ability to continue to develop and market the Playclothes product line, which will be largely dependent on the Company's ability to understand the needs and predict the response of the existing customers of Playclothes, as well as its ability to attract new customers and to integrate the Playclothes product line into the Company's facilities and distribution systems. In addition, all expenses incurred by the Company in the repositioning of the Playclothes brand and the reactivation of Playclothes customers, shall be expensed by the Company as incurred, which may result in certain expenses being recognized in advance of the related revenues. The Company made a substantial investment during the second half of 1996 and the first half of 1997 to expand its facilities and build its employee base, in advance of publishing and mailing its first Playclothes catalog. There can be no assurance that the Company can develop and market a successful Playclothes catalog, attract new customers or successfully integrate the Playclothes brand into its current operations. Any failure to do so could have a material adverse effect on the Company's business, financial condition and results of operations. See "Recent Developments -- Playclothes Acquisition."



     Brand Development and Strategic Alliance Risks. The Company has recently launched a catalog under the zoe brand name and has arranged with Sears to test catalogs under the Sears brand name. The creation and development of new brands and the launch of new catalogs through strategic alliances require substantial management, financial and other resources and may pose risks with respect to sales, customer service and market share. There can be no assurance that such tests will be successful or will result in any catalog launches, and there can be no assurance that any such launches will be successful or result in enhanced revenues or operating results. The Company expects significantly lower gross margins will be associated with revenues from zoe as it consists of popular third-party branded products, which are typically associated with lower margins than the proprietary branded products primarily sold in the Company's other catalogs. In addition to the Sears arrangement, the Company intends to test catalogs under other brand names through strategic alliances. There can be no assurance that the Company will identify suitable strategic partners, that any tests of catalogs under new brands will be successful, that the Company will be able to enter into definitive agreements for strategic alliances or that the Company's partners will perform their obligations under any such agreements. See "Business -- Fulcrum's Portfolio of Brands."



     Seasonal and Quarterly Fluctuations. The Company's business is subject to seasonal fluctuations. Given the historical seasonality of the Company's business, the Company anticipates that a significant portion of its net revenues will be derived from the first and fourth quarters of each fiscal year. As a result, the Company expects its sales and results of operations generally to be lower in the second and third quarters than in the first and fourth quarters of each fiscal year, which include Easter, Back-to-school and Holiday purchases. The Company's quarterly results may fluctuate as a result of numerous factors, including the timing, quantity and cost of catalog mailings, the response rates to such mailings, the timing of merchandise deliveries, market acceptance of the Company's merchandise (including new merchandise categories or products introduced), the mix, pricing and presentation of products offered and sold, the hiring and training of additional personnel, the timing of other revenues such as integrated program and mail list revenues, the timing of inventory writedowns, currency rate fluctuations, integration of acquisitions and related expenses, the incurrence of other operating costs and factors beyond the Company's control, such as general economic conditions and actions of suppliers and competitors. Accordingly, the results of operations in any quarter will not necessarily be indicative of the results that may be achieved for a full fiscal year or any future quarter. There can be no assurance that the Company will achieve or maintain profitability in any future period. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."



     Fixed Cost Structure. The Company believes that its success depends predominately on the success of its catalog operations. Catalog mailings entail substantial paper, postage, merchandise acquisition and human resource costs, including costs associated with catalog development and increased inventories, virtually all of which are incurred prior to the mailing of each catalog. As a result, the Company is not able to adjust the costs being incurred in connection with a particular mailing to reflect the actual performance of the catalog. In addition, the Company continues to expand its facilities and operations based on planned growth.



     Response Rate Fluctuations. Response rates to the Company's mailings, and sales generated by such mailings, can be affected by factors such as customer preferences, economic conditions, the timing and mix of catalog mailings, the proportion of prospect mailing, and changes in the merchandise mix, some of which may be outside the Company's control. The Company has historically experienced fluctuations in the response rates to its catalog mailings and expects to continue to experience such fluctuations in the future. For example, in the first half of fiscal 1997, response rates decreased as a result of the Company's decision to circulate widely the remerchandised and repositioned Playclothes catalog to test the newly acquired Playclothes customer list and to expand the After the Stork customer base. Any inability of the Company to accurately target the appropriate segment of its market or to achieve adequate response rates could result in lower sales and lower margins. If, for any reason, the Company were to experience a significant shortfall in anticipated revenue from a particular mailing or growth does not occur as planned, the Company's business, financial condition and results of operations would be disproportionately and adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


     Fashion Trends and Industry Risks. The Company believes that its success depends, in part, on the Company's ability to anticipate the fashion tastes of its customers and to offer merchandise that appeals to their preferences on a timely and affordable basis. The fashion tastes of the Company's customers are expected to change frequently, and the failure of the Company to anticipate, identify or react to changes in styles, trends or brand preferences of its customers could lead to, among other things, excess inventories and price markdowns. In addition, merchandising misjudgments could adversely affect the Company's image with its customers. Any of these factors could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Merchandising and Product Design."


     Merchandise Returns. As part of its customer service commitment, the Company maintains an unconditional return policy which allows customers to return any children's merchandise, at any time and for any reason, regardless of merchantable condition. The Company is developing its return policy for zoe. The Company maintains reserves consistent with historical experience in its financial statements for anticipated merchandise returns. Because the Company's reserves are based on historical return rates, there can be no assurance that the introduction of new merchandise in existing catalogs, the introduction of new catalogs, changes in the merchandise mix, the introduction of catalogs in international markets, introduction of new distribution channels or other factors, will not cause actual returns to exceed return reserves. Prior to June 1997, Japanese customers who wished to return merchandise had to ship such merchandise to the Company in New Mexico. In the second half of 1997, the Company is testing a third-party call and return center in Tokyo, Japan. The Company believes that this will result in an increased merchandise return rate for Japanese sales. Merchandise returns have not had a material adverse effect on the Company's business, financial condition and results of operations to date. However, any significant increase in merchandise returns or merchandise returns that exceed the Company's allowance could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."



     Ability to Manage and Sustain Growth; Possible Future Acquisitions. The recent growth in the Company's revenue and operating income has resulted largely from increases in the volume of catalogs the Company mails and the number of products included in its catalogs, increases in response rates, the introduction and acquisition of new brands and strategic alliances. This growth has placed significant demands on the Company's management, administrative, operational and financial resources and has required the Company to devote substantial management and financial resources to building its infrastructure. The Company's future growth, if any, is dependent in large part on its ability to acquire new customers at a reasonable cost. There can be no assurance that the Company will continue to grow or effectively manage growth. The Company may, when and if the opportunity arises, acquire other businesses involved in activities or having service and product lines that are compatible with the Company's business, although the Company has no understanding, agreement or arrangement to make any such acquisitions currently. Any acquisition opportunities will require the devotion of substantial management resources and, potentially, capital expenditures. Furthermore, any such acquisitions will be subject to the many risks inherent in the integration of new business enterprises into the Company's existing operations. There can be no assurance that any acquisition opportunities will be realized within the time frames and budgets contemplated or at all, or that they will yield anticipated benefits. If any acquisitions are not realized within the planned time frames and budgets, or do not yield anticipated benefits, they could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that any acquisitions completed will be successfully integrated into the Company's operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."



     International Operations. The Company recently introduced its catalogs to the Japanese market. Gross revenues from Japan, on a pro forma basis reflecting the Storybook Acquisition, accounted for 11.5%, 19.1% and 11.4% of gross revenues in fiscal 1995, fiscal 1996 and the six months ended June 30, 1997, respectively. Fluctuations causing the value of the U.S. dollar to increase relative to foreign currency have in the past and may in the future have a material adverse effect on the Company's business, financial condition and results of operations. During the six months ended June 30, 1997, the Company experienced a decline in net revenues from Japan, which was primarily the result of adverse Japanese currency fluctuations. Over the long term, the Company intends to increase its catalog mailings in Japan and may consider entering other international markets as well. The Company expects net revenues from Japan as a percentage of net revenues to continue to fluctuate from period to period in part as a result of currency fluctuations. The Company's business is subject to risks generally associated with doing business abroad, such as foreign government regulations, economic conditions, currency fluctuations, duties and taxes, political unrest and disruptions or delays in shipments. These factors, among others, could influence the Company's ability to sell its merchandise in international markets. If any such factors were to render the conduct of the business in a particular country undesirable or impracticable, there could be a material adverse effect on the Company's business, financial condition and results of operations. In addition, the majority of the Company's sales are derived from the U.S., and most of the Company's current information on buying patterns and customer preferences are based on its customers in the U.S. As a result, predicting foreign consumer demand may be more difficult for the Company than predicting U.S. consumer demands. There can be no assurance that the Company's merchandise or marketing efforts will be successful in foreign markets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Growth Strategy."

     Catalog Distribution. The Company attempts to deliver its catalogs to its customers at timely seasonal intervals. The distribution of such catalogs is performed by the Company's third-party printers. As a result, the timely distribution of such catalogs may be affected by factors beyond the Company's control. In the past, the Company has experienced disruptions in the mailing of catalogs and minor postal delays, which resulted in revenue shortfalls. The Company may realize such delays and disruptions in the future. Failure of the Company to deliver catalogs on a timely basis could affect the demand for the Company's products and could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."



     Other Revenue Risk. The Company currently derives significant revenues from integrated programs through which the Company distributes the marketing and promotional materials of other companies to its customers. In addition, the Company rents its customer lists to other catalog and consumer product companies. There are no significant incremental costs associated with such revenues, which directly result in improved operating results for the Company. There can be no assurance that the Company will continue its integrated programs or that the Company will continue to rent its customer lists. The failure to continue such programs could result in a decline in revenues and have a disproportionate impact on the Company's operating results.


     Order Fulfillment. The Company's ability to provide exceptional customer service and successfully fulfill orders depends, to a large extent, on the efficient and uninterrupted operation of its call center, distribution center, management information systems and on the timely performance of third parties, including shipping companies and the U.S. Postal Service. In early 1997, the Company consolidated the majority of its outbound shipping with the U.S. Postal Service, but the Company also continues to utilize several private shippers as well. There can be no assurance that the Company will receive adequate service from the U.S. Postal Service or such private shipping services. Any material disruption or slowdown in the Company's order processing or fulfillment systems resulting from telephone down times, electrical outages, mechanical problems, human error or accidents, strikes, work slowdowns, fire, natural disasters or comparable events could cause delays in the Company's ability to receive and distribute orders and could cause orders to be lost or to be shipped or delivered late. As a result, customers may cancel orders or refuse to receive goods due to late shipments, which could result in a reduction of net revenues and could mean increased administrative and shipping costs as well as increased inventory. Disruption in the Company's ability to fulfill its orders on a timely basis could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Customer Service and Fulfillment."

     Fluctuations in Postage and Paper Expenses. While the Company has historically passed on to customers the costs of overnight and ground delivery of merchandise, it has not passed on, and does not intend to pass on, the costs of catalog mailings and paper to its customers. Material increases in paper or catalog delivery costs or the inability to pass on the costs of overnight and ground delivery of merchandise could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Suppliers and Raw Materials."


     Dependence on Key Personnel. The Company believes that its success depends upon the efforts and abilities of its senior management team including Michael
G. Lederman, the Company's Chairman and Chief Executive Officer, and Scott A. Budoff, the Company's President and Chief Operating Officer. The loss of one or more of its key employees could have a material adverse effect on the Company. Several of the Company's key employees have working relationships with Messrs. Lederman and Budoff that predate their tenure with the Company. The departure of either of Mr. Lederman or Mr. Budoff could result in the departure of additional key employees. The Company has entered into employment agreements with Messrs. Lederman and Budoff which provide for, among other things, the Company to be a beneficiary of $1.0 million of life insurance benefits with respect to each of Messrs. Lederman and Budoff. See "Management -- Employment Agreements." In addition, the direct marketing and apparel experience of a significant number of the Company's senior management personnel is limited to their experience with the Company. The Company's future success will depend on the ability of the Company's management to both retain key managers and to employ additional qualified senior management. There can be no assurance that the Company will be successful in attracting or retaining qualified senior management.


     Competition. The children's and teen apparel market is highly competitive with few barriers to entry, and the Company expects competition in this market to increase. The Company's competitors include other children's apparel catalogers such as Biobottoms, Children's Wear Digest, Hanna Andersson and The Wooden Soldier, as well as traditional apparel manufacturers and retailers of children's clothing, including such brands as The Gap (including its Baby Gap, Gap Kids and Old Navy brands), Gymboree, L.L. Bean, Lands' End, OshKosh B'Gosh and J.C. Penney. With the introduction of zoe, the Company will also compete with teen apparel catalogers and retailers, including The Limited, Gadzooks, Delia's, The WetSeal, Urban Outfitters, Buckle and Charlotte Russe. Many of the Company's competitors are larger, have longer operating histories, substantially greater financial, distribution and marketing resources and significantly greater name recognition than the Company. Increased competition could result in pricing pressures, unexpected marketing expenditures and loss of market share, and could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the Company will be able to maintain or increase market share in the future.


     The Company expects that the direct marketing industry will be affected by technological changes in distribution and marketing methods, such as on-line catalogs, retail kiosks and Internet shopping. The Company believes its success will depend, in part, on its ability to adapt to new technologies and to respond to competitors' actions in these areas. Adapting to new technologies could require significant capital expenditures by the Company. There can be no assurance that the Company will remain competitive in response to technological changes. See "Business -- Competition."


     Dependence on Management Information Systems. The Company depends on its management information systems to process orders, provide rapid response to customer inquiries, manage inventory and accounts receivable collections, purchase and efficiently sell and ship products on a timely basis and maintain cost-efficient operations. During Summer 1996, the Company replaced and upgraded its systems and continuously makes certain changes and upgrades. It is common for system defects, shutdowns, slowdowns or other problems to occur in connection with conversion, or otherwise, to new data-processing equipment. While the Company has taken a number of precautions against certain events that could disrupt the operation of its management information systems, including in connection with systems upgrades, there can be no assurance that the Company will not experience systems failures or interruptions, which could have a material adverse effect on its business, financial condition and results of operations. The Company also depends on statistical models developed to measure the effectiveness of its marketing programs and on its employees who are knowledgeable about such models. The loss of employees knowledgeable about the Company's statistical models or a disruption in the Company's direct marketing operations could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Information Systems."



     Reliance on Unaffiliated Manufacturers. The Company currently relies on approximately 147 unaffiliated factories and suppliers to produce its products, with no one factory or supplier responsible for more than 5.0% of the Company's products in fiscal 1996 on a pro forma basis. The Company has no long-term contracts with its manufacturing sources and competes with other companies for production facilities and import quota capacity. In the event any of the Company's key manufacturers were unable or unwilling to continue to manufacture the Company's products, the Company would have to rely on other current manufacturing sources or identify and qualify new unaffiliated manufacturers. In such event, there can be no assurance that the Company would be able to qualify such manufacturers for existing or new products in a timely manner or that such manufacturers would allocate sufficient capacity to the Company in order to meet its requirements. Any significant delay in the Company's ability to obtain adequate supplies of its products from its current or alternative sources could materially and adversely affect the Company's business, financial condition and results of operations. There can be no assurance that these manufacturers will continue to produce products that are consistent with the Company's standards. In this regard, the Company has occasionally received, and may in the future receive, shipments of products from unaffiliated manufacturers that fail to conform to the Company's quality control standards. In such event, unless the Company is able to obtain replacement products in a timely manner, the Company risks the loss of revenue resulting from the sale of such products and related increased administrative and shipping costs. The failure of any key unaffiliated manufacturer to supply products that conform to the Company's standards could materially and adversely affect the Company's business, financial condition and results of operations, as well as its reputation in the marketplace. Although the Company believes that it has good relationships with its principal manufacturing sources, the Company's future success is substantially dependent upon its ability to maintain such relationships. If the Company experiences significant increased demand, which cannot be assured, or if an existing unaffiliated manufacturer needs to be replaced, the Company will need to significantly expand its manufacturing capacity, both from current and new manufacturing sources. There can be no assurance that such additional manufacturing capacity will be available when required on terms that are acceptable to the Company. See "Business -- Manufacturing" and "-- Suppliers and Raw Materials."



     International Suppliers. During the past 18 months, the Company purchased 33.6% of its merchandise directly from international vendors, and the Company expects that it will continue to purchase merchandise from international suppliers in the future. Accordingly, the Company's operations are subject to the customary risks of doing business abroad, including fluctuations in the value of currencies, export duties, quotas, work stoppages and, in certain parts of the world, political instability.



     Accounting for Acquired Customer Lists. The direct costs of acquired customer lists are deferred and amortized over a period of up to five years. The Company establishes amortization rates for these capitalized assets based on the anticipated attrition rate of its customers. Rates of amortization are compared from time to time with actual attrition rates in order to assess whether the amortization rates appropriately match the direct costs of acquired customer lists with the related sales. If the Company were to experience a material increase in customer attrition, it could be required to accelerate the rate of amortization of capitalized acquired customer lists expenditures. An increase in attrition rates could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


     Government Regulation. The Company's direct mail operations are subject to regulation by the U.S. Postal Service, the Federal Trade Commission and various national, state, local and private consumer protection and other regulatory authorities. In general, these regulations govern the manner in which orders may be solicited, the form and content of advertisements, information which must be provided to prospective customers, the time within which orders must be filled, obligations to customers if orders are not shipped within a specified period of time and the time within which refunds must be paid if the ordered merchandise is unavailable or returned. From time to time, the Company has modified its methods of doing business and its marketing operations in response to such regulation. To date, such changes have not had an adverse effect on the Company's business, financial condition or results of operations. However, there can be no assurance that future regulatory requirements or actions will not do so in the future. See "Business -- Environmental Issues."

     Dependence on Intellectual Property. There can be no assurance that the actions taken by the Company to establish and protect its trademarks and other proprietary rights will prevent imitation of its products and services or infringement of its intellectual property rights by others. In addition, there can be no assurance that others will not claim infringement by the Company or seek to block sales of the Company's products as violative of their trademark and other proprietary rights. See "Business -- Fulcrum's Portfolio of Brands" and "Business -- Intellectual Property."


     List Development and Maintenance. The Company mails catalogs to names in its proprietary housefile and to potential customers whose names are obtained from purchased and rented lists. In fiscal 1996 and the six months ended June 30, 1997, 50.8% and 41.0%, respectively, of the Company's catalogs were mailed to prospective customers and 49.2% and 59.0%, respectively, were mailed to names derived from the Company's housefile. Names derived from purchased or rented lists have historically generated lower response rates than names derived from the Company's housefile. Accordingly, the Company anticipates that overall response rates would decline if it increased its use of purchased and rented lists relative to its use of names from its housefile. However, the Company must also constantly update its mailing lists to identify prospective new customers. Failure to maintain an appropriate balance between mailing to prospective customers and maintaining response rates could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Marketing."

     State Sales and Use Tax. Many states impose taxes on the sale or use of products and the sale of certain services within the taxing state's borders. To the extent a seller of taxable products or services is subject to the jurisdiction of a taxing state, the state may impose a sales tax directly on the seller or may impose a duty on the seller to collect a sales or use tax from the seller's customers. A seller is generally considered subject to the jurisdiction of a taxing state for sales or use tax purposes when the seller has an in-state presence that is beyond de minimis. An in-state presence can include solicitation of orders for sales in the taxing state either in-person or through an employee or other agent. The Company currently collects and pays sales tax only with respect to shipments to the state of New Mexico. The Company has structured its operations so as to minimize the likelihood that it has more than a de minimis physical presence in any state other than New Mexico. However, if a state taxing authority determines that the Company has established more than a de minimis physical presence in that particular state, the Company could be obligated to collect a sales or use tax (or pay a sales tax in states that impose a tax on the seller) on some sales of its services and products. Should the Company be found liable by a state taxing authority for unpaid historical sales and use taxes, such liabilities could have a material adverse effect on the Company's business, financial condition and results of operations. From time to time, legislation has been introduced in the U.S. Congress that, if enacted into law, would impose a state sales or use tax collection obligation on out-of-state mail-order companies such as the Company. Enactment of any such legislation, or other changes in the basis on which sales and use taxes are applied, could have a material adverse effect on the Company's business, financial condition and results of operations.


     Control by Principal Stockholders. Based on shares of Common Stock outstanding as of June 30, 1997, upon completion of the Offering, Michael G. Lederman, the Chairman and Chief Executive Officer of the Company, will beneficially own, on an aggregate basis, 49.3% of Fulcrum Common Stock (53.0% assuming exercise of all options and warrants beneficially owned by him) and, as a result, will effectively control the election of directors of the Company and the outcome of all issues requiring a majority vote of stockholders of the Company. Based on shares of Common Stock outstanding as of June 30, 1997, upon completion of the Offering all officers and directors as a group will beneficially own, on an aggregate basis 70.5% of Fulcrum Common Stock, (74.2% assuming exercise of all options and warrants beneficially owned by them) and as a result, will control all issues submitted to a vote of the stockholders of the Company. The foregoing, may make it more difficult for a third party to acquire, and may discourage acquisition bids for, the Company and could limit the price that certain investors might be willing to pay for shares of Common Stock. See "Principal Stockholders" and "Description of Capital Stock."


     Anti-Takeover Provisions. Certain provisions of the Company's Amended and Restated Certificate of Incorporation and By-laws may make it more difficult for a third party to acquire, or may discourage acquisition bids for, the Company and could limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock. These provisions, among other things, (i) provide for a classified board of directors, (ii) require the affirmative vote of the holders of at least 66 2/3% of the shares to remove a director, and even then, only for cause (as defined in the Amended and Restated Certificate of Incorporation), (iii) require the affirmative vote of the holders of at least 66 2/3% of the shares to amend or repeal certain provisions of the Amended and Restated Certificate of Incorporation, (iv) require the affirmative vote of the holders of at least 66 2/3% of the shares or two-thirds of the members of the board of directors (the "Board") to amend or repeal the By-laws of the Company, (v) prohibit stockholders from taking action by written consent in lieu of a meeting, (vi) provide that meetings of stockholders may be called only pursuant to a resolution adopted by a majority of the Board or by the Chairman of the Board and (vii) establish an advance notice procedure before stockholder proposals may be brought before an annual meeting of the stockholders of the Company, including proposed nominations of persons for election to the Board. In addition, the rights of holders of Common Stock will be subject to, and may be adversely affected by, the rights of any holders of Preferred Stock that may be issued in the future without stockholder approval and that may be senior to the rights of the holders of Common Stock. Under certain conditions, Section 203 of the General Corporation Law of the State of Delaware could prohibit the Company from engaging in a "business combination" with an "interested stockholder" (in general, a stockholder owning 15% or more of the Company's outstanding voting stock) for a period of three years. See "Description of Capital Stock."


     Absence of Prior Public Market; Possible Volatility of Stock Price. There has been no public market for the Common Stock prior to the Offering, and there can be no assurance that an active public market for the Common Stock will develop or continue after the Offering. The initial public offering price for the Common Stock will be determined by negotiations among the Company and the representatives of the Underwriters. There can be no assurance that the market price of the Common Stock will not decline below the initial public offering price. The Company believes factors such as announcements by the Company and its competitors, quarterly variations in results of operations, changes in economic market conditions, changes in analysts' estimates and fluctuations in the stock market could cause the market price of the Common Stock to fluctuate significantly. Further, the stock market has historically experienced volatility that sometimes has been unrelated to operating performance. In addition, future sales of Common Stock by the Company's existing stockholders following the completion of the Offering and the expiration of the 180-day lock-up period applicable to all existing stockholders of the Company could have an adverse effect on the market price of the Common Stock. See "Shares Eligible for Future Sale" and "Underwriting."



     Shares Eligible for Future Sale. Upon completion of the Offering, the Company will have 11,076,648 shares of Common Stock outstanding. The 3,000,000 shares of Common Stock sold in the Offering will be freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), unless held by an "affiliate" of the Company, as that term is defined under Rule 144 of the Securities Act, which shares will be subject to certain resale limitations of Rule 144. In addition, certain existing stockholders, including holders of restricted Common Stock, have registration rights with respect to Common Stock held by them. In connection with the Offering, existing stockholders holding in the aggregate 8,076,648 shares (or 72.9% of total outstanding shares after the Offering) have agreed not to dispose of any shares for a period of 180 days from the date of this Prospectus, subject to certain limited exceptions, and the Company has agreed not to dispose of any shares (other than shares sold by the Company in the Offering or issuances by the Company of certain employee stock options and shares pursuant to exercise thereof) for a period of 180 days from the date of this Prospectus, without the prior written consent of Hambrecht & Quist LLC. Upon expiration of such 180-day period, 6,416,953 of these shares of Common Stock will be eligible for sale subject, in certain cases, to certain volume and other limitations of Rule 144 under the Securities Act applicable to "affiliates" of the Company. In addition, the Company intends to file a registration statement on Form S-8 under the Securities Act to register the sale of the 765,000 shares of Common Stock reserved for issuance under the Management Team Equity Plan (as defined). As a result, any shares issued upon exercise of stock options granted under such plans will be available, subject to limitations on sales by affiliates under Rule 144, for resale in the public market after the effective date of such registration statement, subject to applicable lock-up arrangements. No prediction can be made as to the effect, if any, that market sales of shares of Common Stock or the availability of shares of Common Stock for sale will have on the market price of the Common Stock from time to time. The sale of a substantial number of shares held by the existing stockholders, whether pursuant to a subsequent public offering or otherwise, or the perception that such sales could occur, could adversely affect the market price of the Common Stock and could materially impair the Company's future ability to raise capital through an offering of equity securities. See "Shares Eligible for Future Sale" and "Underwriting."



     Dilution. Investors in the Offering will incur an immediate dilution in net tangible book value per share of Common Stock of $7.35 (based on an assumed initial public offering price of $9.00). See "Dilution."

                                  THE COMPANY


     Fulcrum is a leading direct retailer of branded apparel, shoes and accessories for children, teens and young women up to 24 years of age. The Company's portfolio of brands includes After the Stork, Playclothes, Storybook Heirlooms, zoe, Little Feet, SunSkins, Discount Direct and a test of strategic alliance with Sears.



     In January 1993, NewStork, Inc. a New Mexico corporation ("NewStork"), purchased the business and assets, and assumed certain liabilities, of After the Stork, Inc., a New Mexico corporation and a wholly owned subsidiary of Specialty Catalog Corp., a Delaware corporation. After the Stork, Inc. was founded in 1980.



     On March 31, 1994, all of the outstanding stock of NewStork was acquired by FCP Direct, Inc., a Delaware corporation ("FCP Direct") and a wholly owned subsidiary of Fulcrum Capital Partners L.P., a Delaware limited partnership ("FCP"), for cash consideration of $2.7 million. Fulcrum was incorporated in February 1995 and in March 1995, FCP contributed to Fulcrum all common shares of FCP Direct. On December 30, 1995, to simplify Fulcrum's ownership structure, NewStork was merged into FCP Direct, and FCP Direct was merged into Fulcrum.



     In Spring 1995, Fulcrum developed its SunSkins brand and introduced the After the Stork brand in Japan. In Spring 1996, Fulcrum introduced Discount Direct and purchased a catalog customer list of 93,000 names from OshKosh B'Gosh. In Fall 1996, Fulcrum introduced its Little Feet brand in the U.S. and Japan.



     On December 31, 1996, the Company acquired, for $1.2 million plus the assumption of $350,000 of customer returns liabilities, certain assets relating to the Playclothes brand, previously part of a portfolio of brands marketed by The Walt Disney Company. Assets acquired included (i) all proprietary rights in the Playclothes brand name, (ii) the Playclothes customer list, (iii) a Canadian wholesale and license agreement, (iv) the right to mail Fulcrum's catalogs to The Disney Catalog's customers in 1997 and (v) certain immaterial inventory and fixed assets.



     In March 1997, the Company acquired a catalog list of 30,000 names from Gymboree Corporation. In June 1997, the Company acquired for $15.0 million, substantially all of the outstanding common stock of Storybook, a catalog retailer of girls' clothing, and the owner of the Just For Kids brand name and the Just For Kids housefile of 3.4 million names (which has not yet been validated by the Company or added to its housefile). In addition, the Company entered into an arrangement with Sears to test market the Company's brands to individuals from the Sears 20 million name housefile.



     The Company's executive offices are located at 4321 Fulcrum Way NE, Rio Rancho, New Mexico 87124-8447. Fulcrum's telephone number is (505) 867-7000, its toll-free order number is (888) 526-FLCM (526-3526) and its e-mail address is invest@fulcrumdirect.com.

                                USE OF PROCEEDS


     The net proceeds to be received from the sale of the 3,000,000 shares of Common Stock offered hereby at an assumed initial offering price of $9.00 per share are estimated to be $24,210,000 ($27,976,500 if the Underwriters' over-allotment option is exercised in full.) The Company intends to use the net proceeds (i) to repay $10.0 million principal amount of subordinated debt, plus accrued interest, (ii) to purchase trademarks in connection with certain of the Company's brands for approximately $1.75 million and (iii) to purchase the Company's headquarters, call center and distribution center for approximately $2.5 million in cash plus assumed liabilities. The Company intends to use the remainder of the net proceeds to fund its growth strategy, develop its existing and new brands, fund potential acquisitions and for working capital and general corporate purposes. The Company has not made a determination of the extent and amount of the net proceeds to be allocated to various aspects of working capital or general corporate purposes. Approximately $3.2 million of the net proceeds will be paid to certain officers and directors of the Company, and entities affiliated with them, in connection with the purchase by the Company of the trademarks and its headquarters, call center and distribution center. Approximately $1.4 million of the net proceeds out of the $10.0 million used to repay subordinated debt will be paid to directors of the Company with respect to debt owed to them. See "Certain Relationships and Related Transactions." The Company currently has no understandings, agreements or arrangements to make acquisitions. Pending the application of the net proceeds as described above, such net proceeds will be placed in short-term, interest-bearing investment grade securities.


                                DIVIDEND POLICY

     Since its inception, the Company has not declared or paid any cash or other dividends on its Common Stock and does not expect to pay dividends for the foreseeable future. The Company anticipates that for the foreseeable future, earnings, if any, will be reinvested in the business. The Company's existing loan agreements with its lenders generally restrict the Company's ability to pay dividends or make other distributions on its Common Stock without the prior approval of its lenders. The Company anticipates that any future credit facility or other indebtedness that the Company may enter into or incur may contain a similar restriction. The declaration and payment of dividends by the Company are subject to the discretion of the Board of Directors of the Company (the "Board"). Any future determination to pay dividends will depend on the Company's results of operations, financial condition, capital requirements, contractual restrictions and other factors deemed relevant by the Board.

                                 CAPITALIZATION


     The following table sets forth the consolidated capitalization of the Company (i) on an actual basis and (ii) as adjusted to give effect to the sale of the 3,000,000 shares of Common Stock offered hereby at an assumed initial public offering price of $9.00 per share and the application of the estimated proceeds therefrom. See "Use of Proceeds." This table should be read in conjunction with the Consolidated Financial Statements of the Company and the Notes thereto included elsewhere in this Prospectus.



                                                                      JUNE 30, 1997
                                                                 -----------------------
                                                                 ACTUAL      AS ADJUSTED
                                                                 -------     -----------
                                                                     (IN THOUSANDS)
        Short-term debt........................................  $ 2,000       $ 2,000
        Current portion of long-term debt......................      399           399
        Long-term debt, net of current portion(1)..............   30,915        28,129
        Stockholders' equity:
             Preferred Stock, par value $0.01 per share;
               5,000,000 shares authorized; none issued or
               outstanding.....................................       --            --
             Common Stock, par value $0.01 per share;
               25,000,000 shares authorized; 8,076,648 shares
               issued and outstanding, actual; 11,076,648
               shares issued and outstanding, as adjusted(2)...       81           134
             Additional paid-in capital........................   20,035        49,805
             Accumulated deficit(3)............................   (6,926)       (8,233)
                                                                 -------       -------
               Total stockholders' equity......................   13,190        41,706
                                                                 -------       -------
                  Total capitalization.........................  $46,504       $72,234
                                                                 =======       =======


---------------

(1) The long-term debt, net of current portion, as adjusted, reflects the payment of the $10.0 million principal amount of subordinated debt (net of discount of $1.6 million) and the assumption of $5.6 million of liabilities in connection with the Company's purchase of its headquarters, call center and distribution center.



(2) Based on the number of shares outstanding as of June 30, 1997. Excludes (i) 765,000 shares of Common Stock reserved for issuance under the Option Plan, of which 404,350 shares were subject to options outstanding as of June 30, 1997 at a weighted average exercise price of $5.50 per share and (ii) warrants to purchase 1,576,810 shares of Common Stock outstanding as of June 30, 1997 at a weighted average exercise price per share of $2.32. See "Management -- Stock Option Plan" and Note 5 of Notes to Consolidated Financial Statements. Includes, as adjusted, the sale of 3,000,000 shares of Common Stock.



(3) The accumulated deficit, as adjusted, reflects the effect of an extraordinary item representing the write-off of unamortized debt discount of $1.0 million, net of taxes, the write-off of deferred financing costs of $0.3 million, net of taxes, and the differences between the fair market values and historical costs of the purchases from related parties of trademarks of $1.1 million and the Company's headquarters of $1.2 million.

                                    DILUTION


As of June 30, 1997, the Company had a net tangible book value of approximately $(5,937,000), or $(0.74) per share of Common Stock. Net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of shares of Common Stock outstanding. Without taking into account any other changes in the net tangible book value after June 30, 1997, other than to give effect to the receipt by the Company of the net proceeds from the sale of the 3,000,000 shares of Common Stock offered hereby at an assumed initial public offering price of $9.00 per share, the pro forma net tangible book value of the Company as of June 30, 1997 would have been approximately $18,273,000, or $1.65 per share. This represents an immediate increase in net tangible book value of $2.39 per share to the existing stockholders and an immediate dilution of $7.35 per share to new investors. The following table illustrates this per share dilution:



    Assumed initial public offering price per share.....................             $9.00
         Net tangible book value per share before the Offering..........  $(0.74)
         Increase per share attributable to new investors...............    2.39
                                                                          ------
    Pro forma net tangible book value per share after the Offering......              1.65
                                                                                     -----
    Dilution per share to new investors.................................             $7.35
                                                                                     =====


     The following table summarizes, on a pro forma basis as of June 30, 1997, the differences between existing stockholders and the new investors with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid:


                                  SHARES PURCHASED          TOTAL CONSIDERATION
                               ----------------------     -----------------------     AVERAGE PRICE
                                 NUMBER       PERCENT       AMOUNT        PERCENT       PER SHARE
                               ----------     -------     -----------     -------     -------------
    Existing stockholders....   8,076,648       72.9%     $20,116,000       42.7%        $  2.49
    New investors............   3,000,000       27.1       27,000,000       57.3            9.00
                               ----------      -----      -----------      -----
              Total..........  11,076,648      100.0%     $47,116,000      100.0%
                               ==========      =====      ===========      =====



     The foregoing computations assume no exercise of stock options and warrants after June 30, 1997. As of June 30, 1997, there were outstanding stock options and warrants to purchase an aggregate of 1,981,160 shares of Common Stock at a weighted average exercise price of approximately $2.97 per share. If all of the foregoing options had been exercised at June 30, 1997, the net tangible book value per share of Common Stock at such date would have been $(0.01) and the pro forma net tangible book value per share after giving effect to the Offering would have been $1.85, representing an immediate dilution to new investors of $7.15 per share and an immediate increase in net tangible book value of $1.86 per share attributable to the Offering.

                      SELECTED CONSOLIDATED FINANCIAL DATA


     The selected consolidated financial data set forth below has been derived from the financial statements of the Company set forth elsewhere in this Prospectus (except Consolidated Selected Operating Data), which has been prepared in accordance with generally accepted accounting principles. The following selected data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and Notes appearing elsewhere in this Prospectus. The data at December 31, 1993, December 31, 1994, December 30, 1995 and December 28, 1996 and for each of the fiscal periods ended December 31, 1993, December 31, 1994, December 30, 1995 and December 28, 1996 are derived from the Company's Consolidated Financial Statements which have been audited by Arthur Andersen LLP, independent public accountants, which Consolidated Financial Statements are included elsewhere herein.



                                                                PERIOD OF
                                             PERIOD OF          MARCH 16,
                                          JANUARY 27, 1993         1994
                                            (INCEPTION)        (INCEPTION)       FISCAL YEAR ENDED           SIX MONTHS ENDED
                                              THROUGH            THROUGH     --------------------------  ------------------------
                                            DECEMBER 31,       DECEMBER 31,  DECEMBER 30,  DECEMBER 28,   JUNE 30,     JUNE 30,
                                         1993 (PREDECESSOR)        1994          1995          1996         1996         1997
                                         ------------------    ------------  ------------  ------------  -----------  -----------
                                                                              (IN THOUSANDS EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS
  DATA(1):
  Net revenues..........................      $ 11,432           $ 11,997      $ 28,581      $ 36,457      $16,815      $23,111
  Gross profit..........................         5,431              6,910        15,370        20,891        9,290       13,661
  Income (loss) from operations.........       (1,380)                293         1,057           843(2)      (402)      (4,915)(2)
  Income (loss) before cumulative effect
    of change in accounting principle...         (989)                 91           320           406(2)      (280)      (5,124)(2)
  Cumulative effect of change in
    accounting principle(3).............            --                 --            --            --           --       (1,802)
  Net income (loss)(3)..................      $  (989)           $     91      $    320      $    406(2)   $  (280)     $(6,926)(2)
                                               =======            =======       =======       =======      =======      =======
  Pro forma net loss(3).................      $     --           $    (41)     $   (189)     $   (755)(2)   $  (590)    $(6,926)(2)
                                               =======            =======       =======       =======      =======      =======
  Net income (loss) per common and
    common equivalent share before
    cumulative effect of change in
    accounting principle(3)(5)..........      $ (1.32)           $   0.02      $   0.04      $  (0.02)(2)   $ (0.07)    $ (0.62)(2)
                                               =======            =======       =======       =======      =======      =======
  Cumulative effect of change in
    accounting principle per common and
    common equivalent share(3)..........            --                 --            --            --           --      $ (0.22)
  Net income (loss) per common and
    common equivalent share(3)(5).......      $ (1.32)           $   0.02      $   0.04      $  (0.02)(2)   $ (0.07)    $ (0.84)(2)
                                               =======            =======       =======       =======      =======      =======
  Pro forma net loss per common and
    common equivalent share(3)(5).......      $     --           $  (0.01)     $  (0.03)     $  (0.16)(2)   $ (0.11)    $ (0.84)(2)
                                               =======            =======       =======       =======      =======      =======
  Weighted average number of common and
    common equivalent shares
    outstanding(4)......................           750              5,476         5,781         8,266        7,708        8,294
CONSOLIDATED SELECTED OPERATING DATA(1):
  Total catalogs mailed.................            --(6)          11,083(7)     14,841        15,544(8)     6,078       14,051(2)
  Net revenues per catalog..............            --(6)        $   1.08(7)   $   1.93      $   2.35      $  2.77      $  1.64(2)



                                                               DECEMBER 31,  JANUARY 12,    JANUARY 1,
                                                                   1994          1996          1997
                                                               ------------  ------------  ------------
  Housefile names(9)....................                              710         1,021         3,040
  Active customers(10)..................                              347           471         1,049



                                            DECEMBER 31,       DECEMBER 31,  DECEMBER 30,  DECEMBER 28,                JUNE 30,
                                         1993 (PREDECESSOR)        1994          1995          1996                      1997
                                         ------------------    ------------  ------------  ------------               -----------
                                                                            (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA(1):
  Cash and cash equivalents.............      $    477           $    112      $    196      $    140                   $ 4,727
  Working capital.......................         1,525                900         3,227         9,934                    15,212
  Total assets..........................         3,426              5,023        14,860        25,565                    59,874
  Long-term debt, net of current
    portion.............................           713                 39           702        11,754                    30,915
  Total stockholders' equity............           784              2,190         5,817         7,923                    13,190


---------------

 (1) Financial information relating to the fiscal periods prior to January 27, 1993, relate to Specialty Catalog Corp. (the "SC Information"), the owner of After the Stork prior to NewStork Inc. NewStork, Inc. was a New Mexico corporation formed on January 27, 1993 and was a predecessor to the Company. The Company is not authorized to reprint the SC Information herein, however such information may be obtained by potential investors as part of the public securities filings of Specialty Catalog Corp. The Company does not incorporate such information herein and makes no claims regarding the accuracy or completeness of such information. See "The Company."


 (2) Includes nonrecurring Playclothes start up expenses of $338 and $2,116 before taxes for the fiscal year ended December 28, 1996, and the six months ended June 30, 1997, respectively. Specifically, a significant portion of the fiscal 1997 expenses relate to the mailing of approximately
     3.9 million catalogs to test the Playclothes housefile. Such catalogs have been excluded herein for purposes of comparison. See Note 2.p. of Notes to Consolidated Statements.


 (3) As of December 29, 1996, the Company changed its policy of capitalizing list rental costs in connection with the Storybook Acquisition. Storybook has historically followed a policy of expensing such costs as incurred and, while practices may vary, the Company has decided to conform to Storybook's practices and expense such costs as incurred. The pro forma net loss and net loss per common and common equivalent share represent those amounts as if the new accounting policy had been applied in all the periods presented. See Note 2.i. of Notes to Consolidated Financial Statements.


 (4) See Note 2 of Notes to Consolidated Financial Statements for an explanation of the determination of shares used in computing net income per share.


 (5) Calculated after deducting Preferred Stock dividends of $60, $583 and $291 for fiscal 1995, fiscal 1996 and for the six month period ended June 30, 1996, respectively. Prior to December 28, 1996, all shares of Preferred Stock were called or converted to Common Stock.


 (6) Not available.


 (7) Includes catalogs mailed by, and net revenues (unaudited) of, the Company's predecessor for the period January 1, 1994 through March 15, 1994. Net revenues during this period were $934.


 (8) Excluding Playclothes catalogs mailed by The Walt Disney Company in 1996.


 (9) Housefile names include both historical purchasers and catalog inquirers but exclude the Just For Kids list of 3.4 million names (which has not been validated by the Company or added to its housefile).


(10) Active customers include customers who have purchased from one of the Company's brands within the preceding 24-month period.

                  UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS



     The following unaudited pro forma statements of operations have been prepared by combining the historical consolidated financial statements of the Company for the fiscal year ended December 28, 1996 and the six months ended June 30, 1997 with the historical statements of operations of Storybook for the fiscal year ended December 28, 1996 and the six months ended June 27, 1997, respectively, and give effect to the Storybook Acquisition and the related financing which were completed as of June 27, 1997 and June 30, 1997, respectively.



     The Company believes that the pro forma adjustments give appropriate effect to the assumptions described in the notes to the unaudited pro forma financial statements and that the adjustments are properly applied in the pro forma financial statements, and provide a reasonable basis for presenting all the significant effects of the Storybook Acquisition by the Company. The acquisition related adjustments include (i) inclusion of the historical statements of operations of Storybook, (ii) the allocation of the purchase price for the Storybook Acquisition and (iii) the impact of the financing related to the Storybook Acquisition.



     The unaudited pro forma statements of operations have been prepared based upon available information and on the assumptions described in the notes thereto and include assumptions relating to the allocation of the consideration paid for the assets and liabilities of Storybook based on preliminary estimates of fair value. The Company expects that the significant assets in the final allocation will be goodwill, trademarks, inventory and customer lists and that there will be no significant additional liabilities.



     The unaudited pro forma statements of operations should be read in conjunction with the respective financial statements of the Company and Storybook and notes thereto included elsewhere in this Prospectus. Certain reclassifications among line items have been made to Storybook's historical income statements and balance sheets to conform with Fulcrum's financial statement presentation. The unaudited pro forma condensed statements of operations are not necessarily indicative of what the consolidated statement of operations actually would have been had the transactions occurred at January 1, 1996, nor are they indicative of the results of future operations of the Company.

                  UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS



                                                                              FISCAL YEAR ENDED DECEMBER 28, 1996
                                                               ------------------------------------------------------------------
                                                            FULCRUM         STORYBOOK
                                                           HISTORICAL       HISTORICAL     ADJUSTMENTS           PRO FORMA
                                                           ----------       ----------     -------------         ----------
                                                                          (IN THOUSANDS EXCEPT PER SHARE DATA)
Net revenues.............................................. $   36,457        $30,948       $       --           $   67,405
Cost of goods sold........................................     15,566         15,109               --               30,675
                                                           ----------        -------          -------           ----------
Gross profit..............................................     20,891         15,839               --               36,730
Advertising and catalog costs.............................      7,089          6,246               --               13,335
General and administrative expenses.......................     12,621          7,547            1,019(a)(b)(c)      21,187
Nonrecurring Playclothes start up costs...................        338             --               --                  338
                                                           ----------        -------          -------           ----------
Income (loss) from operations.............................        843          2,046           (1,019)               1,870
Other income..............................................        866            278               --                1,144
Interest expense..........................................       (820)          (153)          (1,010)(d)           (1,983)
Other expense.............................................       (253)            --               --                 (253)
                                                           ----------        -------          -------           ----------
Income (loss) before income taxes.........................        636          2,171           (2,029)                 778
Income tax expense (benefit)..............................        230            766             (528)(e)              468
                                                           ----------        -------          -------           ----------
Net income (loss)......................................... $      406        $ 1,405       $   (1,501)          $      310
                                                           ==========        =======          =======           ==========
Net income (loss) applicable to common stockholders....... $     (177)(f)    $ 1,405       $   (1,501)          $     (273)(f)
                                                           ==========        =======          =======           ==========
Pro forma net income (loss) applicable to common
  stockholders............................................ $     (755)(c)(g) $ 1,405       $   (1,501)          $     (851)(c)(f)(g)
                                                           ==========        =======          =======           ==========
Weighted average number of common and common equivalent
  shares outstanding......................................      8,266                                                9,931
                                                           ==========                                           ==========
Net loss per common and common equivalent shares.......... $    (0.02)                                          $    (0.03)
                                                           ==========                                           ==========
Pro forma net loss per common and common equivalent
  shares.................................................. $    (0.16)(c)(g)                                    $    (0.14)(c)(g)
                                                           ==========                                           ==========



                                                                                  SIX MONTHS ENDED JUNE 30, 1997
                                                                  ---------------------------------------------------------------
                                                                   FULCRUM       STORYBOOK
                                                                  HISTORICAL     HISTORICAL    ADJUSTMENTS             PRO FORMA
                                                                  ----------     ---------     -----------             ----------
                                                                               (IN THOUSANDS EXCEPT PER SHARE DATA)
Net revenues....................................................  $   23,111      $14,963        $    --               $   38,074
Cost of goods sold..............................................       9,450        6,994             --                   16,444
                                                                  ----------      -------        -------               ----------
Gross profit....................................................      13,661        7,969             --                   21,630
Advertising and catalog costs...................................       7,303        3,700             --                   11,003
General, and administrative expenses............................       9,157        4,039            510(a)(b)(c)          13,706
Non recurring Playclothes start up costs........................       2,116           --             --                    2,116
                                                                  ----------      -------        -------               ----------
Income (loss) from Operations...................................      (4,915)         230           (510)                  (5,195)
Other Income....................................................         371           --             --                      371
Interest expense................................................      (1,022)         (70)          (505)(d)               (1,597)
Other expense...................................................          --         (179)            --                     (179)
                                                                  ----------      -------        -------               ----------
Loss before income taxes and cumulative effect of change in
  accounting principle..........................................      (5,566)         (19)        (1,015)                  (6,600)
Income tax benefit..............................................        (442)          (3)          (269)(e)                 (714)
                                                                  ----------      -------        -------               ----------
Loss before cumulative effect of change in accounting
  principle.....................................................  $   (5,124)     $   (16)       $  (746)              $   (5,886)
                                                                  ==========      =======        =======               ==========
Pro forma net loss before cumulative effect of change in
  accounting principle..........................................  $   (5,124)     $   (16)       $  (746)              $   (5,886)
                                                                  ==========      =======        =======               ==========
Weighted average number of common and common equivalent shares
  outstanding...................................................       8,294                                                9,959
                                                                  ==========                                           ==========
Loss per common and common equivalent shares before cumulative
  effect of change in accounting principle......................  $    (0.62)                                          $    (0.59)
                                                                  ==========                                           ==========
Pro forma net loss per common and common equivalent share before
  cumulative effect of change in accounting principle...........  $    (0.62)                                          $    (0.59)
                                                                  ==========                                           ==========



        NOTES TO UNAUDITED PRO FORMA CONDENSED STATEMENTS OF OPERATIONS



(a) Represents amortization of a trademark which is being amortized using the straight-line method over 15 years.


(b) Represents goodwill amortization of $9,264 on a straight-line basis over 20 years.


(c) Represents amortization of customer lists of $626 on a straight line basis over five years. As of December 29, 1996, the Company changed its policy of capitalizing list rental costs in connection with the Storybook Acquisition. Storybook has historically followed a policy of expensing such costs as incurred and, while practices may vary the Company has decided to conform to Storybook's practices and expense such costs as incurred.


(d) Represents interest expense incurred as a result of the June Whitney Investment.


(e) Reflects the impact of pro forma adjustments at applicable statutory tax rates and goodwill amortization on a straight-line basis of $9,264.


(f) Calculated after deducting Preferred Stock dividends of $583.


(g) The pro forma net loss and net loss per common and common equivalent share represent those amounts as if the new accounting policy had been applied in all the periods presented. See Note 2.i. of Notes to Consolidated Financial Statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     The following discussion and analysis should be read in conjunction with "Selected Consolidated Financial Data" and the Company's Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus. Except for the historical information contained herein, the discussion in this Prospectus contains forward-looking statements that involve risks and uncertainties, such as statements of the Company's plans, objectives, expectations and intentions. The cautionary statements made in this Prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this Prospectus. The Company's actual results could differ materially from those discussed here and will differ materially as a result of the Storybook Acquisition. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and in the section entitled "Risk Factors," as well as those discussed elsewhere in this Prospectus.


OVERVIEW


     Since 1994, Fulcrum has introduced eight brands through in-house development and acquisition, and expanded its business by entering new geographic markets, testing a strategic alliance and adding new customer names through list acquisition and rental. In March 1994, Fulcrum acquired the After the Stork brand and, by fiscal year-end 1994, remerchandised and repositioned the catalog. Simultaneously with repositioning After the Stork, the Company began employing sophisticated housefile regression modeling techniques to improve its housefile and prospect response rates and increase its investment in customer prospecting and reactivation. In Spring 1995, Fulcrum developed its SunSkins line of sun protective clothing and introduced the After the Stork brand in Japan. In Spring 1996, Fulcrum introduced Discount Direct, a catalog liquidation vehicle for its children's brands, and purchased the OshKosh B'Gosh catalog customer list, which consisted of 93,000 names. In Fall 1996, Fulcrum also introduced its Little Feet brand in the U.S. and Japan.



     In December 1996, Fulcrum acquired the Playclothes brand name and related customer information and other assets from a subsidiary of The Walt Disney Company for $1.2 million plus the assumption of customer return liabilities estimated at $350,000. During the second half of 1996, Fulcrum began to remerchandise and reposition Playclothes which included increasing its design staff, and expanding its call center and distribution center. In January 1997, the Company mailed its first issue of Playclothes in the U.S. and Japan. Under Playclothes' previous owner, historical net revenues related to the Playclothes brand for 1994, 1995 and 1996 were $36.6 million, $33.3 million and $28.8 million, respectively. Fulcrum acquired certain specific assets rather than an ongoing business, and any future revenues will be largely dependent on the Company's ability to understand the needs and predict the response of the existing customers of Playclothes, as well as its ability to attract new customers and to integrate the Playclothes product line into the Company's facilities and distribution systems. As a result, historical net revenues generated by the Playclothes catalog may not be indicative of future net revenues.



     In June 1997, the Company completed the acquisition of substantially all of the capital stock of Storybook Heirlooms, Inc., a catalog retailer of girls' clothing and the owner of the Just for Kids brand name and the Just for Kids customer list of 3.4 million names (which have not yet been validated by the Company or added to its housefile). The Company plans to integrate Storybook by:
(i) eliminating redundant corporate staff including select executives and accounting, human resources, and marketing and manufacturing staffs, (ii) consolidating duplicate distribution center and call center facilities primarily into Fulcrum's Rio Rancho, New Mexico facility and the closing of the Foster City, California facility; and (iii) consolidating corporate printing, freight, toll-free phone service and credit card processing contracts, manufacturing and merchandising. The success of the Storybook Acquisition will depend primarily on the Company's ability to successfully integrate and consolidate Storybook Heirlooms, which will require substantial management, financial and other resources and may pose risks with respect to sales, customer service and market share. See "Risk Factors -- Integration of Storybook Acquisition."

     In addition, the Company has also recently acquired a catalog list of 30,000 names from Gymboree Corporation and entered into an arrangement with Sears to test market the Company's brands during the second half of 1997 to select individuals from the over 20 million customer file of Sears.


RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, selected items from the Company's statement of operations expressed as a percentage of net revenues. Any trends reflected by the following table may not be indicative of future results.


                                                            PERCENTAGE OF NET REVENUES
                                       --------------------------------------------------------------------
                                         PERIOD OF
                                       MARCH 16, 1994
                                        (INCEPTION)          FISCAL YEAR ENDED          SIX MONTHS ENDED
                                          THROUGH       ---------------------------   ---------------------
                                        DECEMBER 31,    DECEMBER 30,   DECEMBER 28,   JUNE 30,     JUNE 30,
                                            1994            1995           1996         1996         1997
                                       --------------   ------------   ------------   --------     --------
Net revenues.........................       100.0%          100.0%         100.0%       100.0%       100.0%
Cost of goods sold...................        42.4            46.2           42.7         44.8         40.9
                                            -----           -----          -----        -----        -----
Gross profit.........................        57.6            53.8           57.3         55.2         59.1
Advertising and catalog costs........        38.7            18.0           19.4         21.1         31.6
General and administrative
  expenses...........................        16.5            32.1           34.7         36.5         39.6
Nonrecurring Playclothes start up
  costs..............................          --              --            0.9           --          9.2
                                            -----           -----          -----        -----        -----
Income (loss) from operations........         2.4             3.7            2.3         (2.4)       (21.3)
Other income.........................         0.4             0.6            2.4          3.7          1.6
Interest expense.....................        (0.5)           (2.7)          (2.2)        (2.5)        (4.4)
Other expense........................        (0.9)             --           (0.7)        (1.5)          --
                                            -----           -----          -----        -----        -----
Income (loss) before income taxes and
  cumulative effect of change in
  accounting principle...............         1.4             1.6            1.7         (2.6)       (24.1)
Income tax expense (benefit).........         0.7             0.5            0.6         (0.9)        (1.9)
                                            -----           -----          -----        -----        -----
Net income (loss) before cumulative
  effect of change in accounting
  principle..........................         0.8             1.1            1.1         (1.7)       (22.2)
                                            =====           =====          =====        =====        =====
Cumulative effect of change in
  accounting principle, net of tax
  benefit............................          --              --             --           --         (7.8)
                                            -----           -----          -----        -----        -----
Net income (loss)....................         0.8             1.1            1.1         (1.7)       (30.0)
                                            =====           =====          =====        =====        =====
Net income (loss) applicable to
  common stockholders................         0.8%            0.9%          (0.5)%       (3.4)%      (30.0)%
                                            =====           =====          =====        =====        =====



COMPARISON OF SIX MONTHS ENDED JUNE 30, 1996 AND JUNE 30, 1997



     Net revenues. Net revenues increased 37.4% from $16.8 million in the first six months of fiscal 1996 to $23.1 million in the first six months of fiscal 1997. Net revenues increased as a result of (i) the Company's introduction of a newly merchandised and positioned Playclothes brand, (ii) the roll out of Little Feet and (iii) an increase in domestic circulation for After the Stork. The increase in net revenues was partially offset by a decrease in net revenues from Japan due largely to adverse currency exchange rate fluctuations. Despite the increase in net revenues, net revenues per catalog mailed decreased 40.8% from $2.77 to $1.64 (after reducing circulation by 3.9 million catalogs mailed to test the newly acquired Playclothes customer list) primarily due to lower response rates than experienced in the prior year due to test mailing the Playclothes catalog, expansion of After the Stork circulation and the decline in Japanese order volume due to adverse currency exchange rate fluctuations.



     Gross profit. Gross profit, which is net of merchandise cost, inbound freight and design, development, manufacturing and production costs, among other things, increased 47.1% from $9.3 mil-lion in the first six months of fiscal 1996 to $13.7 million in the first six months of fiscal 1997 while gross margin increased from 55.2% to 59.1% for the same periods. This increase was due primarily to a shift in product mix towards higher margin merchandise and improved management of the manufacturing process. This increase was partially offset by the decrease in net revenues in Japan, where products are sold at higher retail prices. The Company expects that lower gross margins will be associated with revenues from zoe, as it consists of popular third-party branded products, which are typically associated with lower margins than the proprietary branded products primarily sold in the Company's other catalogs.



     Advertising and catalog costs. Advertising and catalog costs, which consist of all direct mail costs, including printing, paper, postage, fixed catalog creative costs, list rental expense and other advertising expenses increased by 105.7% from $3.6 million in the first six months of fiscal 1996 to $7.3 million in the first six months of 1997. This increase was primarily a result of the change in accounting for list rental expense, investments made to expand its customer base through increased domestic circulation of After the Stork and an advertising campaign launched in Japan to acquire new customer names for the After the Stork and Playclothes catalogs and to refine the Playclothes database. These costs were partially offset by a decrease in catalog production costs per book as a result of economies of scale and improved management.



     General and administrative expenses. General and administrative expenses, which consist of distribution center, facilities, order entry, customer service and staffing and administrative overhead costs associated with brand management, marketing and analytical services, information services, finance, accounting and human resources, increased 49.1%, from $6.1 million in the first six months of fiscal 1996 to $9.2 million in the first six months of fiscal 1997. This increase was due to investments in management, training, facilities, and systems to support expansion of the Company's portfolio of brands and initiation of the Company's wholesale operations, which are expected to commence operations in fiscal 1998. Partially offsetting the increase in fixed costs were (i) an improvement in variable cost pricing per package primarily attributable to lower shipping costs and (ii) variable cost efficiency gains achieved by shipping fewer packages per order. These improvements represent the benefits experienced from the investment in management, infrastructure and systems. The Company does not believe that the increase in general and administrative expenses represents a material trend.



     Non-recurring Playclothes start-up costs. The Company incurred start up costs for the Playclothes Acquisition of $2.1 million in the first six months of fiscal 1997. The Walt Disney Company ceased operations relating to the Playclothes brand prior to the acquisition of the Playclothes assets, and as a result, significant costs were incurred to restaff, improve the assets and start up the Playclothes business. This amount in the first six months of 1997 included the costs of recruiting, training and moving employees and other costs associated with the start up of the Playclothes operation. Also included were expenses which represented list testing costs. These costs were additional costs related to advertising and catalogs used to establish detailed prospecting history and confirm customer response rates contained in the purchased customer list.



     Other income. Other income includes state training grants and interest income from marketable securities. Other income decreased from $629,000 in the first six months of fiscal 1996 to $371,000 in the first six months of fiscal 1997, primarily as a result of a $347,000 gain attributable to the sale of marketable securities in the first six months of fiscal 1996.



     Interest expense. Interest expense increased from $412,000 in the first six months of fiscal 1996 to $1.0 million in the first six months of fiscal 1997. This increase was primarily a result of the issuance of $10.0 million principal amount of subordinated debt in October 1996 and increases in amounts outstanding under the Company's credit facility and capitalized lease obligations, partially offset by lower interest rates.



     Other expense. Other expense of $253,000 in the first six months of fiscal 1996 consisted primarily of relocation expenses of the Company's operations. In the first six months of fiscal 1997, there were no other expenses.

     Provision (benefit) for income taxes. Provision (benefit) for income taxes increased from a benefit of $158,000 in the first six months of fiscal 1996 to a benefit of $442,000 in the first six months of fiscal 1997 due to operating losses incurred by the Company largely associated with non-recurring expenses and a valuation adjustment to the Company's net operating loss carry forwards.



     Cumulative effect of change in accounting principle, net of tax benefit. Effective as of January 1, 1997, the Company has changed its policy of capitalizing list rental costs. This change was made in accordance with Storybook's policy of expensing such costs as incurred. Furthermore, while practices vary, the Company has decided to expense these costs as incurred. The cumulative effect of the change was recorded as of December 29, 1996 and approximated $(1.8 million) or $(0.22) per share, net of tax benefit of $1.2 million.


COMPARISON OF FISCAL YEARS 1995 AND 1996


     Net revenues. Net revenues increased 27.6%, from $28.6 million in fiscal 1995 to $36.5 million in fiscal 1996. Net revenues increased primarily as a result of (i) changes in merchandise mix, (ii) select price increases and an increase in the proportion of Japanese orders which historically have had a higher average order size than domestic orders and (iii) use of housefile regression modeling techniques to refine mailings and an increase in Japanese circulation. Notably, while net revenues increased by 27.6%, circulation increased by only 4.7% from 14.8 million in fiscal 1995 to 15.5 million in fiscal 1996, increasing net revenue per catalog mailed by 21.8% from $1.93 to $2.35, respectively. Net revenues were also positively affected by the introduction of the Company's Discount Direct and Little Feet catalogs in Spring and Fall 1996, respectively.



     Gross profit. Gross profit increased 35.9% from $15.4 million in fiscal 1995 to $20.9 million in fiscal 1996, while gross margin increased from 53.8% to 57.3% in the same period. This increase was due primarily to the Company's ability to spread certain fixed costs over a larger revenue base. Additionally, by bringing the management of the manufacturing process in-house in fiscal 1995, the Company has over time been able to reduce merchandise costs, improve inventory controls, improve product quality (which reduces return rates) and reduce inbound freight rates.



     Advertising and catalog costs. Advertising and catalog costs, which consist of all direct mail costs, including printing, paper, postage and fixed catalog creative costs, increased by 37.9% from $5.1 million in fiscal 1995 to $7.1 million in fiscal 1996. This increase was primarily a result of increased circulation in Japan and an unexpected mailing delay caused by a third-party printer.



     General and administrative expenses. General and administrative expenses increased by 37.6%, from $9.2 million in fiscal 1995 to $12.6 million in fiscal 1996. This increase was due to the Company's decision to invest in infrastructure in order to take advantage of its opportunities for possible future growth in new markets and channels, as well as to integrate new brands. As a result in fiscal 1995 and fiscal 1996, the Company made a substantial investment in infrastructure. Operating expenses also increased in fiscal 1996 as the Company added management personnel and infrastructure to its marketing, design, development, merchandising, manufacturing and production departments in anticipation of the introduction of its Playclothes and zoe brands. The Company does not believe that the increase in general and administrative expenses represents a material trend.



     Non-recurring Playclothes start-up costs. The Company incurred start up costs for the Playclothes Acquisition of $338,000 in the last six months of 1996. The Walt Disney Company ceased operations relating to the Playclothes brand prior to the Playclothes Acquisition and as a result, significant costs were incurred to restaff, improve the assets and start up the Playclothes business. This entire amount represents the costs of recruiting, training and moving employees and other costs associated with the start up of the Playclothes operation.



     Other income. Other income includes income from state training grants and, in fiscal 1996, the realization of a gain on the disposition of marketable securities. Other income increased from $177,000 in fiscal 1995 to $869,000 in fiscal 1996. This increase was primarily attributable to a full year's utilization of the state training grants and a one-time gain attributable to the sale of marketable securities.



     Interest expense. Interest expense increased from $762,000 in fiscal 1995 to $820,000 in fiscal 1996. This increase was primarily a result of the issuance of $10.0 million principal amount of subordinated debt in October 1996 and increases in the Company's credit facilities and capitalized lease obligations, partially offset by reduced interest rates on the Company's revolving credit facility.



     Other expense. Other expense increased from $1,000 in fiscal 1995 to $256,000 in fiscal 1996. Other expense consisted primarily of operations relocation expenses.



     Provision (benefit) for income taxes. Provision (benefit) for income taxes increased from an expense of $151,000 in fiscal 1995 to an expense of $230,000 in fiscal 1996 primarily due to increased profit before income taxes.



COMPARISON OF MARCH 16, 1994 (INCEPTION) THROUGH DECEMBER 31, 1994 AND FISCAL YEAR 1995



     Net revenues. Net revenues increased 138.2%, from $12.0 million in fiscal 1994 to $28.6 million in fiscal 1995. Net revenues increased primarily due to increases in catalog productivity and in circulation, as well as the inclusion of a full year of results, the introduction of the Company's SunSkins brand and the introduction of catalog mailings in Japan in Spring and Summer 1995, respectively. Net revenues per catalog mailed increased 78.7% from $1.08 to $1.93 in calendar year 1994, primarily as a result of changes in product mix, select price increases and the use of housefile regression modeling techniques to refine mailing. Circulation increased 33.3% from 11.1 million catalogs in calendar 1994 to 14.8 million catalogs in fiscal 1995, which was attributable to the Company's investments in new customer lists and increased mailings to existing customers, as well as the inclusion of a full year of results. The Company increased circulation based on its belief that its housefile had previously been undermailed.



     Gross profit. Gross profit increased by 122.4% from $6.9 million in fiscal 1994 to $15.4 million in fiscal 1995, while gross margins decreased from 57.6% to 53.8%. This decrease was primarily attributable to increased investment in infrastructure made by the Company in connection with its decision to bring the management of the manufacturing process in-house, and to clearance programs undertaken in an effort to improve inventory mix. The decrease was partially offset by the remerchandising and repositioning of the After the Stork Fall/Winter 1994 catalog, which reduced merchandise costs and return rates.



     Advertising and catalog costs. Advertising and catalog costs, which consist of all direct mail costs, printing, paper, postage and fixed catalog creative costs, increased by 10.9% from $4.6 million in fiscal 1994 to $5.1 million in fiscal 1995 but decreased as a percentage of net revenues from 38.7% in fiscal 1994 to 18.0% in fiscal 1995. The dollar increase in costs was due to increased circulation, partially offset by a decrease in paper prices and more efficient shipping and distribution processes, while the decrease as a percentage of net revenues was the result of the ability to spread costs over a larger revenue base.



     General and administrative expenses. General and administrative expenses increased by 363.4%, from $2.0 million in fiscal 1994 to $9.2 million in fiscal 1995. This increase was the result of higher customer service and distribution costs attributed to the Company's commitment to improve customer satisfaction following the acquisition of After the Stork. Additionally, the Company began to make substantial investments in new systems and facilities in fiscal 1995, of which the full year impact was not recognized until fiscal 1996.



     Other income. Other income increased from $52,000 in fiscal 1994 to $177,000 in fiscal 1995. This increase was partially attributable to dividend income from marketable securities acquired in fiscal 1995 and the benefits from state training grants, as well as the inclusion of a full year of results.

     Interest expense. Interest expense increased from $63,000 in fiscal 1994 to $762,000 in fiscal 1995 primarily as a result of increased outstanding debt balances, as well as the inclusion of a full year of results.



     Provision (benefit) for income taxes. Provision for income taxes increased from an expense of $79,000 in fiscal 1994 to an expense of $151,000, due to increased profit before income taxes.

SELECTED QUARTERLY RESULTS OF OPERATIONS


     The following table sets forth certain unaudited statements of operations data for the ten quarters ended June 30, 1997, as well as such data expressed as a percentage of the Company's net revenues for the periods indicated. This data has been derived from unaudited financial statements that, in the opinion of the Company, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such information when read in conjunction with the Company's Consolidated Financial Statements and Notes thereto.



                                                                    QUARTER ENDED
                    -------------------------------------------------------------------------------------------------------------
                                   FISCAL 1995                                  FISCAL 1996                       FISCAL 1997
                    ------------------------------------------   ------------------------------------------   -------------------
                    MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 30,   MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 28,   MAR. 29,   JUNE 30,
                      1995       1995       1995        1995       1996       1996       1996        1996       1997       1997
                    --------   --------   ---------   --------   --------   --------   ---------   --------   --------   --------
                                                                   (IN THOUSANDS)
Net revenues......   $3,995     $5,411     $ 7,370    $11,805     $7,157     $9,658     $ 7,223    $12,419    $13,006    $10,105
Cost of goods
  sold............    1,962      2,734       3,121      5,394      3,421      4,104       3,213      4,828      5,481      3,969
                     ------     ------      ------    -------     ------     ------      ------    -------    -------    -------
Gross profit......    2,033      2,677       4,249      6,411      3,736      5,554       4,010      7,591      7,525      6,136
Advertising and
  catalog costs...    1,037        744       1,631      1,730      1,407      2,143       1,353      2,186      2,912      4,391
General and
  administrative
  expenses........    1,342      1,797       2,266      3,766      2,420      3,722       2,447      4,032      5,176      3,981
Nonrecurring
  Playclothes
  start up
  costs...........       --         --          --         --         --         --          --        338        353      1,763
                     ------     ------      ------    -------     ------     ------      ------    -------    -------    -------
Income (loss) from
  operations......     (346)       136         352        915        (91)      (311)        210      1,035       (916)    (3,999)
Other income......        1         14          20        142        116        513         132        108        185        186
Interest
  expense.........      (50)      (117)       (342)      (253)      (231)      (181)       (150)      (258)      (503)      (519)
Other expense.....       --         --          --         (1)        (3)      (250)         --         (3)        --         --
                     ------     ------      ------    -------     ------     ------      ------    -------    -------    -------
Income (loss)
  before income
  taxes and
  cumulative
  effect of change
  in accounting
  principle.......     (395)        33          30        803       (209)      (229)        192        882     (1,234)    (4,332)
Income tax benefit
  (expense).......      134        (11)        (10)      (264)        75         83         (69)      (319)        90        352
                     ------     ------      ------    -------     ------     ------      ------    -------    -------    -------
Net Income (loss)
  before
  cumulative
  effect of change
  in accounting
  principle.......   $ (261)    $   22     $    20    $   539     $ (134)    $ (146)    $   123    $   563    $(1,144)    (3,980)
                     ======     ======      ======    =======     ======     ======      ======    =======    =======    =======
Cumulative effect
  of change in
  accounting
  principle, net
  of tax
  benefit.........       --         --          --         --         --         --          --         --     (1,802)        --
                     ------     ------      ------    -------     ------     ------      ------    -------    -------    -------
Net income
  (loss)..........   $ (261)    $   22     $    20    $   539     $ (134)    $ (146)    $   123    $   563    $(2,946)   $(3,980)
                     ======     ======      ======    =======     ======     ======      ======    =======    =======    =======

                                                             PERCENTAGE OF NET REVENUES
                     -----------------------------------------------------------------------------------------------------------
Net revenues......    100.0%     100.0%      100.0%     100.0 %    100.0%     100.0%      100.0%     100.0%     100.0%     100.0%
Cost of goods
  sold............     49.1       50.5        42.3       45.7       47.8       42.5        44.5       38.9       42.2       39.3
                     ------     ------      ------    -------     ------     ------      ------    -------    -------    -------
Gross profit......     50.9       49.5        57.7       54.3       52.2       57.5        55.5       61.1       57.8       60.7
Advertising and
  catalog costs...     26.0       13.8        22.1       14.7       19.7       22.2        18.7       17.6       22.4       43.5
General and
  administrative
  expenses........  33.6...       33.2        30.8       31.9       33.8       38.5        33.9       32.5       39.7       39.4
Nonrecurring
  Playclothes
  start up
  costs...........       --         --          --         --         --         --          --        2.7        2.7       17.4
                     ------     ------      ------    -------     ------     ------      ------    -------    -------    -------
Income (loss) from
  operations......     (8.7)       2.5         4.8        7.7       (1.3)      (3.2)        2.9        8.3       (7.0)     (39.6)
Other income......      0.1        0.3         0.2        1.2        1.6        5.3         1.9        0.9        1.4        1.8
Interest
  expense.........     (1.3)      (2.2)       (4.6)      (2.1)      (3.2)      (1.9)       (2.1)      (2.1)      (3.9)      (5.1)
Other expense.....       --         --          --         --         --       (2.6)         --         --         --         --
                     ------     ------      ------    -------     ------     ------      ------    -------    -------    -------
Income (loss)
  before income
  taxes and
  cumulative
  effect of change
  in accounting
  principle.......     (9.9)       0.6         0.4        6.8       (2.9)      (2.4)        2.7        7.1       (9.5)     (42.9)
Income tax benefit
  (expense).......      3.4       (0.2)       (0.1)      (2.2)       1.0        0.9        (1.0)      (2.6)       0.7        3.5
                     ------     ------      ------    -------     ------     ------      ------    -------    -------    -------
Net income (loss)
  before
  cumulative
  effect of change
  in accounting
  principle.......     (6.5)       0.4         0.3        4.6       (1.9)      (1.5)        1.7        4.5       (8.8)     (39.4)
                     ======     ======      ======    =======     ======     ======      ======    =======    =======    =======
Cumulative effect
  of change in
  accounting
  principle, net
  of tax
  benefit.........       --         --          --         --         --         --          --         --      (13.8)        --
                     ------     ------      ------    -------     ------     ------      ------    -------    -------    -------
Net income
  (loss)..........     (6.5)%      0.4%        0.3%       4.6 %     (1.9)%     (1.5)%       1.7%       4.5 %    (22.6)%    (39.4)%
                     ======     ======      ======    =======     ======     ======      ======    =======    =======    =======

     The Company's business is subject to seasonal fluctuations. Given the Company's historical results, and the historical strength of Storybook's first quarter results, management anticipates that the majority of the Company's net revenues will be derived from the first and fourth quarters. As a result, the Company expects its sales and results of operations generally to be lower in the second and third quarters than in the first and fourth quarters of each fiscal year, which include Easter, Back-to-School and Holiday purchases. The Company believes that this seasonality will continue in the future. The Company's quarterly results may fluctuate as a result of numerous factors, including the timing, quantity and cost of catalog mailings, the response rates to such mailings, the timing of merchandise deliveries, market acceptance of the Company's merchandise (including new merchandise categories or products introduced), the mix, pricing and presentation of products offered and sold, the hiring and training of additional personnel, the timing of other revenues such as integrated program and mail list rental revenues, the timing of inventory writedowns, the incurrence of other operating costs and factors beyond the Company's control, such as general economic conditions and actions of suppliers and competitors. Accordingly, results of operations in any quarter will not necessarily be indicative of the results that may be achieved for a full fiscal year or any future quarter. The Company maintains a policy of deferring the recognition of costs of mailings and amortizing those costs over the seasons in which associated revenues will be recognized. Results of operations are affected not only by the seasonality of the Company's net revenues, but also by seasonal variations in product mix, the fixed portion of the Company's operating expenses and the building of additional infrastructure in anticipation of the Company's growth plans.



     The decrease in net revenues and gross profits, and the increased operating loss in the second quarter of fiscal 1997 compared with the first quarter of fiscal 1997 were primarily the result of decreased catalog productivity due to broad circulation of the remerchandised and repositioned Playclothes catalog required to test the Playclothes database and a decrease in net revenues from Japan due to adverse currency rate fluctuations to which the Company responded by decreasing Japanese catalog circulation. Net revenues also declined due to seasonal fluctuations. The increase in advertising and catalog production costs and general and administrative expenses as a percentage of net revenues in the second quarter of fiscal 1997 compared with the first quarter of fiscal 1997 was primarily the result of increased expenses resulting from brand start-up costs that are expensed as incurred, and spread over lower net revenues. Additionally, effective as of January 1, 1997, the Company has changed its policy of capitalizing list rental costs. This change was made in accordance with Storybook's policy of expensing such costs as incurred. Furthermore, while practices vary, the Company has decided to expense these costs as incurred. The cumulative effect of the change was recorded as of December 29, 1996 and approximated $3.0 million or $0.38 per share, net of tax benefit of $1.2 million. The net loss for the first quarter of fiscal 1997, as compared with net income for the fourth quarter of fiscal 1996 was primarily the result of increased expenses supporting the start-up of the Company's remerchandised and repositioned Playclothes brand and new zoe brand.



     The relatively constant net revenues in the third and fourth quarters of fiscal 1996 over the comparable quarters in fiscal 1995, were the result of a number of factors, including (i) the retail slowdown in July and the shift in summer vacations to August caused by the Olympics, (ii) the "wear now" consumer trend in the U.S. resulting in the delay of Back-to-School purchases from August until after Labor Day, (iii) an unexpected mailing delay in November caused by production problems at one of the Company's third-party printers, coupled with a post office delay caused by the U.S. presidential elections and (iv) the shorter Holiday season between Thanksgiving and Christmas in fiscal 1996 as compared to fiscal 1995.



     The Company capitalizes a portion of advertising and catalog costs including: catalog development, printing, paper and catalog mailing expenses, and amortizes these expenses in relation to catalog revenues from each catalog mailing, generally over 12 weeks. The Company's general, and administrative expenses are also affected by toll-free telephone expense and outbound shipping costs, which are also related to revenues. As a result, the variable portion of advertising and catalog costs and general and administrative expense has and may continue to fluctuate with net revenues.

LIQUIDITY AND CAPITAL RESOURCES

     Fulcrum has historically funded its operations through a combination of funds generated from operations, bank credit facilities and the private sales of debt and equity securities. Working capital requirements generally precede the realization of net revenues. The Company draws on its working capital line to produce its catalogs and increase inventory levels in anticipation of future demand and to help ensure faster fulfillment of customer orders. A portion of the Company's working capital needs for inventory and services are met by increased accounts payable, extended payment terms and the establishment of trade credit arrangements.


     Net cash used by operating activities was $5.7 million, $5.3 million and $8.2 million, in fiscal 1995, fiscal 1996 and the six months ended June 30, 1997, respectively. The decrease in fiscal 1996 compared with fiscal 1995 was primarily due to increased cash flow generated by operations partially offset by increased investment in management personnel, training and customer name acquisition. The increase for the six months ended June 30, 1997 was primarily due to non-recurring Playclothes start-up costs, additional advertising programs than in the prior year and an increase in inventory relating to Fall circulation.



     Purchases of certain assets were $800,000, $2.5 million and $4.2 million in fiscal 1995, fiscal 1996 and for the six month period ended June 30, 1997, respectively. These expenditures were primarily related to investments in the Company's facilities leased for its headquarters, call center, distribution center and information systems.



     In June 1997, the Company completed a private placement of $10.0 million in subordinated debt (the "1997 Notes") with WSDF and affiliates of Arnold Greenberg and Patrick K. Sullivan, directors of the Company, and $10.0 million of Common Stock with WEP and affiliates of Messrs. Greenberg and Sullivan. The June Whitney Investment was completed in connection with the Storybook Acquisition. The 1997 Notes bear interest at a rate of 10.101% and have a seven-year balloon payment. However, $7.0 million is required to be repaid within five days of the Offering. See "Use of Proceeds." The Company will incur an extraordinary expense of approximately $946,000 in connection with debt extinguishment in the period in which such amount is repaid. See Note 3 of Notes to Consolidated Financial Statements.



     In October 1996, Fulcrum completed a private placement of $10.0 million in subordinated debt (the "J.H. Whitney Note") and $2.0 million in Common Stock, and warrants to purchase common stock with the Whitney Subordinated Debt Fund, and the Whitney Equity Fund affiliate and two directors of the Company to fund working capital. The J.H. Whitney Note bears interest at a rate of 10.101% and has a seven-year balloon payment. However, $3.0 million is required to be repaid within five days of an initial public offering, and such prepayment is therefore specified as a use of proceeds of the Offering. The Company will incur an extraordinary expense of approximately $668,000 in connection with debt extinguishment in the period in which such amount is repaid. See Note 3 of Notes to Consolidated Financial Statements.



     In December 1996, the Company entered into an agreement with SunWest Bank of Albuquerque, a subsidiary of NationsBank, to expand its credit facility effective January 1, 1997, and subsequently amended on April 7, 1997 to increase the borrowing limit from $10.0 million to $15.0 million. The Company's credit facility bears interest at either a rate of 0.5% over the bank's corporate base rate or 3.1% above LIBOR, at the Company's election. The Company has elected to use 3.1% above LIBOR through September 30, 1997, which was 5.63% as of August 1, 1997. This credit facility also includes the right to borrow up to $2.0 million for the purpose of issuing standby and commercial letters of credit and is secured by the assets of the Company. The line of credit expires May 31, 1999. As of June 30, 1997, the Company had outstanding $9.6 million under this line of credit.


     The Company believes that its existing lines of credit, available cash (including the net proceeds of the Offering) and cash flow from operations will be sufficient to support its capital requirements through at least fiscal 1998. The Company may be required to seek additional sources of funds in the future, and there can be no assurance that such funds will be available on satisfactory terms or at all. Failure to obtain such financing on a timely basis could have a material adverse effect on the Company's business, financial condition and results of operations.


NET OPERATING LOSSES


     As of June 30, 1997, on a tax basis, the Company had net operating losses of $2.8 million, which may be used to reduce the Company's future income taxes. Of this amount $800,000 relates to the periods prior to the acquisition of NewStork, Inc. by FCP Direct, Inc., the successor to the Company by merger. The Internal Revenue Service has issued a ruling, which the Company is currently appealing. This ruling would have the effect of reducing the Company's pre-acquisition net operating losses by up to approximately $500,000. Until such time as the net operating losses are fully utilized, a higher percentage of cash generated from operations will be available than would be available if the Company were unable to use the net operating losses to reduce its taxable income. See Note 8 of Notes to Consolidated Financial Statements.


INFLATION

     Results of operations have not been significantly affected by inflation since inception. The Company, in the normal course of business, has been able to offset the impact of increased costs through operating efficiencies and selected price increases.

                                    BUSINESS

OVERVIEW


     Fulcrum is a leading catalog retailer of branded apparel, shoes and accessories for children, teens and young women up to 24 years of age. The Company's strategy is to capitalize on the large opportunity in the children's and teen apparel catalog market by building a portfolio of distinct brands targeting discrete market segments. The Company's portfolio of brands includes After the Stork, Playclothes, Storybook Heirlooms, Little Feet, zoe, SunSkins, Discount Direct, and a test of a new strategic alliance with Sears. The Company believes that its portfolio of brands combined with its strong customer relationships provide unique cross marketing opportunities that allow the Company to increase customers' lifetime value and decrease customer acquisition costs. As of June 30, 1997, the Company's housefile included 4.4 million names of which 1.4 million had made at least one purchase from one of the Company's brands in the last 24 months. See also "The Company."



     Fulcrum intends to continue growing its portfolio of brands by: maximizing the potential of its brands through targeted marketing, mailing and merchandising; developing new brands that appeal to its growing customer base through in-house brand creation and strategic alliances; developing new markets and product categories that leverage the Company's large database and strong customer relationships; and pursuing strategic acquisitions. Since 1995, the Company has made significant investments in its management team and infrastructure platform, which it believes positions the Company to support substantial growth.



THE CHILDREN'S AND TEEN APPAREL CATALOG MARKET



     With the large "baby boom" generation maturing and having children, the younger segments of the U.S. population have increased in numbers in recent years. According to the U.S. Bureau of the Census, this "echo boom" generation of children, teens and young adults up to age 24 was projected to be at 95 million in 1997 and is anticipated to grow to over 100 million by 2005. The echo boom generation comprises more than one-third of the total U.S. population. Furthermore, the U.S. Bureau of the Census estimates annual birth rates will remain constant at the historically high level of approximately 3.8 million new births each year until at least 2005.



     The U.S. Bureau of Census has reported a significant increase in dual-income families. In 1994, 61.7% of married women with children under age six and 75.5% of married women with children ages six to 13, worked (as compared with 36.7% and 51.8%, respectively, in 1975). The trend of more births to time-constrained working mothers has resulted in increased demand for children's direct marketing companies that can provide convenient shopping at home or work, 24 hours a day, 365 days a year.



     According to NPD Research, Inc. ("NPD"), in 1996, U.S. children and teen apparel catalog purchases represented only 2.9% or $791.0 million of total children's and teen apparel purchases of $26.9 billion, which compares to women's apparel catalog purchases of 9.6% of total women's apparel purchases of $85.1 billion. Since women are largely responsible for, or significantly influence, children and teen apparel purchase decisions, the Company believes that over time, the penetration for children's and teen catalog sales should grow to more closely approximate the percentage of women's apparel catalog purchases.


GROWTH STRATEGY


     The Company's strategy is to build on its strong customer relationships by offering a broad portfolio of branded apparel, shoes and accessories targeting children's and teen apparel markets. The following are key elements of this strategy:



     Maximize Each Brand. The Company strives to maximize the potential of each of its brands by developing strong customer relationships and by cross marketing across multiple brands. The Company employs the Fulcrum Formula, a unique brand management philosophy, to build these relationships. See "-- Brand Management Philosophy."

     Develop New Brands. The Company develops targeted brands designed to appeal to newly defined and evolving segments of its strong customer base through in-house brand creation and strategic alliances. Recent examples include the Company's creation and roll-out of Little Feet and zoe and a test of a strategic alliance with Sears. See "-- Fulcrum's Portfolio of Brands."



     Develop New Markets. The Company is constantly evaluating new geographic markets, distribution channels and product categories to leverage and extend its strong customer relationships. Recent examples include the testing and introduction of several of the Company's brands in Japan, in new wholesale channels and retail outlets and on the Internet. The Company is also evaluating new product categories such as costumes, dolls, cosmetics and bedding.



     Pursue Strategic Acquisitions. As part of the Company's portfolio strategy, it continuously evaluates the strategic fit of potential acquisition candidates to leverage its customer relationships and grow its housefile. Recent examples include the Playclothes Acquisition and the Storybook Acquisition.


BRAND MANAGEMENT PHILOSOPHY


     The Company builds strong relationships with its customers and their families through execution of the Fulcrum Formula. The Company believes that through consistent execution of the Fulcrum Formula, it increases customer satisfaction, market penetration, customer lifetime value and the intrinsic value of each of its Company's brands. Key elements of the Fulcrum Formula are to (i) understand the Company's target customer, (ii) promise a superior product and shopping experience, (iii) deliver exceptional customer service and fulfillment, (iv) measure and analyze the performance of the Company's branded offerings and (v) refine and improve the product and shopping experience.


                         [THE FULCRUM FORMULA GRAPHIC]

     Understand the Customer. By thoroughly understanding customers' needs and expectations, Fulcrum strives to continuously improve its branded offerings, increase the efficiency of its mailings through targeted marketing and identify new product and market opportunities for brand extensions and new brand development. The Company regularly refines its understanding of customers' needs and expectations by using sophisticated statistical modeling and segmentation techniques; soliciting feedback from its customers; and performing detailed market research, focus group studies and surveys.

     Promise a Superior Product and Shopping Experience. The Company targets specific segments of the children's and teen catalog apparel market with distinctive branded offerings. Each brand has its own voice that is communicated to the target customer through all elements of the catalog, including merchandise selection, price points, product quality, layout, lifestyle photography, catalog production quality, copy and service policies, such that a highly relevant convenient shopping experience is expected.



     Deliver Exceptional Customer Service and Fulfillment. The Company believes that exceeding customer expectations is the key to building customers relationships, attracting new customers, increasing customer lifetime value and reducing operating costs. The Company strives to provide each customer with prompt, knowledgeable and courteous customer service, and rapid order fulfillment. The Company's employee training programs, call center, systems, order fulfillment, unconditional return policy and strict operating procedures are designed to carry out this strategy.


     Measure and Analyze Performance. The Company devotes substantial time and resources to data collection and measurement and analysis of performance. The Company uses advanced systems to evaluate historical offer performance, customer feedback, product performance, sales trends, customer demand, inventory positions, customer returns and projected sales. The Company also conducts ongoing analyses of its competitors. These analyses are used to make mailing and merchandise decisions and to test new product categories and brand extensions.

     Refine and Improve the Product and Shopping Experience. The Company believes that continuous refinement of the shopping experience is required in order to provide the highest level of customer satisfaction. The Company continuously refines its catalog mailing plans and merchandise mix based on ongoing measurement and analysis of performance.

OPERATING STRATEGY

     The Company believes that focused execution is critical to its success. Following are key elements of Fulcrum's operating strategy:


     Mail Smarter. The Company's overall mailing strategy is to increase circulation while improving each brand's contribution to operating results. The Company seeks to optimize customer mailings by utilizing sophisticated modeling techniques to increase revenues from catalogs mailed to each segment of its housefile. The Company also intends to lower the investment per new customer acquired by utilizing its proprietary marketing model techniques and entering into strategic alliances.


     Expand and Refine the Merchandise Offer. The Company regularly evaluates and refines merchandise categories in order to generate additional sales per order. For example, the Company has expanded its existing categories of basics, boys' clothing and swimwear and has added new categories of counter-seasonal items, outerwear, special event wear, costumes, dolls and accessories.


     Expand Geographic Reach. The Company seeks to continue to develop select international markets, which to date have included the introduction of After the Stork, Playclothes, Storybook Heirlooms, zoe and Little Feet in Japan. The Company also offers its catalogs through internationally published catalogs-of-catalogs to identify new geographic markets.



     Develop New Distribution Channels. The Company believes that by extending certain brands and product lines to select wholesale channels in the U.S., Fulcrum can increase its brand awareness and overall product distribution. For example, the Company recently introduced its SunSkins brand into select retail channels and is evaluating the potential for distribution of its other brands through select wholesale channels. The Company also plans to utilize the Internet as a vehicle for brand building, to communicate with existing customers by e-mail, to identify new customers and to provide a convenient shopping forum.



     Leverage New Infrastructure. Since 1995, the Company has made significant investments in its call center, distribution center, management information systems and operating equipment. Fulcrum believes that its infrastructure is capable of supporting substantial growth and delivering significant operating leverage and efficiencies. Furthermore, Fulcrum's facilities are modularly expandable to provide the Company with the flexibility to accommodate future growth.

FULCRUM'S PORTFOLIO OF BRANDS


     Fulcrum was founded in 1994 to build a portfolio of brands to capitalize on the significant growth opportunity in the children's apparel catalog market. Fulcrum's investments in its portfolio of brands, housefile, management team and infrastructure were made to provide the Company with significant operating leverage. The Company's portfolio approach enables it to leverage its customer relationships by cross mailing a broad base of brands targeting specific customers' fashion and price point needs. Each of the Company's brands has a dedicated brand team comprised of a brand manager, brand merchandise manager and a catalog creative manager. The Company's brand team approach ensures a fresh, relevant presentation of its products from season to season, while at the same time maintaining the consistent and distinctive voice of each brand.



     The Company's brands target well-educated, middle to upper, dual-income parents with children and teens up to 12 years old and girls ages 10 to 24 years old. The Company's brands cover a broad range of children and teen apparel merchandise categories, including sweaters, shirts, pants, dresses, jumpers, underwear, hosiery, shoes, sleepwear, swimwear, outerwear, accessories, personal care products, costumes, bedding, dolls and related accessories. The following is a brief overview of each of the Company's brands and its test of a new strategic alliance:



     After the Stork. After the Stork, first published in 1980, presents a high quality, value-priced, brand to customers interested in purchasing basic and classically styled clothing made primarily of natural fibers. After the Stork products are durable and most are 100% cotton, unisex and are generally available in broad color assortments. The Company's demographic surveys indicate that the typical After the Stork customer is a college-educated 25 to 44 year old married woman with a household income over $50,000 and children up to 10 years old. Most After the Stork customers reside either in urban areas or in rural regions where retail choices are more limited. The Company mailed 15.2 million After the Stork catalogs in fiscal 1996 in 17 distinct editions.



     Playclothes. Playclothes, first published in 1991 by The Walt Disney Company, presents a high quality, value-priced, branded offering of outfits designed to appeal to customers who want to add fashionable, every day clothing to their children's wardrobes. Boys and girls apparel is clearly differentiated, and the merchandise selection is directed more toward girls than boys. The Company believes that the novelty look of much of the Playclothes merchandise is especially appealing to specialty store and boutique shoppers. The Company's demographic surveys indicate that the typical Playclothes customer is a 25 to 40 year old married woman with a household income over $40,000 and children two to 12 years old. Most Playclothes customers reside in suburban areas and are specialty store and boutique shoppers. As of January 1997, the addition of Playclothes to the Fulcrum portfolio created a large cross mailing opportunity as less than 25% of the Playclothes housefile names overlapped with the Company's existing house file. The Walt Disney Company mailed 18.2 million Playclothes catalogs in twelve editions in 1996. The Company mailed its first edition of the Playclothes catalog in January 1997 to prospective customers in the U.S. and Japan.



     Storybook Heirlooms. Storybook Heirlooms mailed its first catalog in September 1990 and was acquired by the Company in June 1997. Storybook Heirlooms presents an array of fashionable and dressy, upscale outfits and accessories for girls ages two to 12 years. The goal of the Storybook Heirlooms catalog is to "make little girls' dreams come true" through the presentation of unique, feminine specialty dresses and accessorized outfits in a romanticized setting. The Storybook Heirlooms brand is designed to offer special occasion outfits for events including holiday parties and costume days, weddings and communions. Storybook Heirlooms' typical customer is a 25 to 55 year old working mother with a household income of $92,000; however, over 34% of Storybook Heirlooms customer base extends to customers who have household incomes of less than $45,000. Storybook Heirlooms mailed 10.4 million catalogs in fiscal 1996 in 14 distinct editions.

     zoe. zoe, which the Company recently developed and first mailed in August 1997, presents a broad assortment of popular branded basic and fashionable outfits and accessories for Generation Y girls, ages 10 to 24. The Company believes that zoe provides the Company an attractive opportunity to target a new, older age segment of its market that can significantly leverage its customer relationships with mothers. zoe merchandise is sourced primarily from leading designers. Pending the results of zoe's test mailing, the Company may expand its mailing of the zoe catalog in 1998. See "Risk Factors -- Brand Development and Strategic Alliance Risks."



     Little Feet. Little Feet was first published in Fall 1996. The Company believes Little Feet is the only national footwear catalog exclusively for children. Little Feet offers a broad, mid-priced selection of basic and fashion shoe styles and a limited selection of coordinating hosiery, outerwear and apparel items. The Company's demographic surveys indicate that the typical Little Feet customer is a 25 to 44 year old married woman with children ages six months to 12 years. The Company believes that Little Feet appeals to a broad cross section of Fulcrum customers, as well as to the customers of other children's catalogs. Following an introductory mailing of approximately 400,000 catalogs in fiscal 1996, the Company is expanding circulation of Little Feet in fiscal 1997.



     SunSkins. The SunSkins line was developed by the Company in 1995 in recognition of its customers' desire to protect their families from the sun. The SunSkins line is made from a fabric which blocks in excess of 97% of the sun's harmful UV rays. With skin cancer rates on the rise, federal agencies have issued strong warnings to parents to protect their children from even routine daily exposure to the sun. The Company markets SunSkins through its own catalogs, as well as through other direct marketing channels and select U.S. and international wholesale channels.



     Discount Direct. Discount Direct, the Company's "Warehouse Sale by Mail," was first published in Spring 1996 and serves as a direct mail liquidation vehicle for its brands. Discount Direct offers the Company's customers reduced prices on discontinued merchandise and is circulated in a variety of formats including a full size catalog, inserts in the Company's full-price catalogs and as inserts in packages shipped to customers. The Company mails Discount Direct as it determines appropriate to manage inventory. The Company also liquidates merchandise through clearance versions of its other branded catalogs.



     Sears. The Company and Sears have arranged to test market certain of the Company's brands to select individuals from the over 20 million name customer file of Sears, who are not existing customers of the Company. The catalogs will be substantially similar to the Company's catalogs, but have a distinct cover with the Sears logo. Pending the results of this test, the Company may enter into a definitive strategic alliance with Sears. See "Risk Factors -- Brand Development and Strategic Alliance Risks."



     Just For Kids. In connection with the Storybook Acquisition, the Company acquired the Just For Kids brand and the Just For Kids customer list of 3.4 million names (which the Company has not yet validated or added to its housefile). The Just For Kids brand was acquired by Storybook from The Walt Disney Company in 1996. The Just for Kids brand is expected to present costumes, dolls and games catering to the year-round dress up and imagination play market. The Company is evaluating the Just For Kids brand to test the viability of this concept. Pending the results of test mailings, the Company may expand circulation of the Just For Kids brand.


COMPANY CULTURE

     Fulcrum's culture focuses on delivering total customer satisfaction, a goal shared by all employees at all levels of the Company. The Company believes that its people are its most important asset. The Company also believes that it is management's role to train front-line employees to assume high levels of responsibility, provide them with appropriate support, and thereby empower them to serve the Company's customers and achieve excellence. The Company instills in each employee a strong sense that each individual contributes to total customer satisfaction. The Company believes that its culture is best stated in its corporate belief statement:

                                WE BELIEVE . . .

                   OUR CUSTOMERS MUST BE SATISFIED, TOTALLY!

           EACH OF OUR FELLOW EMPLOYEES MUST BE TREATED WITH RESPECT
      We are dedicated to fostering a work environment where team harmony, individual growth opportunities and the dignity of every employee are paramount concerns.

                           WE MUST ACHIEVE EXCELLENCE
                 We are dedicated to being the best we can be.
        We will constantly redefine excellence and strive to achieve it.
                          We will not settle for less.

   THE QUALITY OF OUR FUTURE DEPENDS ON CONTINUED INVESTMENT IN OUR BUSINESS
                     We are dedicated to profitable growth.
    To create opportunities for our Company, we must invest ourselves in our business every day.

                         OUR SUPPLIERS ARE OUR PARTNERS
    We are dedicated to fostering mutually beneficial relationships with our suppliers.
                   We understand that our futures are linked.

                        WE MUST SUPPORT OUR COMMUNITIES
             We are dedicated to sharing our talents and resources to improve the communities in which we live and work.

PROPRIETARY HOUSEFILE


     As of June 30, 1997, the Company's housefile contained 4.4 million names, with 1.4 million active customers who have purchased at least once from one of the Company's brands in the last 24 months. The Company believes its housefile is the largest of any children's apparel catalog company. The Company is constantly refining and developing its housefile based on data collected from customer calls, mailings and orders, as well as the integration of new customer data purchased from select list brokers and list sources. The Company treats its customer list as a proprietary asset which has long-term strategic value. From time to time, however, the Company segments portions of its list to be rented to select parties at competitive rates which have and may include other leading consumer companies and other leading direct marketers.


MARKETING


     A principal component of the Company's success is its ability to build and maintain its housefile in order to obtain new customers, retain existing customers and build brand recognition. The following describes the Company's principal marketing activities.



     "Mining" the Housefile. The Company's housefile contains detailed information on each customer, including purchase history and demographic, geographic and psychographic data. This data is used by the Company's proprietary statistical models to rank each customer's likelihood of responding to a given offer, with the goal of increasing the contribution to operating results of each catalog mailing. The Company believes that its sophisticated statistical modeling and customer segmentation techniques provide it with a competitive advantage which allows it, over time, to improve net revenues per catalog mailed on a cost effective basis.



     Cross Marketing Opportunities. The Company employs proprietary cross mailing statistical models which allow it to leverage its housefile and acquired customer lists and thereby reduce the cost and risk of obtaining new customers. Beginning in 1997, the Company first applied these models to the After the Stork, Playclothes, Gymboree Corporation, Osh Kosh B' Gosh, and The Disney Catalog lists.

The Company believes that as its housefile grows and new brands are added to its portfolio, further leverage will be created. The Company continues to develop and test new models and identify new sources for prospective customers through strategic database alliances with other leading direct marketers.



     Obtaining New Customers. The Company's primary method for obtaining new customers is to mail catalogs to segmented lists that are determined likely to provide a positive contribution to operating results. The Company obtains the names of prospective customers through a variety of sources, including (i) strategic alliances with leading noncompetitive direct marketers, (ii) customer lists of children's product, adult apparel, and other lifestyle catalogs, rented on a one-time basis, (iii) compiled and participatory databases, (iv) subscribers of children and family-related magazines and (v) magazine and other advertisements. The use of these outside sources for names of prospective customers has been and is expected to continue to be a key component of the Company's efforts to attract new customers. Prospect mailings have historically generated lower revenues per catalog than names derived from the Company's housefile. Accordingly, the Company anticipates that overall revenues per catalog would decline if the Company increased the percentage mix of prospect names to housefile names in any given mailing plan. However, the Company must also constantly update its mailing lists by identifying new customer names and is committed to aggressively prospecting for new customers.


     The Company believes it has excellent list exchange relationships. During fiscal 1996, Fulcrum mailed 15.5 million catalogs, of which 50.8% were mailed to prospective customers, and 49.2% were mailed to existing customers from the Company's housefile.

     Customer Retention Programs. Fulcrum currently offers customers who have met certain purchase levels a specialized customer service program called the "Preferred Shopper Program." Services provided under the Preferred Shopper Program include a personal shopper, personalized follow-up letters and telephone calls and special promotions. The Company believes that this program, coupled with the Company's other customer service strategies, promotes greater customer loyalty and higher retention rates. The Company continuously tests new customer retention programs and strategies.

     Brand Building Efforts. The Company promotes its brands by providing editorial material to key print media, conducting ongoing direct media communications, providing the media with brand-specific press kits, conducting special promotional programs, and participating in new media, such as the Internet. The Company publishes a newsletter that provides information, services and promotional opportunities to certain customers and activities and contests for their children. Fulcrum is also testing its website as a means to build brand awareness.

     Integrated Marketing Programs. Another aspect of the Company's marketing strategy is to sell advertising space in its catalogs to well-known consumer product companies. These programs bring advertising and merchandising together in a single format, providing the Company with advertising revenue while at the same time closely associating the Company's brands with well-known consumer product brands, such as All, BeechNut, Cheer, Dannon and Snuggle.

MERCHANDISING AND PRODUCT DESIGN


     The merchandising process starts with a detailed analysis of the Company's sales history to establish projected sales levels, an assortment plan and gross margin targets. Fulcrum's marketing and merchandising groups work closely together to forecast gross merchandise dollars by merchandise category. The merchandising and design teams develop merchandise lines by studying prior sales, extensive customer feedback analyses of prior season's merchandise offerings, customer and merchandiser feedback, reviewing competitor catalogs, visiting retail stores, surveying trend magazines, evaluating fabric lines and attending industry shows to determine worldwide market trends. Based on this research and analysis, trends and color themes are developed, fabric and prints are selected and products are designed and selected by each brand's merchandise manager.



     The Company's brands consist of a broad assortment of children's and teen apparel merchandise categories, including sweaters, shirts, pants, dresses, jumpers, underwear, hosiery, shoes, sleepwear, swimwear, outerwear, accessories, personal care products, costumes, bedding, dolls and related accessories. The Company's seeks to increase average order values and customer retention rates by providing a broad merchandise assortment and by regularly adding fresh merchandise and refining existing merchandise categories. The Company designs most of its own products, but also purchases branded products from other companies. The Company may increase the page counts of its catalogs to accommodate the introduction of new, related or similar merchandise and merchandise categories. The Company's merchandise mix is analyzed and refined throughout each season as items are introduced, remerchandised and ultimately replaced if they do not meet the Company's performance standards.



     The Company regularly collects product improvement and merchandise mix ideas from its customers. Customer service representatives solicit feedback and comments from the Company's customers are distributed to senior management, each brand team, marketing, merchandising and production for review. This feedback is also used to develop merchandise placement pricing and assortment decisions.


INVENTORY MANAGEMENT


     The Company currently offers a broad assortment of children's and teen apparel that is carefully controlled through sophisticated inventory management techniques. As of July 28, 1997, the Company's inventory management system contained over 27,000 SKUs. Inventory buy plans are forecasted at the SKU level using the Company's forecasting system, which takes into account historical seasonality models, market expectations, product and raw material lead times and overall category assortment. The Company believes that its centralized inventory, which is managed by its integrated warehouse management system, provides the Company with the ability to maintain high levels of inventory accuracy and to continuously measure and analyze inventory levels and compare them against demand. This helps the Company to lower inventory levels, increase turns, maintain high fill rates, reduce markdowns and increase GMROI (gross margin return on inventory). If an overstock position develops, the Company acts quickly to dispose of excess inventory at the highest possible margin by moving the product through several promotional distribution channels, including price promotions in current season catalogs, end-of-season clearance catalogs, Discount Direct and sale flyers in outbound packages.


MANUFACTURING


     Fulcrum manages most aspects of the manufacturing supply chain, but does not invest in sewing operations, electing instead to contract cutting and sewing functions to qualified factories. The Company believes that outsourcing reduces investments in fixed assets and provides flexibility to source on a worldwide basis to achieve lower prices and higher quality. In fiscal 1996, the Company outsourced 66.4% of its manufacturing to suppliers in the U.S. and 33.6% to international suppliers. Fulcrum currently works with approximately 147 factories and suppliers, with no one exceeding 5.0% of total supplier purchases.



     Fulcrum's quality assurance teams inspect production lines to ensure that Fulcrum's garments are manufactured to the Company's exacting quality specifications. Fulcrum requires contractors to certify that all applicable labor laws are being followed and also monitors working conditions for safety and fairness. Fulcrum believes that continuous communication is critical to the success of its manufacturing process and, as such, suppliers are reviewed periodically to identify opportunities to strengthen relationships and improve communications. Fulcrum evaluates factories on an ongoing basis. In 1997, Fulcrum implemented a formal supplier communication program with more frequent and structured feedback, and commenced testing e-mail opportunities with certain of its suppliers. See "Risk Factors -- Reliance on Unaffiliated Manufacturers."


CUSTOMER SERVICE AND FULFILLMENT


     Fulcrum provides exceptional customer service by fulfilling the needs of its customers in a timely and efficient manner. The Company's daily service operations revolve around the call center, the distribution center and customer returns.

     Customer Service. Fulcrum maintains a highly efficient, state-of-the-art call center at its corporate headquarters in Rio Rancho, New Mexico and an international call center in the San Francisco, California Bay Area. Once a call is received by the Company, it is routed to the first available customer service representative by the Company's modularly expandable, state-of-the-art telephone system. As of July 28, 1997, the Company had 410 customer service representative stations installed in its call centers and 565 trained customer service representatives on staff. The Company closely tracks forecasted demand and hires and trains new customer service representatives and seasonal customer service representatives as required to maintain its service standards. All of the Company's employees undergo a three-month training program and receive ongoing training. The Company currently receives training grants from the State of New Mexico to partially offset training costs.



     The Company's telephone system keeps customer service representatives abreast of order volume on a real-time basis. All customer service representatives are kept apprised of the current status of calls waiting, average speed to answer, longest wait time, average time to abandon, and the number of representatives logged in and busy or idle on the phone system. Customer service representatives are empowered to change work assignments to meet customer demand and team captains are responsible for monitoring and adjusting staffing levels as required. Customer service representatives take orders via the Company's order entry system, which is programmed to guide the customer through a unique, carefully designed call program, and are empowered to resolve most customer inquiries without supervisor involvement. For out-of-stock items, the customer service representative can quote availability directly from purchase order information on a real-time basis and can instantly recognize all available in-stock alternatives for the item in question by looking at a matrix of substitute items. Items received into the Company's distribution center, through a real-time receiving system, are instantly available to customer service representatives for sale. Online information is also available to provide customer service representatives with information on coordinating outfits, thereby supporting cross-selling opportunities. The Company also accepts orders by mail, fax and e-mail and accepts payment by credit card, personal check and money order.



     To provide the highest level of customer service to its Japanese customers, Fulcrum is testing a third-party call center in Tokyo, Japan to take orders and provide customer service and returns processing in Japan. This center opened in the first half of 1997 on a test basis and will have a real-time connection to the Company's computer system. Japanese customer service representatives are trained by the Company and follow the same customer service standards as representatives in the Company's U.S. call centers. The Company is also evaluating moving all international customer service to its San Francisco, California Bay Area call center in 1998 to reduce the costs associated with international orders, while maintaining the same high levels of customer service and satisfaction.



     To provide exceptional customer service and redundancy 24 hours a day, 365 days a year, Fulcrum has contracted with a remote call center in Los Angeles, California, which provides overflow, off hours and disaster support. On a daily basis Fulcrum uploads, via modem to its remote call center inventory availability, product descriptions and specifications. The Company also downloads customer orders taken by its remote call center. The Company's goal is to answer at least 98% of all domestic calls at its primary call center. There can be no assurance that the use of the remote call center will provide the Company with the necessary support or that the Company will be able to independently answer 98% of all domestic calls now or in the future. See "Risk Factors -- Integration of Storybook Acquisition."


     Fulfillment. All order information is processed through the Company's computer system and linked to its distribution center, which generally allows it to ship each order within 24 to 48 hours. During each phase of the shipping process, the system is updated with the exact status of each customer order, enabling the call center to provide real-time information regarding customer orders. Before leaving the warehouse, each package is scanned by a manifesting system, which is integrated with the order entry, billing and fulfillment systems. The manifesting system records the exact time that the order left the building and the method of shipment. This information is immediately available to the customer through customer service. The customer's credit card is billed upon shipment, and the Company typically receives funds within two to three business days. Any disruption in the Company's ability to fulfill its orders on a timely basis could have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors -- Order Fulfillment."


     Returns. The Company has an unconditional return policy for all of its children's merchandise. The Company is developing its return policy for zoe. The Company establishes a reserve for returns in its financial statements based on historical return rates. Because the Company's return reserves are based on historical return rates, there can be no assurance that the introduction of new merchandise in existing catalogs, the introduction of new catalogs, changes in the merchandise mix or the introduction of new catalogs in international markets, introduction of new distribution channels or other factors, will not cause actual returns to exceed return reserves. In the second half of 1997 the Company is testing a third-party return center in Tokyo, Japan to provide the same level of service to its Japanese customers as provided in the U.S. See "Risk Factors -- Merchandise Returns."


INFORMATION SYSTEMS


     The Company is committed to investing in information systems to increase its database utilization, the sophistication of its propriety modeling techniques and its operating efficiency. The Company believes that investing in information systems in anticipation of customer and sales growth allows it to maintain operational flexibility to capture strategic or market opportunities, including increased sales volumes and shifts in customer preferences. The Company further believes that continuous data collection and analysis are central to the competitive success of the Company's business. The Company's information systems strategy team, which includes all members of senior management, identifies business challenges and adopts the most appropriate technology solution. Importantly, such solutions are designed to ensure tight integration of all existing systems and provide Company-wide communication.



     The Company has made, and continues to make, significant investments in computer systems which support marketing, merchandising, forecasting, customer service, inventory management, fulfillment, and financial control and reporting. These systems enable the Company to monitor, on a real-time basis, customer demand, customer orders, gross margins, inventory and shipping. Specific investments made in the last 24 months to upgrade Fulcrum's information systems infrastructure include (i) upgraded computer hardware, (ii) upgraded telephone hardware, (iii) investments in warehouse efficiency, including bar coding hardware and software, new conveyor systems and facility expansion and (iv) new marketing, forecasting, call center, distribution center, MRP and accounting software.


     The Company uses data warehousing to ensure consistent and timely data collection and analysis. The Company also utilizes a sophisticated marketing database, which aids in the collection of transaction information, cross checks such information for consistency, and enables the Company to perform analysis and regression modeling.


     Disaster Recovery. In order to provide exceptional customer service, the Company's call center and distribution center are supported by numerous disaster recovery protocols. The Company has installed two emergency generators that provides the electricity needed to continue all operations during a power failure. In addition, each integral system within the Company's operations is directly connected to battery powered back-up systems and each critical system is backed up to maintain the Company's ability to take orders and ship orders in accordance with the Company's service standards. All critical data is continuously backed up utilizing simultaneous back-up technology and daily back-ups are stored appropriately to preserve data integrity. There can be no assurance that the Company's precautions will be sufficient to prevent a delay in operations and any significant delay could have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors -- Dependence on Management Information Systems."


SUPPLIERS AND RAW MATERIALS


     Fulcrum's raw material needs consist primarily of fabrics and trims for garments and paper for catalogs. Fulcrum maintains flexible agreements with suppliers, which are typically for one season and are only active when service standards are met. The Company's growth has required its suppliers to perform at a consistently high level. Fulcrum shares analyses and other information with its suppliers to assist them in understanding the goals of the Company, and thereby empowering them, as partners, to be an integral part of Fulcrum's success. Fulcrum is not currently a party to any long-term supply contracts (other than a three-year contract for "800" service from AT&T), but may enter such contracts in the future. Fulcrum's growth has strengthened its leverage with suppliers and has helped minimize raw material cost increases. In the future, Fulcrum may consider bulk purchases of commodity materials.


     Fulcrum prints its catalogs with a third-party catalog printer that provides printing and mailing services. The Company separately negotiates for paper purchases on a quarterly basis directly with paper mills. While paper prices experienced significant increases in 1995, the Company's overall print costs were not materially affected, as compared to 1994, as a result of cost containment measures instituted by the Company in the print area subsequent to the March 1994 acquisition of After the Stork. Paper prices have now receded from 1995 levels; however, the Company is continuously looking for ways to control and reduce paper and printing costs. While the Company has historically passed on to customers the costs of overnight and ground delivery of merchandise, it has not, and does not intend to pass on, the costs of catalog mailings and paper to its customers. Material increases in paper or catalog delivery costs or the inability to pass on the costs of overnight and ground delivery of merchandise could have a material adverse effect on the Company's business, financial condition and results of operations. The Company has not taken any steps to hedge commodity price fluctuations. See "Risk
Factors -- Fluctuations in Postage and Paper Expenses."

COMPETITION


     The children's and teen apparel market is highly competitive with few barriers to entry, and the Company expects competition in this market to increase. The Company's competitors include other children apparel catalogers, such as Biobottoms, Children's Wear Digest, Hanna Andersson and The Wooden Soldier, as well as traditional apparel manufacturers and retailers of children's clothing, including such brands as The Gap (including its Baby Gap, Gap Kids and Old Navy brands), Gymboree, L.L. Bean, Lands' End, OshKosh B'Gosh and J.C. Penney's. With the introduction of zoe; the Company will also compete with teen apparel catalogers and retailers including The Limited, Gadzooks, Delia's, The WetSeal, Urban Outfitters, Buckle and Charlotte Russe. Many of the Company's competitors are larger, have longer operating histories, have substantially greater financial, distribution and marketing resources and have significantly greater name recognition than the Company.



     The Company believes that the principal competitive factors in the children's and teen apparel market are strength of brand, quality, style, price, selection, convenience, product availability, and customer service and fulfillment. While the Company believes that it has been able to compete successfully on the basis of these factors, there can be no assurance that the Company will be able to maintain or increase its market share in the future. In addition, the Company expects that the direct marketing industry will continue to be affected by technological changes in distribution and marketing methods, such as online catalogs, retail kiosks and Internet shopping. The Company believes its success will depend, in part, on its ability to adapt to new technologies and to respond to competitors' actions in these areas. See "Risk Factors -- Competition."


EMPLOYEES AND LABOR RELATIONS


     As of July 18, 1997, the Company had 667 employees at its Rio Rancho facility, of whom 141 were salaried, 496 were hourly and 30 were part-time and 220 employees at its Foster City and Hayward facilities of whom 40 were salaried, 134 were hourly and 46 were part-time. None of the Company's employees are covered by a collective bargaining agreement. The Company believes that it provides employees a competitive and attractive salary and benefits packages and that the general labor market conditions in Rio Rancho, New Mexico and the San Francisco, California Bay Area are favorable, with the existence of a relatively well-educated and sizable labor pool. The Company considers its relationship with its employees to be excellent.


PROPERTIES


     The Company's 160,000 square foot headquarters building is leased from Fulcrum Properties L.P., a Delaware limited partnership ("Properties"), pursuant to a ten-year lease. The headquarters building also houses the call center and distribution center. The Company also leases a 19,000 square foot facility in Foster City, California and a 33,500 square foot facility in Hayward, California acquired as a result of the Storybook Acquisition. The Company plans to consolidate the functions carried out at its Foster City facility and to relocate the functions carried out at its Hayward facility to its Rio Rancho facility, by the end of 1997. The Company has agreed to purchase all of Properties' rights in the headquarters building (including Property Bond Purchaser, Inc. and the County Lease, as defined below) upon completion of the Offering. In 1996, the Company entered into an arrangement with the City of Rio Rancho whereby the Company is permitted to make certain payments in lieu of property taxes otherwise due. In order to effect such arrangements, the Industrial Development Board of Rio Rancho, New Mexico issued industrial development revenue bonds due 2021 to Property Bond Purchaser, Inc., a New Mexico corporation which is a wholly owned subsidiary of Properties (the "Bonds"), and used the proceeds of the Bonds to obtain record title to the headquarters building used by Fulcrum. The headquarters building is leased to Properties pursuant to an industrial development revenue bond lease (the "County Lease") and, in turn, subleased to the Company. See "Summary -- Proceeds of the Offering" and "Certain Relationships and Related Transactions." The Company believes its facilities are well-maintained and in good operating condition.


INTELLECTUAL PROPERTY


     Certain of the Company's trademarks and trademark applications are held by Brands and licensed to the Company under terms contained in the Amended and Restated Trademark License and Option Agreement between Brands and Fulcrum. The Company has paid a fee equal to 0.05% of its revenues to Brands during fiscal 1996 through the present. The Company's After the Stork, Storybook Heirlooms and Just For Kids trademarks are registered with the U.S. Patent and Trademark Office and the Company currently has applications for registration of certain of its additional trademarks pending in the U.S., Japan and Canada. In addition, following the acquisition of Playclothes, the Company became a party to a wholesale and license agreement with Regal Greeting's and Gifts, Inc., a Canadian licensee ("Regal"). Pursuant to the agreement with Regal, the Company is entitled to receive guaranteed payments from Regal through December 2000. The Company is not aware of any pending conflicts concerning its use of its trademarks. See "Certain Relationships and Related Transactions -- Trademark Option" and "Risk Factors -- Dependence on Intellectual Property."


ENVIRONMENTAL ISSUES

     The Company's activities are subject to various environmental and worker safety laws. The Company has expended resources, both financial and managerial, in an effort to comply with applicable environmental and worker safety laws in its operations and at its facilities, and the Company anticipates that it will continue to do so in the future. Compliance with environmental laws has not historically had a material effect on the Company's business, financial condition or results of operations. There can be no assurance, however, that future compliance with environmental laws will not have a material adverse effect on the Company's business, financial condition and results of operations in the future. See "Risk Factors -- Government Regulation."

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     Executive officers, directors and key employees of the Company and their ages as of July 28, 1997 are as follows:


             NAME                 AGE                           POSITION
------------------------------    ---     ----------------------------------------------------
Michael G. Lederman...........    44      Chairman of the Board and Chief Executive Officer
Scott A. Budoff...............    33      President, Chief Operating Officer, Secretary and
                                          Director
Gregory L. Anapol.............    28      Vice President, Operations
Katherine S. Batson...........    41      Vice President, Product Design and Development
Marc Benjamin.................    33      Vice President, Marketing and Analytical Services
Jonathan W. Bruml.............    39      Vice President, Merchandising
Carrie K. Cole................    34      Vice President, Finance and Accounting, and Chief
                                          Financial Officer
Estelle M. DeMuesy............    37      Vice President, Market and Channel Development
Rona S. Palmer................    45      Vice President, Brand Management
John J. De Oliveira...........    32      Executive Director, Information Services
Sean T. Linn..................    27      Executive Director, Manufacturing and Inventory
                                          Control
Joseph P. Sands...............    30      Treasurer and Director, Finance
Arnold Greenberg(1)...........    64      Director
Ray E. Newton, III(2).........    33      Director
Patrick K. Sullivan,              44      Director
  M.D.(2).....................
Howard Unger(1)...............    36      Director


---------------

(1) Member of Audit Committee.

(2) Member of Compensation Committee.


     Michael G. Lederman has served as Chairman of the Board and Chief Executive Officer since the Company's inception in March 1994 and devotes substantially all of his time to his duties as such. Since August 1993, Mr. Lederman has also been Managing Partner of Fulcrum Capital Partners L.P. ("FCP") and Fulcrum Capital L.P. ("FC"). From 1990 to June 1993, Mr. Lederman was a general partner of Japonica Partners, L.P., an investment partnership, during its acquisition of Sunbeam Corporation ("Sunbeam") from bankruptcy. Mr. Lederman served on Sunbeam's board of directors and, prior to leaving Sunbeam, was its most senior officer. He also previously served as a Vice President for Goldman, Sachs & Company, where he co-founded the firm's reorganization group. He was previously an attorney with Sidley & Austin and Shearman & Sterling.



     Scott A. Budoff has served as President, Chief Operating Officer, Secretary and a Director of the Company since the Company's inception in March 1994 and devotes substantially all of his time to his duties as such. Since September 1993, Mr. Budoff has also been a Principal of FCP and FC. From June 1993 to January 1994, Mr. Budoff was Vice President and Group Counsel of Sunbeam. Before joining Sunbeam, Mr. Budoff was an attorney with Shearman & Sterling from 1989 to May 1993, specializing in mergers and acquisitions and corporate finance.


     Gregory L. Anapol joined Fulcrum in June 1994, and since January 1996, has been Vice President, Operations. He previously served as Director, Operations and as an Operations Analyst of the Company. Prior to joining Fulcrum, Mr. Anapol was a divisional Group Manager of Sunbeam Household Products from 1991 to June 1994.

     Katherine S. Batson joined Fulcrum in November 1994 as Vice President, Merchandising and Catalog Creative. In July 1997 she became Vice President, Product Design and Development. Prior to joining Fulcrum, Ms. Batson was the head designer for Flapdoodles, a children's clothing company, from 1991 to October 1994. She was previously a designer for J.G. Hook, Winsome Togs and The Eagle's Eye.

     Marc Benjamin joined Fulcrum in March 1994 as Vice President, Marketing and Circulation. From January 1996 until July 1996, he was Vice President, Market Development. In July 1997 he became Vice President, Marketing and Analytical Services. Prior to joining Fulcrum, Mr. Benjamin worked as a Finance and Business Development Associate for Japonica and Manager, Business Development for Sunbeam from 1991 to February 1994. Mr. Benjamin previously worked for J. Walter Thompson in New York.


     Jonathan W. Bruml joined Fulcrum in June 1997 as Vice President, Merchandising. Prior to joining Fulcrum in connection with the Storybook Acquisition, Mr. Bruml was Executive Vice President of Merchandising at Storybook Heirlooms, Inc. ("Storybook") since February 1996. From 1994 until February 1996, he served as Vice President of Merchandising. Prior to joining Storybook, Mr. Bruml was Group Vice President of the Better Sportswear division at R.H. Macy & Co., Inc.


     Carrie K. Cole joined Fulcrum in August 1995 as Vice President, Finance and Accounting, Chief Financial Officer and Treasurer (and served as Treasurer until July 1997). From 1982 to August 1995, Ms. Cole served in a variety of positions at Sunbeam, including most recently as Manager of Financial Analysis and Investor Relations.


     Estelle M. DeMuesy joined Fulcrum in June 1997 as Vice President, Market and Channel Development. Prior to joining Fulcrum in connection with the Storybook Acquisition, Ms. DeMuesy was President and Chief Executive Officer at Storybook from February 1996 until June 1997. From January 1995 until February 1996, she served as Chief Operating Officer of Storybook. She previously was Vice President of Operations of Storybook from January 1994 until January 1995 and was Operations Director of Storybook since February 1993. Prior to joining Storybook, Ms. DeMuesy was Director of Customer Service at Newport News, Inc., a catalog company now owned by Spiegel, Inc., from 1988 until 1992.


     Rona S. Palmer joined Fulcrum in April 1994, and since January 1996, has served as Vice President, Brand Management. She previously served as Director, Marketing and Circulation and Manager, Marketing. Prior to joining After the Stork, Ms. Palmer was self-employed in the music industry and served in various positions at PhysioControl Corp., a manufacturer of medical devices and Wall Data Incorporated, a business software developer.


     John J. De Oliveira joined Fulcrum in June 1994, and since January 1997, has served as Executive Director, Information Services. Prior to joining Fulcrum, Mr. De Oliveira was a systems analyst with Bank of Bermuda Ltd. from July 1990 to July 1993. From July 1993 until joining Fulcrum, Mr. De Oliveira attended a masters program in technology at the University of New Mexico.


     Sean T. Linn joined Fulcrum in July 1995, and since January 1997, has been Executive Director, Manufacturing and Inventory Control. He previously served as Director of Manufacturing and Manager of Fulfillment. Prior to joining Fulcrum, Mr. Linn was a divisional manager of Sunbeam Household Products from August 1992 to May 1995.


     Joseph P. Sands joined Fulcrum in May 1996 as the Director, Finance and since July 1997, has also served as the Company's Treasurer. Prior to joining Fulcrum, Mr. Sands attended Columbia Business School from January 1996 to May 1996. Previously, Mr. Sands was employed by Marsh & McLennan Co., Inc. as an account executive from 1994 to 1995, and Merrill Lynch as a financial consultant from 1992 to 1993. Mr. Sands is a Certified Public Accountant.



     Arnold Greenberg has served as a Director for the Company since May 1995. Mr. Greenberg co-founded The Snapple Beverage Corporation, where he served as its Vice Chairman and Chief Operating Officer from its inception in 1972 until its sale in 1994.

     Ray E. Newton, III has served as a Director of the Company since October 1996 as a designate of Whitney Equity Partners, L.P., pursuant to the Securities Purchase Agreement among Fulcrum Direct, Inc., Whitney Subordinated Debt Fund, L.P. and Whitney Equity Partners, L.P. dated October 21, 1996. Mr. Newton joined J.H. Whitney & Co., a New York limited partnership ("Whitney") in 1989 and has been a General Partner since May 1992.



     Patrick K. Sullivan, MD has served as a Director of the Company since June 1996. He has been the Director of the Craniofacial Service at Rhode Island Hospital for over five years.



     Howard Unger, has served as a Director of the Company since June 1996. Mr. Unger formed Saw Mill Capital, a private investment firm, in 1996. From 1989 to 1996, Mr. Unger was a Managing Director and founding partner of Chase Capital, the private equity division of The Chase Manhattan Bank, N.A. Mr. Unger serves as a director of a number of private companies.


     No executive officer or director of the Company has any relationship by blood, marriage or adoption to any other executive officer or director.

BOARD COMMITTEES

     Audit Committee. In June 1996, the Board established an audit committee, whose members are directors who are not employees of the Company. The audit committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls.

     Compensation Committee. In June 1996, the Board established a compensation committee, whose members are directors who are not employees of the Company. The compensation committee approves the salaries and other benefits of the executive officers of the Company and administers certain compensation plans of the Company. In addition, the compensation committee consults with the Company's management regarding pension and other benefit plans and compensation policies and practices of the Company.

BOARD OF DIRECTORS

     There are currently six members of the Board and one vacancy. The Board is divided into three classes. Directors of each class are elected at the annual meeting of stockholders held in the year in which the term for the class expires and will serve thereafter for three years. The terms of each of the current directors of the Company is as follows: term expiring in 1997, Michael G. Lederman, Scott A. Budoff and Ray Newton, III; term expiring in 1998, Patrick K. Sullivan; and term expiring in 1999, Arnold Greenberg and Howard Unger. See "Description of Capital Stock -- Anti-Takeover Effect of Provisions of the Amended and Restated Certificate of Incorporation and By-laws."

DIRECTOR COMPENSATION

     The Company intends to reimburse all non-employee directors for their reasonable out-of-pocket expenses incurred in connection with Board meetings.

EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The following summarizes the principal components of compensation of the Company's Chairman and Chief Executive Officer and each other officer whose compensation exceeded $100,000 for fiscal 1996. The compensation set forth below fully reflects compensation for work performed on behalf of the Company.


                                                                           LONG-TERM
                                                                          COMPENSATION
                                                                             AWARDS
                                                                          ------------
                                                                           SECURITIES
                                                                           UNDERLYING
                                                     FISCAL                 OPTIONS       ALL OTHER
            NAME AND PRINCIPAL POSITION               YEAR      SALARY        (#)        COMPENSATION(1)
---------------------------------------------------  -------   --------   ------------   ------------
Michael G. Lederman................................    1996    $170,126      105,000        $2,959
  Chairman of the Board and Chief Executive Officer
Scott A. Budoff....................................    1996    $108,895       35,000        $  752
  President and Chief Operating Officer


---------------

(1) Represents contributions by the Company to its 401(k) plan on behalf of the named executive officers.

OPTION GRANTS IN LAST FISCAL YEAR

     The following discloses options granted during fiscal 1996 for the named executives in the compensation table above.


                                                                                            POTENTIAL
                                                                                           REALIZABLE
                                                                                              VALUE
                                              INDIVIDUAL GRANTS                         AT ASSUMED ANNUAL
                           -------------------------------------------------------            RATES
                                           % OF TOTAL                                    OF STOCK PRICE
                           NUMBER OF        OPTIONS                                       APPRECIATION
                           SECURITIES      GRANTED TO                                      FOR OPTION
                           UNDERLYING     EMPLOYEES IN     EXERCISE                        TERM($)(2)
                            OPTIONS       FISCAL YEAR      OR BASE      EXPIRATION     -------------------
           NAME             GRANTED           (%)          PRICE($)(1)     DATE          5%         10%
-------------------------- ----------     ------------     --------     ----------     -------   ---------
Michael G. Lederman.......   105,000          28.0           5.00        10/18/06      855,170   1,361,715
Scott A. Budoff...........    35,000           9.3           5.00        10/18/06      285,057     453,906


---------------

(1) The exercise price of all options is the fair market value on the date of grant. Options granted during each year vest annually on January 10 of each year following the year of grant at a rate of 10%, 20%, 20%, 25% and 25%, respectively.

(2) The potential realizable value is calculated based on the term of the option at the time of grant (10 years). Stock price appreciation of 5% and 10% is assumed pursuant to rules promulgated by the Securities and Exchange Commission and does not represent the Company's prediction of its stock price performance. The potential realizable values at 5% and 10% appreciation are calculated by assuming that the exercise price on the date of grant appreciates at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
VALUES

     The following summarizes exercises of stock options (granted in prior years) by the named executives in the past year, as well as the number and value of all unexercised options held by the named officers as of December 28, 1996.


                                                                             NUMBER OF
                                                                            SECURITIES         VALUE OF
                                                                            UNDERLYING       UNEXERCISED
                                                                            UNEXERCISED      IN-THE-MONEY
                                                                            OPTIONS AT        OPTIONS AT
                                                                             FY-END(#)       FY-END($)(1)
                                          SHARES                           -------------     ------------
                                        ACQUIRED ON     VALUE REALIZED     EXERCISABLE/      EXERCISABLE/
                 NAME                   EXERCISE(#)          ($)           UNEXERCISABLE     UNEXERCISABLE
--------------------------------------  -----------     --------------     -------------     ------------
Michael G. Lederman...................         --               --           0/105,000            0/0
Scott A. Budoff.......................         --               --            0/35,000            0/0


---------------


(1) Value is based upon the fair market value of the stock of $5.00 as of December 28, 1996, minus the exercise price of $5.00 (the "Fair Market Value"). Fair Market Value has been determined in good faith by the Board based upon historical and projected financial performance.



EMPLOYMENT AND MANAGEMENT INCENTIVE AGREEMENTS



     Each of Messrs. Lederman and Budoff has an employment agreement with the Company, dated as of October 21, 1996, which expires on December 31, 2001, subject to automatic one year renewals thereafter unless notice of non-renewal is given by either the Company or Messrs. Lederman and Budoff as the case may be. Such agreements provide for Mr. Lederman's employment as Chairman and Chief Executive Officer at a base salary of at least $180,000 and Mr. Budoff's employment as President and Chief Operating Officer at a base salary of at least $110,000. Messrs. Lederman and Budoff received an increase in compensation in 1997 to $225,000 and $135,000, respectively. Messrs. Lederman's and Budoff's employment agreements provide that the Board will review annually the executive's compensation and that the Board may increase such compensation if it deems appropriate. The employment agreements also provide for life and disability insurance for Messrs. Lederman and Budoff of $6.0 million and $4.0 million, respectively, $1.0 million of which is payable in each case to the Company as beneficiary.



     In addition, each of Messrs. Lederman's and Budoff's employment agreements provides that the Board will annually determine the amount, if any, of a merit bonus to be paid. Furthermore, the Board has agreed to provide for a management incentive bonus to be paid to Messrs. Lederman and Budoff and certain other executive officers in connection with the successful completion of certain acquisitions, pursuant to a Management Incentive Agreement between the Company and FCP. Messrs. Lederman and Budoff have elected to receive such compensation through FCP, a partnership formed by executive officers of the Company in light of certain tax and structural advantages. Pursuant to the Management Incentive Agreement, a fee is paid to FCP for the benefit of the Company's senior management team equal to the greater of $50,000 or 2% of the aggregate consideration payable by the Company, or to the Company or the Company's stockholders in connection with the applicable transaction up to a fee of $400,000, with an incremental fee equal to 1% of the incremental aggregate consideration thereafter. To date, FCP has received an aggregate of $355,000 in payments under this agreement, all paid in the form of Common Stock totaling 50,271 shares. The Management Incentive Agreement expires in 2005 or upon a Change of Control (as defined therein).



     Messrs. Lederman's and Budoff's employment may be terminated by each of them individually or by the Company with 90 days' notice. Notwithstanding the preceding sentence, Messrs. Lederman and Budoff may not be terminated without Cause (as defined therein) except on a Change of Control (as defined therein). In the event the Company were to terminate Messrs. Lederman or Budoff for other than Cause or if one of them terminates his employment as a result of an unacceptable change in his duties or for other "Good Reason" (as defined therein), he would be entitled to severance payments equal to the product of (A) his respective annual base salary as of the date of such termination plus the amount of the last bonus paid or payable and (B) 1.5, for a period of the remaining term of the Employment Agreement, including any one year extension period, as well as certain other benefits related to his supplemental retirement payment. Messrs. Lederman and Budoff's employment agreements provide that they will not compete with the Company during the employment term and for a period of one year following termination.



     In addition to the agreements described above, all other executive officers, except for Mr. Sands, have employment agreements with the Company, which provide for employment of such officers. Their positions, responsibilities and salaries are determined annually by the Board of Directors. The employment agreements provide that the amount, if any, of bonuses to be paid to the officers will be determined annually by the Board. The employment of each officer may be terminated by the individual or the Company with 30 days notice with or without Cause (as defined therein). The employment agreements provide that the officers will not compete with the Company during the employment term and for a period of two years following termination.



FCP WARRANTS



     The Company periodically grants warrants to FCP in order to provide incentive compensation to executive officers of the Company, who hold a portion of their equity ownership of the Company through FCP. In January 1996, the Company issued to FCP a warrant to purchase 600,000 shares of Common Stock at an exercise price equal to $1.00 per share at any time through January 1, 2006. In June 1997, the Company issued to FCP a warrant to purchase 250,000 shares of Common Stock at an exercise price equal to $8.24 per share at any time through June 30, 2007.


STOCK OPTION PLAN

     The Board and the Company's stockholders adopted the Management Team Equity Plan (the "Option Plan") in October 1996. A total of 765,000 shares of Common Stock are reserved for issuance upon exercise of options granted under the Option Plan. The purpose of the Option Plan is to attract and retain qualified personnel and to provide additional incentive to executives and other key employees of the Company.

     The Option Plan provides for the granting to executives and other key employees of the Company of non qualified stock options ("NQOs"). The Option Plan is administered by the Compensation Committee which determines the terms of the options granted under the Option Plan, including the exercise price, number of shares subject to the option and exercisability. Generally, unless the Compensation Committee otherwise determines, no option may be transferred by the optionee other than by will or the laws of descent or distribution. Each option may be exercised, during the lifetime of the optionee, only by the optionee. The exercise price of all NQOs issued under the Option Plan was equal to $5.00 per share through December 31, 1996 and will be the Fair Market Value (as defined in the Option Plan) for any period thereafter. The Compensation Committee may issue options in any given year only to the extent that the number of shares of Common Stock which may be purchased upon the exercise of such options taken in the aggregate with the number of shares which may be purchased upon the exercise of all other options pursuant to the Option Plan granted during such year does not exceed 765,000 shares.

     The Option Plan authorizes the Compensation Committee to permit a participant in whole or in part, and participants may elect to net exercise.


     Except as otherwise provided by the Company at the time of grant, if a participant's employment terminates for any reason, all options, whether vested or not, granted within the past two years pursuant to the Option Plan terminate as of such termination date.

     As of June 30, 1997, options to purchase 404,350 shares of Common Stock were outstanding under the Option Plan at a weighted average exercise price of $5.50 per share.


EMPLOYEE BENEFIT PLANS

     The Company maintains a qualified defined contribution plan (the "401(k) Plan"), under the provisions of Section 401(k) of the Internal Revenue Code of 1986, as amended, covering substantially all employees. Under the terms of the 401(k) Plan, eligible employees may make contributions equal to up to 10% of their pay, subject to statutory limitations. The Company may, at its discretion, make matching contributions. Employee contributions are always fully vested. Company contributions vest 20% for each completed year of service, becoming fully vested after five years of service. Matching contributions in the Company's 401(k) Plan were negligible.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


     Ownership. Based on shares outstanding as of June 30, 1997, upon completion of the Offering, Fulcrum Capital Partners L.P., a Delaware limited partnership ("FCP"), and Fulcrum Capital L.P., a Delaware limited partnership ("FC"), will own, on an aggregate basis, 49.3% of Fulcrum's Common Stock, (53.0% assuming exercise of all options and warrants held by them). The general partners of FCP and FC are The Fulcrum Group, Inc. and SAB, Inc., corporations solely owned by Michael G. Lederman, Chairman of the Board and Chief Executive Officer of Fulcrum, and Scott A. Budoff, President, Chief Operating Officer and a director of Fulcrum, respectively. Messrs. Lederman and Budoff and their respective families are the sole limited partners of FC. Mr. Lederman is Managing Partner of FC and FCP and, pursuant to the terms of the partnership agreements of FC and FCP, Mr. Lederman, through The Fulcrum Group, Inc., maintains the exclusive ability to direct the voting and disposition of the shares of Common Stock owned by such partnerships. FC is the sole limited partner of FCP and FCP has also issued options to acquire limited partnership interests in FCP to certain of Fulcrum's executive officers. A capital distribution of $2.3 million was recorded by the Company in fiscal 1996 to FCP with a corresponding reduction in retained earnings to reflect the reductions in related party receivables. See Notes 9 and 10 of Notes to Consolidated Financial Statements.



     Real Estate Ownership. The Company's headquarters, call center and distribution center is leased from Fulcrum Properties L.P., a Delaware limited partnership ("Properties") (an entity whose partners include certain directors and officers of the Company and which is indirectly controlled by Mr. Lederman), pursuant to a ten-year lease. Approximately 38.0% of the partnership capital of Properties is held by individuals and entities who are not officers, directors or affiliates owning 10% or more of the Company. Lease payments from Fulcrum to Properties totalled $724,980 and $373,685 for fiscal 1996 and the six months ended June 28, 1997, respectively. The Company has entered into an agreement to purchase all of Properties' rights in the headquarters building (including Property Bond Purchaser, Inc. and the County Lease) upon completion of the Offering for an aggregate consideration of approximately $2.5 million, plus assumption of approximately $5.6 million of mortgage financing and related interest rate swap agreements. The purchase price was negotiated by Messrs. Lederman and Budoff on behalf of Properties and a committee composed of certain disinterested members of the Board (Messrs. Newton and Unger) on behalf of the Company. The purchase was unanimously approved by the disinterested members of the Board. A portion of the net proceeds of the Offering will be utilized to fund such purchase. Because of their ownership interests in Properties, Mr. Lederman (and entities and persons affiliated with him) will receive $358,286 of the proceeds of such sale, Mr. Budoff (and persons affiliated with him) will receive $88,819 of the proceeds of such sale, Mr. Greenberg (and entities affiliated with him) will receive $808,652 of the proceeds of such sale Mr. Sullivan (and persons affiliated with him) will receive $147,028 of the proceeds of such sales and Carrie K. Cole, Vice President Finance and Accounting, and Chief Financial Officer will receive $73,514 of the proceeds of such sale.

     Trademark Option. Certain of the Company's trademarks and trademark applications are held by Fulcrum Brands L.P., a Delaware limited partnership ("Brands"), an entity indirectly controlled by Mr. Lederman. Subject to the consummation of the Offering, the Company will exercise an option (the "Trademark Option"), which is contained in the Amended and Restated Trademark License and Option Agreement by and between Brands and Fulcrum dated October 21, 1996 (the "Trademark Agreement"), to purchase from Brands certain of the trademarks and trademark applications used by Fulcrum for $1.75 million, less royalties paid under the Trademark Agreement, which are not expected to be material. The exercise price of the Trademark Option was negotiated by Messrs. Lederman and Budoff on behalf of Brands and a committee comprised of certain disinterested members of the Board (Messrs. Newton, Unger, Greenberg and Sullivan) on behalf of the Company. A portion of the net proceeds of the Offering will be utilized to fund such purchase. Because of their ownership interests in Brands, Mr. Lederman (and entities controlled by him) will receive $1,561,000 of the proceeds of such sale and Mr. Budoff (and entities controlled by him) will receive $189,000 of the proceeds of such sale. Pursuant to the Trademark Agreement, which will terminate upon exercise of the Trademark Option, the Company is obligated to pay Brands an annual fee ("Royalty Payment") equal to .05% of the Net Revenues (as defined in the Trademark Agreement as Gross Revenues minus Returns) of Fulcrum in return for the exclusive right to use the trademarks and licenses owned by Brands.



     Retail Option. Fulcrum Retail, Inc., a New Mexico corporation ("Fulcrum Retail") and a wholly owned subsidiary of FCP, operates four retail stores (located in Albuquerque, New Mexico; Gilroy, California; Clinton, Connecticut; and East Brunswick, New Jersey) that distribute certain of the Company's discontinued or damaged inventory. Two of such stores were acquired from Storybook. The Company's policy is to sell such inventory at a price that the Company believes is fair market value, which generally ranges from 25% to 100% of cost, and is paid within standard industry terms. In fiscal 1995, fiscal 1996 and the six month period ended June 30, 1997, the Company sold $484,000, $547,000 and $489,000, respectively, of inventory to Fulcrum Retail at an average markdown of 35%. The Company and Fulcrum Retail intend to execute a Trademark License Agreement prior to completion of the Offering, pursuant to which Fulcrum Retail will agree to pay the Company a royalty to be added to the cost of any goods Fulcrum Retail purchases from the Company for the right to use the Company's trademarks. In addition, the Company retains the option to purchase 100% of Fulcrum Retail under certain conditions for a price of $1,000,000. The value of Fulcrum Retail was negotiated by Mr. Newton on behalf of WEP and by Messrs. Budoff and Lederman on behalf of Fulcrum Retail and Messrs. Budoff and Lederman on behalf of the Company. In addition, as part of the Whitney Investment, WEP and Fulcrum Retail entered into a Retail Option Agreement dated October 21, 1996 pursuant to which WEP acquired an option to purchase 10.5% of the stock of Fulcrum Retail (on a fully diluted basis when exercised) for an aggregate price of $105,000. Such option may be exercised only after Fulcrum Retail's annual sales exceed $5.0 million and on or before the earlier of (i) a merger or consolidation of the Company (or a direct or indirect wholly owned subsidiary of the Company) and Fulcrum Retail, or (ii) December 31, 2006. Sales of Fulcrum Retail have historically been below $5.0 million. The exercise price of the Company's Option to purchase Fulcrum Retail will not be adjusted in the event that WEP exercises its option to purchase 10.5% of Fulcrum Retail.


     Lederman Loan and Guarantees. The Fulcrum Group, Inc., a corporation controlled by Mr. Lederman, made available to the Company a line of credit for working capital needs of up to $3.0 million beginning April 1, 1994 and ending December 31, 1995, at an interest rate of 12.0% per annum. An aggregate of $819,600 in principal and accrued interest was converted into 8,196 shares of Series B Preferred Stock on January 1, 1996. In addition, since April 1, 1994, Mr. Lederman has guaranteed an aggregate of up to $6 million at any one time of indebtedness of the Company to its senior lenders and certain equipment lessors, which guarantees have been or will be released upon completion of the Offering.


     Budoff Guarantees. Mr. Budoff has guaranteed an aggregate of up to $6.0 million at any one time of indebtedness of the Company to its senior lenders and certain equipment lessors, which guarantees have been or will be released upon completion of the Offering.

     FCP and FC Guarantees. FCP and FC have guaranteed an aggregate of up to $6.0 million at any one time of indebtedness of the Company to its senior lenders and certain equipment lessors, which guarantees have been, or will be released upon consummation of the Offering. Additionally, FCP has agreed to guarantee Fulcrum Retail's $1,074,000 debt to the Company.



     Messrs. Lederman and Budoff did not receive any consideration for their guarantees nor did FC or FCP receive any consideration for its guarantees.


     Greenberg Loan. Pursuant to a secured loan agreement between the Company and Mr. Greenberg and affiliated entities dated June 1, 1995, Fulcrum borrowed $4.0 million under a line of credit from Mr. Greenberg, a director of the Company. Under the terms of the agreement, Mr. Greenberg made a short-term loan at an interest rate of 18.0% to the Company to be used to fund working capital. The line of credit was repaid in full on May 6, 1996.


     Whitney Investments. In October 1996, the Company privately placed $10.0 million in subordinated debt and $2.0 million in Common Stock with the Whitney Subordinated Debt Fund ("WSDF") and Whitney Equity Partners ("WEP") respectively. These sales of securities included the sale of a warrant to purchase 405,460 shares of Common Stock sold to WSDF and sale of 394,385 shares of common stock and a warrant to purchase 121,350 shares of Common Stock sold to WEP. WSDF was paid a lender's fee of $200,000 and FCP was paid a financing fee of $50,000 in connection with such financing. In June 1997, the Company privately placed (the "June Whitney Investment") an aggregate of $10.0 million in subordinated debt with WSDF and affiliates of Arnold Greenberg and Patrick K. Sullivan, directors of the Company and an aggregate of $10.0 million in Common Stock with WEP and affiliates of Messrs. Greenberg and Sullivan, respectively. These sales of securities included the sale of warrants to purchase 200,000 shares of Common Stock sold to WSDF and affiliates of Messrs. Greenberg and Sullivan Additionally, the Company is obligated to issue warrants to purchase up to 200,000 additional shares of Common Stock to such parties in the event that the subordinated debt is not repaid in full at certain dates. WSDF and affiliates of Messrs. Greenberg and Sullivan were paid a lender's fee of $300,000 and FCP was paid a financing fee of $100,000 (which was paid in 14,493 shares of Common Stock), in connection with the June Whitney Investment.


     PREFERRED STOCK INVESTMENTS

     During fiscal 1995 and fiscal 1996, the Company sold Series A Preferred Stock and Series B Preferred Stock to certain purchasers, including certain officers, directors and affiliates of the Company to finance working capital. In 1996, the Company converted the entire amount of debt related to a 12% line of credit to 8,196 shares, and sold an additional 10,896 shares, of Series B Preferred Stock for $100 per share. In May 1996, the Company also converted $500,000 of debt related to the Greenberg Loan to 5,000 shares of Series A Preferred Stock for $100 per share. All outstanding shares of preferred stock were converted to Common Stock or redeemed in October 1996. The follow tables set forth the details of such transactions. See "Principal Stockholders."

  Series A Preferred Stock


                                                                  NUMBER OF        AGGREGATE
                                AGGREGATE         NUMBER OF       CONVERSION       DIVIDENDS       REDEMPTION
         PURCHASER            PURCHASE PRICE   PREFERRED SHARES     SHARES     PAID (12% COUPON)     AMOUNT
----------------------------  --------------   ----------------   ----------   -----------------   ----------
Fulcrum Capital L.P. .......    $3,000,000          30,000(1)     1,800,000        $ 288,493        $      0
Arnold Greenberg(2).........       774,825           7,665(3)       275,940           37,884               0
Howard Unger................       150,000           1,500(3)        54,000              395               0
Patrick K. Sullivan.........       500,000           5,000(4)        54,000           14,038         350,000(4)


---------------
(1) Converted into shares of Common Stock on October 21, 1996 at a ratio of one share of Series A Preferred Stock for each 60 shares of Common Stock.

(2) Includes shares held by The Greenberg Family Fund LLC and Mr. Greenberg's wife. The purchase price was partially provided through the conversion of outstanding indebtedness and accrued interest through the date of conversion equal to $500,000.


(3) Converted at a ratio of one share of Series A Preferred Stock for each 36 shares of Common Stock.

(4) Includes 1,500 shares that were converted into shares of Common Stock on October 21, 1996 at a ratio of one share of Series A Preferred Stock for each 36 shares of Common Stock and 3,500 shares of Series A Preferred Stock that were redeemed by the Company on October 21, 1996 for 100% of the aggregate purchase price, after paying dividends accrued at a rate of 12.0% per annum and a redemption premium of 8.0% through October 21, 1996 ($20,636).


     The differential conversion rates were based upon the value of the Company at the time of such investment.

  Series B Preferred Stock


                                                                              AGGREGATE
                                    AGGREGATE           NUMBER OF             DIVIDENDS         REDEMPTION
           PURCHASER              PURCHASE PRICE     PREFERRED SHARES     PAID (12% COUPON)     AMOUNT(2)
--------------------------------  --------------     ----------------     -----------------     ----------
The Fulcrum Group, Inc.(1)......    $1,918,307            19,182              $ 141,223         $1,918,307
Arnold Greenberg(3).............     1,289,925            12,285                 46,649          1,289,925


---------------

(1) The purchase price for the Series B preferred stock acquired by The Fulcrum Group, Inc. was the conversion of outstanding debt with principal amount and accrued interest equal to $1,918,307.


(2) All shares of Series B Preferred Stock were redeemed by the Company on October 21, 1996 for 100% of the aggregate purchase price, after paying dividends accrued at a rate of 12.0% per annum ($46,649) through October 21, 1996.

(3) Includes shares held by The Greenberg Family Fund LLC.

  Related Party Accounts


     FCP, FC, Brands, Retail, Properties and Fulcrum Group Inc. (the "Affiliated Entities") have provided certain financing and services and made inventory and fixed asset transfers to and from the Company during fiscal 1995 and fiscal 1996. During fiscal 1995, the Company made aggregate payments to the Affiliated Entities of $81,415 primarily for administrative expenses for Retail, royalty payments to Brands and transfers of fixed assets. During fiscal 1995, the Company received payments from the Affiliated Entities of $1,149,013 primarily for inventory transfers, restructuring costs, merger and acquisition expenses, loans, administrative expenses and professional fees. During fiscal 1996, the Company made aggregate payments to the Affiliated Entities of $2,219,880 primarily for loans, administrative expenses and royalty payments. During fiscal 1996, the Company received payments from the Affiliated Entities of $1,465,004 primarily for inventory transfers, professional fees and merger and acquisition expenses. During the six months ended June 30, 1997, the Company made aggregate payments to Affiliated Entities of $68,170 primarily for property lease payments. During the six months ended June 30, 1997, the Company received payments from Affiliated Entities of $246,823 primarily for inventory purchases and administrative costs.


     The Board has adopted a policy that all future material transactions with affiliates will be on terms no less favorable to the Company than those available from unaffiliated third parties and will be approved by a majority of the disinterested members of the Board.

                             PRINCIPAL STOCKHOLDERS

     The table below sets forth certain information regarding ownership of Common Stock as of June 30, 1997 assuming exercise of options exercisable within sixty days of such date by (i) each person or entity who owns of record or beneficially 5% or more of the Common Stock, (ii) each director and named executive officer and (iii) all executive officers and directors as a group. Except as indicated, each of such stockholders is assumed to have sole voting and dispositive power as to the shares shown.


                                                    SHARES BENEFICIALLY         PERCENTAGE OF SHARES
                                                           OWNED                    OUTSTANDING
                                                    -------------------   --------------------------------
                       NAME                              NUMBER(1)        BEFORE OFFERING   AFTER OFFERING
--------------------------------------------------  -------------------   ---------------   --------------
Michael G. Lederman(2)(3).........................       6,325,263              70.8%             53.0%
  4321 Fulcrum Way NE
  Rio Rancho, NM 87124
The Fulcrum Group, Inc.(2)(3).....................       6,314,763              70.7              52.9
  4321 Fulcrum Way NE
  Rio Rancho, NM 87124
Fulcrum Capital Partners L.P.(3)(4)...............       4,514,763              50.6              37.9
  4321 Fulcrum Way NE
  Rio Rancho, NM 87124
Ray E. Newton III(5)..............................       2,241,195              25.6              19.1
  177 Broad Street
  Stamford, CT 06091
Fulcrum Capital L.P.(3)...........................       1,800,000              22.3              16.3
  4321 Fulcrum Way NE
  Rio Rancho, NM 87124
Whitney Equity Partners, L.P.(5)..................       1,675,735              20.4              15.0
  177 Broad Street
  Stamford, CT 06091
Whitney Subordinated Debt Fund, L.P.(5)...........         565,460               6.5               4.9
  177 Broad Street
  Stamford, CT 06091
Arnold Greenberg(6)...............................         549,315               6.8               4.9
  4321 Fulcrum Way NE
  Rio Rancho, NM 87124
Patrick K. Sullivan, M.D.(7)......................          74,625                 *                 *
  4321 Fulcrum Way NE
  Rio Rancho, NM 87124
Howard Unger......................................          54,000                 *                 *
  4321 Fulcrum Way NE
  Rio Rancho, NM 87124
Scott A. Budoff(3)(8).............................           3,500                 *                 *
  4321 Fulcrum Way NE
  Rio Rancho, NM 87124
All directors and executive officers as a group
  (16 persons)(2)(5)(6)(7)(9).....................       9,411,198              97.3              74.2


---------------

 *  Represents less than 1%.

(1) Beneficial ownership is determined in accordance with rule of the Securities and Exchange Commission (the "SEC"). In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of June 30, 1997 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of each other person.


(2) Includes 3,664,763 shares held by FCP, 1,800,000 shares held by FC, warrants to purchase 600,000 shares and 250,000 shares of Common Stock held by FCP and, with respect to Mr. Lederman, an option to purchase 10,500 shares of Common Stock held by Mr. Lederman exercisable within 60 days of June 30, 1997.



(3) The general partners of FCP and FC are corporations owned by Messrs. Lederman (The Fulcrum Group, Inc.) and Budoff (SAB, Inc.). FC is the sole limited partner of FCP. Mr. Lederman, Mr. Budoff and their respective families are the sole limited partners of FC. Mr. Lederman is Managing Partner of FC and FCP and, pursuant to the terms of the partnership agreements of FC and FCP, Mr. Lederman, through The Fulcrum Group, Inc., maintains the exclusive ability to direct the voting and disposition of the shares of Common Stock owned by such partnerships.



(4) Includes warrants to purchase 600,000 shares and 250,000 shares of Common Stock exercisable within 60 days of June 30, 1997.



(5) Includes, with respect to the Whitney Subordinated Debt Fund, L.P. ("WSDF"), warrants to purchase 405,460 shares and 160,000 shares of Common Stock held by WSDF and, with respect to Whitney Equity Partners, L.P. ("WEP"), a warrant to purchase 121,350 shares of Common Stock held by WEP each exercisable within 60 days of June 30, 1997. WEP and WSDF are limited partnerships in which Ray E. Newton, III is a general partner. Mr. Newton disclaims beneficial ownership of the securities held by such partnerships, except to the extent of his respective ownership interests in such partnerships.


(6) Includes 239,940 shares held by The Greenberg Family Fund LLC. Mr. Greenberg, a director of the Company, is President of The Greenberg Family Fund LLC and maintains the exclusive ability to direct the voting and disposition of the shares of Common Stock held by The Greenberg Family Fund LLC. Also includes 36,000 shares held by Mr. Greenberg's wife as to which Mr. Greenberg disclaims beneficial ownership.

(7) Includes 18,125 shares and a warrant to purchase 2,500 shares of Common Stock held by Maureen C. Sullivan Revocable Trust -- 1995.

(8) Includes an option to purchase 3,500 shares of Common Stock exercisable within 60 days of June 30, 1997.

(9) Includes options to purchase an aggregate of 1,605,678 shares of Common Stock exercisable within 60 days of June 30, 1997.

                          DESCRIPTION OF CAPITAL STOCK


     The authorized capital stock of the Company consists of 25,000,000 shares of Common Stock having a par value of $0.01 per share and 5,000,000 shares of Preferred Stock having a par value of $0.01 per share.


     The following description of the Company's capital stock and certain provisions of the Company's Amended and Restated Certificate of Incorporation and By-laws is qualified in its entirety by the provisions of the Amended and Restated Certificate of Incorporation and By-laws (which are included as exhibits to the Registration Statement of which this Prospectus is a part) and the General Corporation Law of the State of Delaware.

COMMON STOCK


     There will be 11,076,648 shares of Common Stock outstanding upon completion of the Offering. In addition, an aggregate of 2,341,810 shares of Common Stock are reserved for issuance under the Company's stock option plan, the FCP Option Agreement and the Whitney Warrants (as defined below).


     All outstanding shares of Common Stock are, and the shares offered hereby will be, fully paid and nonassessable. The holders of Common Stock are entitled to one vote for each share held of record on all matters voted upon by stockholders and may not cumulate votes. Thus, the owners of a majority of the Common Stock outstanding may elect all of the directors if they choose to do so, and the owners of the balance of such shares would not be able to elect any directors. Subject to the rights of holders of any future series of undesignated Preferred Stock that may be designated, each share of outstanding Common Stock is entitled to participate equally in any distribution of net assets made to the stockholders in a liquidation, dissolution or winding up of the Company and is entitled to participate equally in dividends as and when declared by the Board. There are no redemption, sinking fund, conversion or preemptive rights with respect to the shares of Common Stock. All shares of Common Stock have equal rights and preferences.

PREFERRED STOCK

     The Board is authorized, subject to certain limitations prescribed by law, without further stockholder approval, to issue from time to time up to an aggregate of 5,000,000 shares of Preferred Stock in one or more series with such designations and such powers, preferences and rights, and such qualifications, limitations or restrictions (which may differ with respect to each series) as the Board may fix by resolution.

     The Board is empowered to set the terms of such shares (including terms with respect to redemption, sinking fund, dividend, liquidation, preemptive, conversion and voting rights and preferences). Accordingly, the Board, without stockholder approval, may issue shares of Preferred Stock with terms (including terms with respect to redemption, sinking fund, dividend, liquidation, preemptive, conversion and voting rights and preferences) that could adversely affect the voting power and other rights of holders of Common Stock.

     At present, no shares of Preferred Stock are outstanding, and the Company has no present plans to issue any shares of Preferred Stock.

     The undesignated Preferred Stock may have the effect of discouraging an attempt, through the acquisition of a substantial number of shares of Common Stock, to acquire control of the Company with a view to effecting a merger, sale or exchange of assets or a similar transaction. For example, the Board could issue such shares as a dividend to holders of Common Stock or place such shares privately with purchasers who may side with the Board in opposing a takeover bid. The anti-takeover effects of the undesignated Preferred Stock may deny stockholders the receipt of a premium on their Common Stock and may also have a depressive effect on the market price of the Common Stock.

WARRANTS


     As part of the Whitney Investment the Company issued to (i) WSDF a warrant (the "WSDF warrant") to purchase 405,460 shares of Common Stock at an exercise price equal to $0.01 per share for a purchase price of $1,156 and (ii) WEP a warrant (the "WEP warrant") to purchase 121,350 shares of Common Stock at an exercise price equal to $8.24 per share for a purchase price of $347 (collectively, the "Whitney Warrants"). The WSDF warrant is exercisable by WSDF at any time after the earliest to occur of (a) October 21, 1998, (b) consummation of certain registered public offerings (including the Offering),
(c) a Change of Control (as defined in the WSDF warrant) and (d) receipt by WSDF of an Outside Sale Notice (as defined in the WSDF warrant). The WEP warrant is exercisable by WEP at any time. The Whitney Warrants each contain provisions that may cause an adjustment of the exercise price upon the occurrence of certain equity issuances specified therein.



     As part of the June Whitney Investment the Company issued to WSDF and affiliates of Messrs. Greenberg and Sullivan warrants (the "June Warrants") to purchase 200,000 shares of Common Stock at an exercise price equal to $0.01 per share for an aggregate purchase price of $696,463. In addition, the Company may be required to issue warrants to purchase up to an additional 200,000 shares of Common Stock at an exercise price equal to $0.01 per share contingent upon the payment of the subordinated debt issued in connection with the June Whitney Investment. The June Warrants are exercisable at any time after the earliest to occur of (a) June 30, 2001, (b) a Change of Control (as defined in the June Warrants) and (c) (x) the holder of such June Warrant receiving an Outside Sale Notice (as defined in the June Warrants) or (y) the holder of such June Warrant receiving a registration notice pursuant to Section 7 of the Stockholders Agreement (as defined in the June Warrants). The June Warrants each contain provisions that may cause an adjustment of the exercise price upon the occurrence of certain equity issuances specified therein.


     Each of WSDC and WEP has executed lock-up agreements as described in Shares Eligible for Future Sale. See "Shares Eligible for Future Sale."


STOCKHOLDERS AGREEMENT; REGISTRATION RIGHTS



     All of the existing holders of the Company's Common Stock and options to purchase Common Stock are parties to a Stockholders Agreement dated October 21, 1996 (the "Stockholders Agreement") which, except to the extent described in the next paragraph, will terminate upon the completion of the Offering. The Stockholders Agreement (i) provides that the stockholders have certain preemptive rights upon certain equity issuances by the Company, (ii) imposes certain conditions of the sale, transfer or disposal of shares of Common Stock and (iii) provides that WEP may designate a person to serve on the Board. The Stockholders Agreement terminates as to any party thereto upon the earliest to occur of (i) the transfer of all shares owned by such party, (ii) immediately prior to the effectiveness of certain registered public offerings (including the Offering) and (iii) the tenth anniversary of the date of the Stockholders Agreement; provided however, certain of the provisions will not terminate including provisions relating to registration rights as discussed below.


     The Stockholders Agreement provides that in the event the Company registers any of its securities for sale to the public, any holder of Restricted Stock (as defined therein) may request to have such Restricted Stock included in the sale at the Company's expense, subject to certain limitations. In the event such offering is an underwritten public offering, the Restricted Stock will be sold on the same terms and conditions as the shares of Common Stock otherwise being sold. The number of shares of Restricted Stock which may be included in an offering may be reduced if and to the extent the managing underwriter determines that such inclusion of Restricted Stock would adversely affect the marketing of the securities to be sold by the Company. In addition, each holder of Restricted Stock agrees to refrain from selling such Restricted Stock during the period of distribution of an offering and for a period until the 180th day after the effective date of the registration. As of June 30, 1996, there were 8,076,648 shares subject to registration rights, the holders of which have been asked to waive their registration rights in connection with the Offering.


CERTAIN PROVISIONS OF DELAWARE LAW

     The Company is subject to the provisions of section 203 of the General Corporation Law of the State of Delaware. Subject to certain exceptions, section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained such status with the approval of the Board or unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, assets sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

ANTI-TAKEOVER EFFECT OF PROVISIONS OF THE AMENDED AND RESTATED CERTIFICATION OF INCORPORATION AND BY-LAWS

     Certain provisions of the Company's Amended and Restated Certificate of Incorporation and By-laws could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board and in the policies formulated by the Board and to discourage certain types of transactions that may involve an actual or threatened change of control of the Company, such as an unsolicited acquisition proposal. Because these provisions could have the effect of discouraging a third party from acquiring control of the Company, they may inhibit fluctuations in the market price of shares of Common Stock that could otherwise result from actual or rumored takeover attempts and, therefore could deprive stockholders of an opportunity to realize a takeover premium. These provisions also may have the effect of limiting the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock and of preventing changes in the management of the Company.

     Election and Removal of Directors. The Company's Board is divided into three classes of directors serving staggered terms. One class of directors will be elected at each annual meeting of stockholders for a three-year term. At least two annual meetings of stockholders, instead of one, generally will be required to change the majority of the Company's Board. Any director may be removed for cause at any time by the affirmative vote of the holders of at least 66 2/3% of the shares entitled to vote at a special meeting of stockholders called for that purpose. The vacancies thus created may be filled at that same meeting by the affirmative vote of the holders of at least 66 2/3% of the shares entitled to vote at such meeting. Ordinary vacancies in the Board may be filled by the affirmative vote of the Board members then in office.

     Vote Required to Amend or Repeal Certain Provisions of the Amended and Restated Certificate of Incorporation and By-laws. The General Corporation Law of the State of Delaware provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's Amended and Restated Certificate of Incorporation or By-laws, unless a corporation's Amended and Restated Certificate of Incorporation or By-laws, as the case may be, requires a greater percentage. The Company's Amended and Restated Certificate of Incorporation requires the affirmative vote of the holders of at least 66 2/3% of the shares entitled to vote in the election of directors to amend or repeal any of its provisions. A vote of not fewer than 66 2/3% of the holders of shares entitled to vote in the election of directors is required to amend or repeal the Company's By-laws. The By-laws may also be amended or repealed by a vote of not fewer than a majority of the entire Board, provided that the Board may not amend or repeal any By-law adopted by the stockholders of the Company. Any such vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any Preferred Stock that might be outstanding at the time any such amendments are submitted to stockholders.

     Stockholder Consent. The Amended and Restated Certificate of Incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. In addition, the Amended and Restated Certificate of Incorporation provides that, except as otherwise required by law, special meetings of the stockholders can only be called pursuant to a resolution adopted by a majority of the Board or by the Chairman of the Board. Stockholders will not be permitted to call a special meeting or to require the Board to call a special meeting.

     Advance Notice. The Amended and Restated Certificate of Incorporation establishes an advance notice procedure for stockholder proposals to be brought before an annual meeting of the stockholders of the Company, including proposed nominations of persons for election to the Board.

     Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to the Company's Secretary timely written notice, in proper form, of the stockholder's intention to bring that business before the meeting. Although the Amended and Restated Certificate of Incorporation does not give the Board the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the Amended and Restated Certificate of Incorporation may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or defer a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock will be determined prior to the completion of the Offering.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to the Offering, there has been no market for the Common Stock of the Company. Future sales of substantial amounts of Common Stock in the public market could adversely affect market prices prevailing from time to time. Furthermore, since only a limited number of shares will be available for sale shortly after the Offering because of certain contractual and legal restrictions on resale described below, sales of substantial amounts of Common Stock of the Company in the public market after the restrictions lapse could adversely affect the prevailing market price and the ability of the Company to raise equity capital in the future.


     Upon completion of the Offering, the Company will have outstanding an aggregate of 11,076,648 shares of Common Stock, assuming no exercise of the Underwriters' over-allotment option and no exercise of outstanding options and based upon the number of shares outstanding as of June 30, 1997. Of these shares, all of the 3,000,000 shares sold in the Offering will be freely tradable without restriction or further registration under the Securities Act, unless such shares are purchased by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act ("Affiliates"). The remaining 8,076,648 shares of Common Stock held by existing stockholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act (the "Restricted Shares"). Restricted Shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, which rules are summarized below.



     The Company, and the executive officers, directors and stockholders who own in the aggregate 8,076,648 shares of Common Stock have agreed that, other than by bona fide gift or transfer by reason of death or intestacy, they will not, without the prior written consent of Hambrecht & Quist LLC, (which consent may be provided or withheld in its sole discretion) directly or indirectly, sell, offer, contract to sell, transfer the economic risk of ownership in, make any short sale, pledge or otherwise dispose of any shares of Common Stock or any securities convertible into or exchangeable or exercisable for or any other rights to purchase or acquire shares of Common Stock owned by them during the 180-day period commencing on the date of this Prospectus. The Company may, however, issue shares of Common Stock upon the exercise of stock options that are currently outstanding, and may grant additional options under the Option Plan, provided that, without the prior written consent of Hambrecht & Quist LLC, such additional options shall not be exercisable during such period.



     Upon expiration of the lock-up period, 13,225 shares of Common Stock held by existing stockholders will be eligible for sale without restriction under Rule 144(k) or Rule 701, while 6,403,728 shares held by existing stockholders will be eligible for sale subject to the volume and other restrictions of Rule
144. The remaining 1,665,763 shares held by existing stockholders will become eligible for sale pursuant to Rule 144 upon expiration of applicable holding periods. In addition, as of June 30, 1997, 2,341,810 shares were subject to outstanding options and warrants. All of those shares are subject to lock-up agreements. Upon expiration of lock-up agreements, 450,000 shares subject to such options and warrants will be vested, and could be exercised and sold.



     In general, under Rule 144, beginning 90 days after the date of this Prospectus, an Affiliate of the Company, or person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least one year, will be entitled to sell in any three-month period a number of shares that does not exceed the greater of (i) one percent of the then outstanding shares of the Company's Common Stock or (ii) the average weekly trading volume of the Company's Common Stock in the Nasdaq National Market during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the SEC. Sales pursuant to Rule 144 are subject to certain requirements relating to manner of sale, notice and availability of current public information about the Company. A person (or person whose shares are aggregated) who is not deemed to have been an Affiliate of the Company at any time during the 90 days immediately preceding the sale and who has beneficially owned Restricted Shares for at least two years is entitled to sell such shares pursuant to Rule 144(k) without regard to the limitations described above.

     Any employee, officer or director of or consultant to the Company who purchased or was awarded shares or options to purchase shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701 under the Securities Act, which permits Affiliates and non-Affiliates to sell their Rule 701 shares without having to comply with Rule 144's holding period restrictions, in each case commencing 90 days after the date of this Prospectus. In addition, non-Affiliates may sell Rule 701 shares without complying with the public information, volume and notice provisions of Rule 144. Rule 701 is available for stockholders of the Company as to all shares issued pursuant to the exercise of options granted prior to the Offering.

     The Company intends to file a registration statement under the Securities Act covering shares of Common Stock reserved for issuance under the Option Plan. Based on the number of options outstanding and shares reserved for issuance under the Option Plan at June 30, 1997, such registration statement would cover approximately 765,000 shares. Such registration statement is expected to be filed and to become effective as soon as practicable after the date of this Prospectus. Shares registered under such registration statement will, subject to Rule 144 volume limitations applicable to Affiliates, be available for sale in the open market, unless such shares are subject to vesting restrictions with the Company or the lock-up agreements described above. See "Management."


     In addition, pursuant to the Stockholders Agreement, certain stockholders holding 8,076,648 shares of Common Stock after the Offering have certain rights to have such shares registered for resale under the Securities Act. The number of shares sold in the public market could increase if registration rights are exercised. See "Description of Capital Stock -- Stockholders Agreement."

                                  UNDERWRITING


     Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below, through their representatives, Hambrecht & Quist LLC and Robertson, Stephens & Company LLC (collectively, the "Representatives"), have severally agreed to purchase from the Company the following respective numbers of shares of Common Stock:



                                                                            NUMBER OF
                                   UNDERWRITER                               SHARES
        ------------------------------------------------------------------  ---------
        Hambrecht & Quist LLC.............................................
        Robertson, Stephens & Company LLC.................................

                                                                            ---------
                  Total...................................................  3,000,000
                                                                            =========


     The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent, including the absence of any material adverse change in the Company's business and the receipt of certain certificates, opinions and letters from the Company, its counsel and independent auditors. The nature of the Underwriters' obligations is such that they are committed to purchase all shares of Common Stock offered hereby if any of such shares are purchased.

     The Underwriters propose to offer the shares of Common Stock directly to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in
excess of $          per share. The Underwriters may allow, and such dealers may
re-allow, a concession not in excess of $          per share to certain other
dealers. After the initial public offering of the shares, the offering price and other selling terms may be changed by the Representatives. The Representatives have informed the Company that the Underwriters do not intend to confirm sales of Common Stock offered hereby to any accounts over which they have discretionary authority.


     The Company has granted to the Underwriters an option, exercisable no later than 30 days after the date of this Prospectus, to purchase up to 450,000 additional shares of Common Stock at the initial public offering price, less the underwriting discount, set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise this option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof that the number of shares of Common Stock to be purchased by it shown in the above table bears to the total number of shares of Common Stock offered hereby. The Company will be obligated, pursuant to the option, to sell shares to the Underwriters to the extent the option is exercised. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of shares of Common Stock offered hereby.



     In connection with the Storybook Acquisition and related financing Hambrecht & Quist LLC will receive a fee of $100,000 for certain financial advisory services.


     The offering of the shares is made for delivery when, as and if accepted by the Underwriters and subject to prior sale and to withdrawal, cancellation or modification of the Offering without notice. The Underwriters reserve the right to reject an order for the purchase of shares in whole or in part.


     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the Underwriters may be required to make in respect thereof.



     All current stockholders of the Company, including the executive officers and directors, who will own in the aggregate 8,076,648 shares of Common Stock upon completion of the Offering based on shares outstanding as of June 30, 1997, have agreed that they will not, without the prior written consent of Hambrecht & Quist LLC, offer, sell or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock or securities exercisable for or convertible into shares of Common Stock owned by them during the 180-day period following the effective date of this Prospectus. The Company has agreed that it will not, without prior written consent of Hambrecht & Quist LLC, offer, sell or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock or securities exchangeable for or convertible into shares of Common Stock during the 180-day period following the effective date of this Prospectus, except that the Company may grant options under its stock plans and issue securities under, or pursuant to the exercise of options granted under, its stock plans. Hambrecht & Quist LLC in its sole discretion may release any of the shares subject to the lock-up at any time without notice. See "Shares Eligible for Future Sale."

     Prior to the Offering, there has been no public market for the Company Stock. The initial public offering price of the Common Stock was determined by negotiation among the Company and the Representatives. Among the factors considered in determining the initial public offering price were prevailing market and economic conditions, sales and earnings of the Company, market valuations of other companies engaged in activities similar to the Company, estimates of the business potential and prospects of the Company, the present state of the Company's business operations, the Company's management and other factors deemed relevant. The estimated initial public offering price range set forth on the cover of this Prospectus is subject to change as a result of market conditions and other factors.

     Certain persons participating in the Offering may overallot or effect transactions which stabilize, maintain or otherwise affect the market price of the Common Stock at levels above those which might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids. A stabilizing bid means the placing of any bid or effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of the Common Stock. A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the Offering. A penalty bid means an arrangement that permits the Underwriters to reclaim a selling concession from a syndicate member in connection with the Offering when shares of Common Stock sold by the syndicate member are purchased in syndicate covering transactions. Such transactions may be effected on the Nasdaq National Market, in the over-the-counter market, or otherwise. Such stabilizing, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

     The validity of the Common Stock being offered hereby and certain other legal matters relating to the Offering will be passed upon for the Company by Kirkland & Ellis, New York, New York. Certain legal matters relating to the Offering will be passed upon for the Underwriters by Cooley Godward LLP, Palo Alto, California.

                                    EXPERTS


     The consolidated financial statements of the Company as of December 30, 1995 and December 28, 1996 and for each of the three years in the period ended December 28, 1996 included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.



     The financial statements of Storybook Heirlooms, Inc., as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules filed therewith. For further information with respect to the Company and the Common Stock offered hereby, reference is made to such Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus regarding the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, including exhibits and schedules thereto may be inspected without charge at the principal office of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, the New York Regional Office located at 7 World Trade Center, Suite 1300, New York, New York 10048, and the Chicago Regional Office located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of all or any part thereof may be obtained at prescribed rates from the Commission's Public Reference Section at its principal office. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's World Wide Web site is http://www.sec.gov.

                     FULCRUM DIRECT, INC. AND SUBSIDIARIES


                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                                       PAGE
                                                                                      NUMBER
                                                                                      ------
Report of Independent Public Accountants............................................    F-2
Consolidated Balance Sheets at December 30, 1995, December 28, 1996 and June 30,
  1997 (unaudited)..................................................................    F-3
Consolidated Statements of Operations for the fiscal periods 1994, 1995 and 1996 and
  the six months ended June 30, 1996 (unaudited) and June 30, 1997 (unaudited)......    F-4
Consolidated Statements of Stockholders' Equity for the fiscal periods 1994, 1995
  and 1996 and the six months ended June 30, 1997 (unaudited).......................    F-5
Consolidated Statements of Cash Flows for the fiscal periods 1994, 1995 and 1996 and
  the six months ended June 30, 1996 (unaudited) and June 30, 1997 (unaudited)......    F-6
Notes to Consolidated Financial Statements..........................................    F-7



                           STORYBOOK HEIRLOOMS, INC.



                         INDEX TO FINANCIAL STATEMENTS



Independent Auditors' Report........................................................   F-23
Balance Sheets at December 31, 1995 and 1996........................................   F-24
Statements of Operations for the fiscal years ended December 31, 1994, 1995 and
  1996..............................................................................   F-25
Statements of Shareholders' Equity for the fiscal years ended December 31, 1994,
  1995 and 1996.....................................................................   F-26
Statements of Cash Flows for the fiscal years ended December 31, 1994, 1995 and
  1996..............................................................................   F-27
Notes to Financial Statements.......................................................   F-28

Statements of Operations for the six months ended June 30, 1996 (unaudited) and June
  27, 1997 (unaudited)..............................................................   F-32
Statement of Shareholders' Equity for the six months ended June 27, 1997
  (unaudited).......................................................................   F-33
Statements of Cash Flows for the six months ended June 30, 1996 (unaudited) and June
  27, 1997 (unaudited)..............................................................   F-34
Notes to Financial Statements.......................................................   F-35

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Fulcrum Direct, Inc.:


     We have audited the accompanying consolidated balance sheets of FULCRUM DIRECT, INC., (a Delaware corporation) AND SUBSIDIARY (collectively, the "Company") as of December 30, 1995 and December 28, 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for the period from March 16, 1994 (inception) through December 31, 1994 and for each of the two years in the period ended December 28, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 30, 1995 and December 28, 1996, and the results of their consolidated operations and their cash flows for the period from March 16, 1994 (inception) through December 31, 1994 and for each of the two years in the period ended December 28, 1996, in conformity with generally accepted accounting principles.


                                          ARTHUR ANDERSEN LLP


New York, New York

February 28, 1997

                     FULCRUM DIRECT, INC. AND SUBSIDIARIES


                          CONSOLIDATED BALANCE SHEETS
         (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE INFORMATION)

                                     ASSETS


                                                                         DECEMBER 30,     DECEMBER 28,      JUNE 30,
                                                                             1995             1996            1997
                                                                         ------------     ------------     -----------
                                                                                                           (UNAUDITED)
CURRENT ASSETS:
  Cash and cash equivalents.............................................   $    196         $    140         $ 4,727
  Marketable securities.................................................      1,543               --              --
  Receivables...........................................................      1,677            1,507           1,467
  Inventories...........................................................      7,037           12,532          20,974
  Deferred income taxes.................................................        202               29              --
  Deferred catalog costs................................................        621            1,315           2,324
  Other current assets..................................................        258              299           1,489
                                                                            -------          -------         -------
         Total current assets...........................................     11,534           15,822          30,981
FURNITURE, FIXTURES AND EQUIPMENT, net..................................      1,249            3,355           7,582
INTELLECTUAL AND PROPRIETARY PROPERTY, net..............................      1,872            4,072           1,846
TRADEMARK...............................................................         --              349           6,776
LONG-TERM RECEIVABLES...................................................         --            1,110           2,184
DEFERRED FINANCING COSTS................................................         --              663           1,047
EXCESS OF COSTS OVER FAIR MARKET VALUE OF ASSETS ACQUIRED...............        205              194           9,458
                                                                            -------          -------         -------
         TOTAL ASSETS...................................................   $ 14,860         $ 25,565         $59,874
                                                                            =======          =======         =======
                                 LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Lines of credit.......................................................   $  4,820         $     --         $    --
  Cash overdrafts.......................................................        839            1,200           3,995
  Accounts payable......................................................      1,880            3,107           6,854
  Short-term debt.......................................................         --               --           2,000
  Current portion of long-term debt.....................................        129              426             399
  Reserve for returns...................................................        158              514             398
  Other accrued liabilities.............................................        481              641           2,123
                                                                            -------          -------         -------
         Total current liabilities......................................      8,307            5,888          15,769
LONG-TERM DEBT, net of current portion..................................        702           11,754          30,915
DEFERRED INCOME TAXES...................................................         34               --              --
                                                                            -------          -------         -------
         Total liabilities..............................................      9,043           17,642          46,684
                                                                            -------          -------         -------
COMMITMENTS AND CONTINGENCIES...........................................
STOCKHOLDERS' EQUITY:
  Preferred stock, $0.01 par value; 100,000 shares authorized, 30,000 shares Series A Preferred Stock designated, issued and outstanding as of December 30, 1995; 200,000 shares authorized, 52,000 shares of
    Series A Preferred Stock designated, none issued or outstanding, and
    35,000 shares of Series B Preferred Stock designated, none issued or outstanding as of December 28, 1996; and 5,000,000 shares
    authorized, none issued or outstanding as of June 30, 1997..........         --               --              --
  Common stock, $0.01 par value; 3,600,000 shares authorized, issued and outstanding as of December 30, 1995; 10,000,000 shares authorized,
    6,410,885 issued and outstanding as of December 28, 1996; 25,000,000 shares authorized, 8,076,648 issued and outstanding as of June 30,
    1997................................................................         36               64              81
  Additional paid-in capital............................................      5,384            7,859          20,035
  Unrealized gain on marketable securities, net of deferred tax.........        137               --              --
  Retained earnings (deficit)...........................................        260               --          (6,926)
                                                                            -------          -------         -------
         Total stockholders' equity.....................................      5,817            7,923          13,190
                                                                            -------          -------         -------
         TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.....................   $ 14,860         $ 25,565         $59,874
                                                                            =======          =======         =======


The accompanying notes to consolidated financial statements are an integral part of these statements.

                     FULCRUM DIRECT, INC. AND SUBSIDIARIES


                     CONSOLIDATED STATEMENTS OF OPERATIONS
         (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE INFORMATION)


                                            PERIOD OF
                                            MARCH 16,
                                               1994
                                           (INCEPTION)         FISCAL YEAR ENDED             SIX MONTHS ENDED
                                             THROUGH      ---------------------------   ---------------------------
                                           DECEMBER 31,   DECEMBER 30,   DECEMBER 28,     JUNE 30,       JUNE 30,
                                               1994           1995           1996           1996           1997
                                           ------------   ------------   ------------   ------------   ------------
                                                                                        (UNAUDITED)    (UNAUDITED)
NET REVENUES.............................   $   11,997     $   28,581     $   36,457     $   16,815     $   23,111
COST OF GOODS SOLD.......................        5,087         13,211         15,566          7,525          9,450
                                             ---------      ---------      ---------      ---------      ---------
GROSS PROFIT.............................        6,910         15,370         20,891          9,290         13,661
ADVERTISING AND CATALOG COSTS............        4,638          5,142          7,089          3,550          7,303
GENERAL AND ADMINISTRATIVE EXPENSES......        1,979          9,171         12,621          6,142          9,157
NONRECURRING PLAYCLOTHES START UP
  COSTS..................................           --             --            338             --          2,116
                                             ---------      ---------      ---------      ---------      ---------
INCOME (LOSS) FROM OPERATIONS............          293          1,057            843           (402)        (4,915)
OTHER INCOME.............................           52            177            869            629            371
INTEREST EXPENSE.........................          (63)          (762)          (820)          (412)        (1,022)
OTHER EXPENSE............................         (112)            (1)          (256)          (253)            --
                                             ---------      ---------      ---------      ---------      ---------
INCOME (LOSS) BEFORE INCOME TAXES AND
  CUMULATIVE EFFECT OF CHANGE IN
  ACCOUNTING PRINCIPLE...................          170            471            636           (438)        (5,566)
INCOME TAX EXPENSE (BENEFIT).............           79            151            230           (158)          (442)
                                             ---------      ---------      ---------      ---------      ---------
INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF
  CHANGE IN ACCOUNTING PRINCIPLE.........           91            320            406           (280)        (5,124)
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING
  PRINCIPLE, NET OF TAX BENEFIT..........           --             --             --             --         (1,802)
                                             ---------      ---------      ---------      ---------      ---------
NET INCOME (LOSS)........................   $       91     $      320     $      406     $     (280)    $   (6,926)
                                             =========      =========      =========      =========      =========
PRO FORMA NET LOSS(1)....................   $      (41)    $     (189)    $     (755)    $     (590)    $   (6,926)
                                             =========      =========      =========      =========      =========
NET INCOME (LOSS)........................   $       91     $      320     $      406     $     (280)    $   (6,926)
PREFERRED STOCK DIVIDENDS................           --             60            583            291             --
                                             ---------      ---------      ---------      ---------      ---------
NET INCOME (LOSS) APPLICABLE TO COMMON
  STOCKHOLDERS...........................   $       91     $      260     $     (177)    $     (571)    $   (6,926)
                                             =========      =========      =========      =========      =========
WEIGHTED AVERAGE NUMBER OF COMMON AND
  COMMON EQUIVALENT SHARES OUTSTANDING...    5,476,335      5,780,976      8,265,620      7,708,335      8,294,019
                                             =========      =========      =========      =========      =========
NET INCOME (LOSS) PER COMMON AND COMMON
  EQUIVALENT SHARE BEFORE CUMULATIVE
  EFFECT OF CHANGE IN ACCOUNTING
  PRINCIPLE..............................   $     0.02     $     0.04     $    (0.02)    $    (0.07)    $    (0.62)
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING
  PRINCIPLE..............................           --             --             --             --          (0.22)
                                             ---------      ---------      ---------      ---------      ---------
NET INCOME (LOSS) PER COMMON AND COMMON
  EQUIVALENT SHARE.......................   $     0.02     $     0.04     $    (0.02)    $    (0.07)    $    (0.84)
                                             =========      =========      =========      =========      =========
PRO FORMA NET LOSS PER COMMON AND COMMON
  EQUIVALENT SHARE(1)....................   $    (0.01)    $    (0.03)    $    (0.16)    $    (0.11)    $    (0.84)
                                             =========      =========      =========      =========      =========


---------------

(1) The pro forma net loss and net loss per common and common equivalent share represent those amounts as if the change in accounting policy had been applied in all the periods presented.


The accompanying notes to consolidated financial statements are an integral part of these statements.

                     FULCRUM DIRECT, INC. AND SUBSIDIARIES


                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                             (DOLLARS IN THOUSANDS)


                                  PREFERRED STOCK,
                                   $0.01 PAR VALUE
                          ---------------------------------
                                                               COMMON STOCK,
                             SERIES A          SERIES B       $0.01 PAR VALUE   ADDITIONAL                              TOTAL
                          ---------------   ---------------   ---------------    PAID-IN     UNREALIZED   RETAINED   STOCKHOLDERS'
                          SHARES   AMOUNT   SHARES   AMOUNT   SHARES   AMOUNT    CAPITAL        GAIN      EARNINGS      EQUITY
                          ------   ------   ------   ------   ------   ------   ----------   ----------   --------   ------------
STOCKHOLDERS' INVESTMENT
  AT MARCH 16, 1994
  (inception)...........     --      $--       --      $--       --     $ --     $     --      $   --     $     --     $     --
Capital investment at
  March 31, 1994........     --      --        --      --     3,600       36        2,705          --           --        2,741
Distribution of
  capital...............     --      --        --      --        --       --         (551)         --          (91)        (642)
Net income..............     --      --        --      --        --       --           --          --           91           91
                           ----    ----      ----    ----     -----     ----      -------        ----      -------      -------
BALANCE, DECEMBER 31,
  1994..................     --      --        --      --     3,600       36        2,154          --           --        2,190
Net income..............     --      --        --      --        --       --           --          --          320          320
Issuance of Series A
  Preferred Stock.......     30      --        --      --        --       --        3,000          --           --        3,000
Additional capital
  contributions.........     --      --        --      --        --       --        1,773          --           --        1,773
Distribution of
  capital...............     --      --        --      --        --       --       (1,543)         --           --       (1,543)
Unrealized gain on
  marketable securities,
  net of deferred tax...     --      --        --      --        --       --           --         137           --          137
Preferred stock
  dividends (12% per
  annum)................     --      --        --      --        --       --           --          --          (60)         (60)
                           ----    ----      ----    ----     -----     ----      -------        ----      -------      -------
BALANCE, DECEMBER 30,
  1995..................     30      --        --      --     3,600       36        5,384         137          260        5,817
Net income..............     --      --        --      --        --       --           --          --          406          406
Net change of unrealized
  gain on marketable
  securities, net of
  tax...................     --      --        --      --        --       --           --        (137)          --         (137)
Issuance of Series A
  Preferred Stock.......     21      --        --      --        --       --        2,123          --           --        2,123
Issuance of Series B
  Preferred Stock.......     --      --        31      --        --       --        3,173          --           --        3,173
Distribution of
  capital...............     --      --        --      --        --       --       (2,191)         --          (83)      (2,274)
Conversion of Series A
  Preferred Stock.......    (47)     --        --      --     2,417       24          (24)         --           --           --
Call Series A Preferred
  Stock.................     (4)     --        --      --        --       --         (400)         --           --         (400)
Call Series B Preferred
  Stock.................     --      --       (31)     --        --       --       (3,208)         --           --       (3,208)
Sale of common stock and
  warrants..............     --      --        --      --       394        4        1,846          --           --        1,850
Issuance of warrants....     --      --        --      --        --       --        1,156          --           --        1,156
Preferred stock
  dividends (12% per
  annum)................     --      --        --      --        --       --           --          --         (583)        (583)
                           ----    ----      ----    ----     -----     ----      -------        ----      -------      -------
BALANCE, DECEMBER 28,
  1996..................     --      --        --      --     6,411       64        7,859          --           --        7,923
Net loss (unaudited)....     --      --        --      --        --       --           --          --       (6,926)      (6,926)
Issuance of warrants
  (unaudited)...........     --      --        --      --        --       --          696          --           --          696
Sale of common stock and
  warrants
  (unaudited)...........     --      --        --      --     1,450       15        9,985          --           --       10,000
Issuance of common stock
  (unaudited)...........     --      --        --      --       216        2        1,495          --           --        1,497
                           ----    ----      ----    ----     -----     ----      -------        ----      -------      -------
BALANCE, JUNE 30, 1997
  (unaudited)...........     --      $--       --      $--    8,077     $ 81     $ 20,035      $   --     $ (6,926)    $ 13,190
                           ====    ====      ====    ====     =====     ====      =======        ====      =======      =======


The accompanying notes to consolidated financial statements are an integral part of these statements.

                     FULCRUM DIRECT, INC. AND SUBSIDIARIES


                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)


                                                         PERIOD OF
                                                       MARCH 16, 1994
                                                        (INCEPTION)          FISCAL YEAR ENDED             SIX MONTHS ENDED
                                                          THROUGH       ---------------------------   ---------------------------
                                                        DECEMBER 31,    DECEMBER 30,   DECEMBER 28,     JUNE 30,       JUNE 30,
                                                            1994            1995           1996           1996           1997
                                                       --------------   ------------   ------------   ------------   ------------
                                                                                                      (UNAUDITED)    (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)...................................    $     91        $    320       $    406       $   (280)      $ (6,926)
  Adjustments to reconcile net income (loss) to net
    cash used by operating activities:
    Cumulative effect of change in accounting
      principle.......................................          --              --             --             --          3,033
    Depreciation and amortization.....................         176             469          1,050            510            666
    Net changes in current assets and liabilities:
      Receivables.....................................        (485)         (1,038)           170            215           (887)
      Inventories.....................................          41          (5,143)        (5,425)        (2,398)        (4,889)
    Customer lists....................................        (368)         (1,733)        (2,725)           (27)          (226)
      Deferred catalog costs..........................        (203)           (154)          (694)          (153)          (549)
      Other current assets............................         498              24            (41)        (1,480)          (870)
      Accounts payable................................        (173)          1,670          1,588          2,452          4,984
      Reserve for returns.............................          67              66              6             84           (380)
      Other accrued liabilities.......................         105            (121)           160            103           (522)
    Deferred income taxes.............................          79              (8)           229           (152)        (1,674)
    Other long-term liabilities.......................        (618)            (50)            --             --             --
                                                           -------         -------
      Net cash used by operating activities...........        (790)         (5,698)        (5,276)        (1,126)        (8,240)
                                                           -------         -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of assets.................................        (245)           (250)          (626)           (16)        (2,449)
  Net cash paid in the purchase of Storybook..........          --              --             --             --        (14,498)
  Net cash paid in the purchase of Playclothes
    assets............................................          --              --         (1,271)            --             --
  Net cash paid in the purchase of NewStork...........      (2,341)             --             --             --             --
  Sale (purchase) of marketable securities............          --          (1,316)         1,316          1,316             --
                                                           -------         -------
      Net cash used by investing activities...........      (2,586)         (1,566)          (581)         1,300        (16,947)
                                                           -------         -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings on lines of credit.......................         917           3,434         10,193          4,014         14,315
  Payments of line of credit..........................          --          (3,985)        (8,899)        (1,330)        (6,412)
  Payments of debt obligations........................        (322)           (160)        (5,419)         (5456)          (180)
  Proceeds from debt obligations......................         152           4,889         11,228             --         11,305
  Deferred financing costs............................          --              --           (663)            --             --
  Preferred stock dividends paid......................          --             (60)          (222)           (38)            --
  Proceeds from issuance of common stock and
    warrants..........................................          --              --          2,000             --         10,746
  Proceeds from issuance of preferred stock...........          --           3,000          3,465          3,515             --
  Redemption of preferred stock.......................          --              --         (3,608)            --             --
  Investment (distribution) of capital................       2,741             230         (2,274)          (774)            --
                                                           -------         -------
      Net cash provided by financing activities.......       3,488           7,348          5,801            (69)        29,774
                                                           -------         -------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS.........................................         112              84            (56)           105          4,587
CASH AND CASH EQUIVALENTS, beginning of period........          --             112            196            196            140
                                                           -------         -------
CASH AND CASH EQUIVALENTS, end of period..............    $    112        $    196       $    140       $    301       $  4,727
                                                           =======         =======
CASH PAID FOR INTEREST................................    $     94        $    757       $  1,198       $    297       $  1,022
                                                           =======         =======
SUMMARY OF NON-CASH TRANSACTIONS:
  Assignment of intangible assets to stockholder......    $    642        $     --       $     --       $     --       $     --
                                                           =======         =======
  Related party long-term receivable..................    $     --        $     --       $     --       $     --       $ (1,074)
                                                           =======         =======
  Unrealized gain (loss) on marketable securities, net
    of deferred tax...................................    $     --        $    137       $   (137)      $   (137)      $     --
                                                           =======         =======
  Effect of reduction in deferred tax asset valuation
    allowance on purchase accounting..................    $    329        $    160       $    (11)      $     --       $     --
                                                           =======         =======
  Series A and B Preferred Stock issued for debt......    $     --        $     --       $  1,320       $     --       $     --
                                                           =======         =======
  Series B Preferred Stock issued for dividends.......    $     --        $     --       $    361       $    253       $     --
                                                           =======         =======
  Conversion of Preferred Stock to Common Stock.......    $     --        $     --       $     24       $     --       $     --
                                                           =======         =======
  Stock issued for deferred financing costs...........    $     --        $     --       $     --       $     --       $    405
                                                           =======         =======
  Stock issued in the purchase of Storybook...........    $     --        $     --       $     --       $     --       $  1,042
                                                           =======         =======
  Equipment purchased on capital leases...............    $     --        $    593       $  1,902       $  1,383       $  1,797
                                                           =======         =======


The accompanying notes to consolidated financial statements are an integral part of these statements.

                     FULCRUM DIRECT, INC. AND SUBSIDIARIES


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   FOR THE PERIOD FROM MARCH 16, 1994 (INCEPTION) THROUGH DECEMBER 31, 1994,
         THE FISCAL YEARS ENDED DECEMBER 30, 1995 AND DECEMBER 28, 1996

  (INFORMATION AS IT RELATES TO THE SIX MONTHS ENDED JUNE 30, 1996 AND 1997 IS
                                   UNAUDITED)

              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE INFORMATION)

(1) DESCRIPTION AND HISTORY OF COMPANY:


     Fulcrum Direct, Inc., a Delaware corporation ("Fulcrum" or the "Company"), is a leading catalog retailer of apparel, accessories and shoes for children, teens and young women up to 24 years. The Company's portfolio of brands includes After the Stork, Playclothes, Storybook Heirlooms, zoe, Little Feet, SunSkins and Discount Direct. The Company's 160,000 square foot headquarters, call center and distribution center is located in Rio Rancho, New Mexico.



     In February 1993, NewStork, Inc. a New Mexico corporation ("NewStork") purchased the business and assets, and assumed certain liabilities, of After the Stork, Inc., a New Mexico corporation and a manufacturer and catalog retailer of natural fiber children's clothing which was founded in 1980. On March 31, 1994, all of the outstanding stock of NewStork was acquired by FCP Direct, Inc., a Delaware corporation ("FCP Direct") and a wholly owned subsidiary of Fulcrum Capital Partners L.P., a Delaware limited partnership ("FCPLP"), for cash consideration. In March 1995, FCPLP contributed to Fulcrum all common shares of FCP Direct. On December 30, 1995, to simplify Fulcrum's capital structure, NewStork was merged into FCP Direct, and FCP Direct was merged into Fulcrum.



     During 1995, Fulcrum developed its SunSkins brand, introduced the After the Stork brand in Japan and developed other revenue enhancing programs. In Spring 1996, Fulcrum introduced Discount Direct and purchased a catalog customer list from OshKosh B'Gosh. In Fall 1996, Fulcrum introduced its Little Feet brand in the U.S. and Japan. Net revenues in Japan were $2,887, $9,005 and $2,516 in fiscal years 1995 and 1996 and for the six month period ended June 30, 1997 (unaudited), respectively.



     On December 31, 1996, the Company acquired, for cash consideration of approximately $1,200 and assumption of $350 of customer returns liabilities, certain assets relating to the Playclothes brand, previously part of a portfolio of several brands marketed by a subsidiary of The Walt Disney Company ("The Walt Disney Company"). Net revenues of the Playclothes catalog were $28,900 in 1996 (unaudited). Assets acquired included (i) all proprietary rights in the Playclothes brand name, (ii) the Playclothes customer list, (iii) a Canadian wholesale and license agreement, (iv) the right to mail Fulcrum's catalogs in 1997 to customers of The Disney Catalog and (v) certain immaterial inventory and fixed assets. Under the Canadian wholesale and license agreement, the Company is entitled to receive guaranteed payments through December 2000 with an aggregate present value totaling $1,110. The Company allocated the approximately $1,500 purchase price in the accompanying fiscal year 1996 consolidated balance sheet as follows: (i) $1,110 to long-term receivables, (ii) $349 to tradenames and
(iii) $60 to customer list.



     On June 27, 1997 (unaudited), the Company acquired all of the outstanding common stock of Storybook Heirlooms, Inc., ("Storybook") a specialty retailer of children's clothing, for approximately $15,000, which includes 151,000 shares of the Company's common stock valued at the date of acquisition to be $1,042. This acquisition has been accounted for under the purchase method. The purchase price was allocated based on estimated fair values at the date of acquisition. The Company recorded $2,056 of deferred tax liability for the excess of the resulting amounts recorded for financial reporting purposes over the tax basis of certain assets and liabilities acquired. This resulted in an excess of cost over fair value of net assets acquired of $9,264. The Company is continuing to evaluate the assets and liabilities of Storybook and there may be adjustment to the recording of the acquisition. The excess of cost over fair value of net assets acquired are being amortized on a straight-line basis over 20 years.

     The Company plans to integrate Storybook by: (i) eliminating redundant corporate staff including select executives and accounting, human resources, and marketing and manufacturing staffs, (ii) consolidating duplicate distribution center and call center facilities primarily into Fulcrum's Rio Rancho, New Mexico facility by closing the Foster City, California facility; and (iii) consolidating printing, freight, toll-free phone service and credit card processing contracts, manufacturing and merchandising. The success of the Storybook Acquisition will depend primarily on the Company's ability to successfully integrate and consolidate Storybook, which will require substantial management, financial and other resources and may pose risks with respect to sales, customer service and market share.



     The following unaudited pro forma information reflects the debt used to finance the acquisition and presents a summary of consolidated results of operations of the Company and Storybook as if the acquisition had occurred on January 1, 1996.



                                                     FISCAL YEAR ENDED     SIX MONTHS ENDED
                                                     DECEMBER 28, 1996      JUNE 30, 1997
                                                     -----------------     ----------------
        Net revenues...............................       $67,405              $ 38,074
        Net income (loss)..........................       $   310              $ (7,688)
        Net income (loss) per common and common
          equivalent share.........................       $ (0.03)             $  (0.77)


     In management's opinion, the unaudited pro forma consolidated results of operations are not indicative of the actual results that would have occurred had the combination been consummated at the beginning of 1996 or of future operations of the consolidated entities.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  a.  Principles of Consolidation


     The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Storybook, a California corporation, which the Company intends to eliminate through merger in the second half of 1997, and Equipment Bond Purchaser, Inc., (a New Mexico corporation, formed solely to administer the Company's Industrial Revenue Bonds). All material intercompany transactions and balances have been eliminated.


  b.  Presentation of Fiscal Periods

     The Company uses a 52 to 53 week fiscal year ending the Saturday nearest to December 31. The 1994 financial statements represent the period from March 16, 1994 (inception) to December 31, 1994. The fiscal years ending December 30, 1995 and December 28, 1996 both included 52 weeks.

  c.  Fair Value of Financial Instruments

     The carrying amounts of all financial instruments, excluding marketable securities, are believed to approximate fair market value based upon the following methods and assumptions:

     Cash and Cash Equivalents -- The carrying value of cash and cash equivalents is assumed to approximate fair value due to the short-term maturity of these instruments.

     Marketable Securities -- The fair value of marketable securities available-for-sale is based upon fair market value. See Note 2e. -- Summary of Significant Accounting Policies -- Marketable Securities.

     Lines of Credit -- The carrying values of the lines of credit are assumed to approximate fair value due to the secured nature of these instruments, their floating interest rates and their short-term nature.

     Long-term Debt -- The carrying value of the Company's long-term debt approximates fair value after allocation of the estimated fair value of the debt to the warrants issued in connection with subordinated debt.

     Letters of Credit -- The Company utilizes stand-by and commercial letters of credit for certain domestic and imported purchases. The contract amounts of the letters of credit approximate their fair value because of the short-term nature.

  d.  Cash and Cash Equivalents

     Cash and cash equivalents include cash on hand, cash in banks and investments with original maturities of three months or less. The Company's cash management system provides for the daily replenishment of major bank accounts by the Company's line of credit for check clearing requirements.

  e.  Marketable Securities

     Marketable securities include marketable equity securities carried as available-for-sale and are stated at fair market value and unrealized gains or losses on such securities are reflected, net of tax, in stockholders' equity, in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, Accounting for Certain Investments in Debt and Equity Securities.

  f.  Inventories

     Inventories are stated at the lower of fair market value or purchase cost principally determined by the first-in, first-out ("FIFO") method. The elements of finished goods include purchased goods and raw materials, inbound freight, labor and overhead.

  g.  Deferred Catalog Costs


     The Company accounts for catalog costs in accordance with American Institute of Certified Public Accountants ("AICPA") Statement of Position ("SOP") 93-7, Reporting on Advertising Costs. SOP 93-7 requires that the amortization of capitalized advertising costs be the amount computed using the ratio that current period revenues for the catalog cost pool bear to the total of current and estimated future period revenues for that catalog cost pool. Catalog production and distribution costs are capitalized and amortized over the periods in which the related revenues are generated, which is approximately three months from the date catalogs are mailed.


  h.  Furniture, Fixtures and Equipment, Net


     Furniture, fixtures and equipment, net are stated at cost. The Company provides for depreciation using the straightline method in amounts that allocate the cost of furniture, fixtures and equipment over their estimated useful lives ranging from three to ten years. Costs of routine repair and maintenance are expensed as incurred. During 1996, the Company capitalized $124 in implementation and program instruction costs as part of the implementation of $1,200 of fully integrated operations systems. Assets under capital leases were $453, $1,190, and $3,039 as of December 30, 1995, December 28, 1996 and June 30,
1997 (unaudited), respectively.


  i.  Intellectual and Proprietary Property, Net


     Intellectual and proprietary property costs consist principally of costs associated with customer list acquisition. Such costs include the purchase of customer lists and the rental of customer lists. The Company evaluates the recoverability of such costs based upon the revenue and related margin contribution derived from these activities.



     As of December 29, 1996, the Company changed its policy of capitalizing list rental costs. This change was made in connection with the acquisition of Storybook which has historically followed a policy of expensing such costs as incurred and while practices vary, the Company has decided to conform to Storybook's practices and expense such costs as incurred. The cumulative effect of the change was recorded as of December 29, 1996 and was $(1,802) or $(0.22) per share, net of tax benefit of $1,231.



     Intellectual and proprietary property, is amortized using the straight-line method over the estimated useful lives of the assets. Customer lists are amortized over 5 years. Effective January 1, 1996, the Company, based on independent study, revised its estimate of the useful life of customer lists from four years to five years, which more appropriately reflects the useful life over which the economic benefits are expected to be received from these assets. The effect of this change to the fiscal year 1996 consolidated statement of operations was $89 after taxes.



     Other intellectual and proprietary property included purchased artwork, patterns and a covenant not to compete and its costs are being amortized over three years.


  j.  Asset Impairment


     The carrying value of tangible and intangible assets is periodically reviewed by the Company and impairments would be recognized if the undiscounted value of projected future cash flows less interest is less than their carrying value, in accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of.


  k.  Trademarks

     Trademarks associated with the acquisitions of Playclothes and Storybook are amortized using the straight-line method over fifteen years.

  l.  Excess of Cost Over Fair Value of Net Assets Acquired

     The excess of the cost over the fair value of the net assets acquired is being amortized using the straight-line method over twenty years.

  m.  Revenue Recognition

     The Company recognizes sales and the related costs of goods sold at the time merchandise is shipped to customers. Shipping and handling fees charged to customers and list rental income are reflected as components of net revenues, respectively, in the accompanying consolidated statements of operations.

  n.  Reserve for Returns

     At the time of sale, the Company provides a reserve equal to the gross profit on projected merchandise returns, based on its historical returns experience.

  o.  Income Tax Expense


     Income tax expense includes Federal and state income taxes currently payable and those deferred or prepaid because of temporary differences between financial statement and tax bases of assets and liabilities. Deferred income taxes represent temporary differences relating to current and non-current assets and liabilities. The Company currently expects that, as a result of the seasonality of the Company's business, this year's income tax benefit will be offset by non-cash income tax expense in the remaining interim periods.


  p.  Nonrecurring Playclothes Start Up Costs


     The Company has recorded nonrecurring expenses of $338 and $2,116 before taxes for the year ended December 28, 1996 and the six months ended June 30, 1997 (unaudited), respectively. This is presented separately as a component of income (loss) from operations in the Consolidated Statements of Operations. The Walt Disney Company ceased operations relating to the Playclothes brand prior to the acquisition of the Playclothes assets, and, as a result, significant costs were incurred to restaff, improve the assets and start up the Playclothes business. Of these amounts, $338 in 1996 and $184 in the first six months of 1997 (unaudited) represent the costs of recruiting, training and moving employees and other costs associated with the start up of the Playclothes operation. Also included are expenses for the six months ended June 30, 1997 (unaudited) amounting to $1,932 which represent list testing costs. Specifically, a significant portion of the 1997 expenses relate to the mailing of approximately 3.9 million catalogs mailed to test the Playclothes housefile.


  q.  Net Income (Loss) per Common and Common Equivalent Share


     Primary earnings per common and common equivalent share are computed by dividing net income (loss), after deducting preferred stock dividends, by the weighted average number of common shares outstanding during each period, plus, for periods presented where the effect is not anti-dilutive, the incremental shares that would have been outstanding upon the assumed exercise of dilutive stock options and warrants issued during fiscal year 1996 and the six month period ended June 30, 1997 (unaudited), using the treasury stock method as follows:



                                    PERIOD OF
                                    MARCH 16,
                                       1994
                                   (INCEPTION)          FISCAL YEAR ENDED               SIX MONTHS ENDED
                                     THROUGH       ----------------------------    --------------------------
                                   DECEMBER 31,    DECEMBER 30,    DECEMBER 28,     JUNE 30,       JUNE 30,
                                       1994            1995            1996           1996           1997
                                   ------------    ------------    ------------    -----------    -----------
                                                                                   (UNAUDITED)    (UNAUDITED)
Weighted average shares of
  common stock outstanding......     3,600,000       3,904,641       6,389,285      5,832,000      6,426,286
Common equivalent shares
  calculated using treasury
  stock method..................     1,876,335       1,876,335       1,876,335      1,876,335      1,867,733
                                     ---------       ---------       ---------      ---------      ---------
Total shares for income per
  share calculation.............     5,476,335       5,780,976       8,265,620      7,708,335      8,294,019
                                     =========       =========       =========      =========      =========


Net income (loss) per common and common equivalent share on a fully diluted basis is only applicable in fiscal year 1996, and such calculation does not change net income on a primary basis.

  r.  Financial Statement Preparation and Presentation


     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. For additional information, reference is made to "Risk Factors" included elsewhere in this Prospectus and incorporated by reference herein.


     Certain amounts in the prior periods have been reclassified to conform to the current year consolidated financial statement presentation.

  s.  Accounting for Stock-Based Compensation


     The Company applies Accounting Principle Board Opinion No. 25 and related interpretations in accounting for its Management Team Equity Plan ("the Option Plan"). SFAS No. 123 was issued by the Financial Accounting Standards Board ("FASB") in 1995 and, if fully adopted, changes the methods for recognition of cost on plans similar to those of the Company. The Company has adopted the disclosure -- only provisions of SFAS No. 123. See Note 5 -- Employee Benefits. Stock options granted under the Option Plan have been issued at or above fair market value of the Company's common stock at the date of grant. Accordingly, no compensation expense has been recognized with respect to the Option Plan.

  t.  Seasonal and Quarterly Fluctuations


     The Company's business is subject to seasonal fluctuations. Given the Company's historical results, management anticipates that the majority of the Company's net revenues will be derived from the Spring, Fall and Holiday seasons. As a result, the Company expects its sales and results of operations to be generally lower in the second and third quarters than in the first and fourth quarters of each fiscal year, which includes Easter, Back-to-School and Holiday purchases, respectively. Accordingly, results of operations in any quarter will not necessarily be indicative of the results that may be achieved for a full fiscal year or any future quarters.


  u.  Accounting Pronouncements Not Yet Adopted


     The FASB issued SFAS No. 128, Earnings Per Share which is effective for calendar years beginning after December 15, 1997 at which time it will require restatement of prior year earnings per share calculations. Management has not yet determined the effect, if any, of SFAS No. 128 on the consolidated financial statements.



     In June 1997, SFAS No. 130, Reporting Comprehensive Income, was issued and becomes effective in 1998 and requires reclassification of earlier financial statements for comparative purposes. SFAS No. 130 requires that changes in the amounts of certain items, including foreign currency translation adjustments and gains and losses on certain securities be shown in the financial statements. SFAS No. 130 does not require a specific format for the financial statement in which comprehensive income is reported, but does require that an amount representing total comprehensive income be reported in that statement. In 1995, the Company recorded to stockholders' equity a $137 unrealized gain on the sale of marketable securities, net of deferred tax. In 1996, the Company reversed this amount upon the sale of such securities. The Company held no marketable securities in fiscal year 1997. Management has not yet determined the effect, if any, of SFAS No. 130 on the consolidated financial statements.



     Also in June 1997, SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, was issued. This Statement will change the way public companies report information about segments of their business in their annual financial statements and requires them to report selected segment information in their quarterly reports issued to stockholders. It also requires entity-wide disclosures about the products and services an entity provides, the material countries in which it holds assets and reports revenues, and its major customers. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997. Management has not yet determined the effect, if any, of SFAS No. 131 on the consolidated financial statements.


  v. Unaudited Interim Financial Statements


     In the opinion of management, the unaudited financial statements for the six months ended June 30, 1996 and June 30, 1997 are presented on a basis consistent with the audited financial statements and reflect all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the results thereof. The results of operations for interim periods are not necessarily indicative of the results to be expected for the entire year.

(3) SHORT-TERM BORROWINGS AND LONG-TERM DEBT:



                                                   DECEMBER 30,     DECEMBER 28,      JUNE 30,
                                                       1995             1996            1997
                                                   ------------     ------------     -----------
                                                                                     (UNAUDITED)
    Subordinated debt, net of discount, effective
      interest at 11.7%, due October 2003. $7,000
      principal repayment due upon completion of
      an initial public offering.................     $   --          $     --         $ 9,304
    Subordinated debt, net of discount, effective
      interest at 12.5%, due October 2003, $3,000
      principal repayment due upon completion of
      an initial public offering.................         --             8,868           8,919
    Line of credit, variable interest, due May
      1999, secured by assets of the Company.....        366             1,661           9,564
    Capitalized lease obligations with interest
      at 6.9% to 11.7%, due 1999 to 2001 secured
      by certain assets and in certain instances,
      guaranteed by related parties and officers
      of the Company.............................        465             1,416           3,314
    8.25% leasehold improvement note, due August
      2001, secured by assets of the Company and
      guaranteed by a related party..............         --               235             213
                                                       -----           -------         -------
                                                         831            12,180          31,314
    Less: Current portion of long-term debt......       (129)             (426)           (399)
                                                       -----           -------         -------
    Total long-term debt.........................     $  702          $ 11,754         $30,915
                                                       =====           =======         =======



     At December 30, 1995, December 28, 1996 and June 30, 1997 (unaudited), there were $4,820, $0 and $2,000 of short-term borrowings outstanding, respectively, comprised of a note payable to a bank and lines of credit payable to related parties and a bank. The weighted average interest rate in 1995 and 1996 was 13.4% and 8.5% for the six month period ended June 30, 1997 (unaudited).



     On October 21, 1996, the Company entered into a subordinated debt agreement with Whitney Subordinated Debt Fund, L.P. ("WSDF") for $10,000 in outstanding principal, a stated interest rate of 10.101%, due October 21, 2003 (the "1996 WSDF Notes"). A $3,000 principal repayment must be made within five days of completion of an initial public offering by the Company. A warrant valued at $1,156 was issued in connection with the subordinated debt as well as an option to purchase a 10.5% interest in Fulcrum Retail, Inc., a related party, which was valued at $150 (see Note 9), resulting in an effective interest rate on the subordinated debt of 12.5%. Deferred financing costs of $663 were incurred in connection with this transaction.



     On June 30, 1997 (unaudited), the Company entered into a subordinated debt agreement with WSDF and two members of its board of directors for $10,000 in outstanding principal, a stated interest rate of 10.101%, due October 21, 2003 (the "1997 WSDF Notes"). A $7,000 principal repayment must be made within five days of completion of an initial public offering by the Company. A warrant valued at $696 was issued in connection with the subordinated debt, resulting in an effective interest rate on the subordinated debt of 11.7%. Deferred financing costs of approximately $450 were incurred in connection with this transaction.



     On December 28, 1996, the Company entered into an agreement with a bank to expand its line of credit (the "Credit Facility"), effective January 1, 1997. The $10,000 Credit Facility, which was increased to $15,000 and extended to May 1999, provides for a secured line of credit which can be used to borrow against or for the purpose of issuing standby and commercial letters of credit and is secured by all the assets of the Company. The Credit Facility bears interest rates of 0.5% over the bank's corporate base rates or 3.1% above LIBOR. As of June 30, 1997 (unaudited), outstanding borrowings on the Credit Facility were $9,564 and outstanding letters of credit totaled $1,078. The maximum amount of this facility that may be used for letters of credit is $2,000.



     The Credit Facility and subordinated debt agreements contain restrictions which, among other things, require maintenance of certain financial ratios (which are effective for fiscal year 1997 and change quarterly), restrict encumbrance of assets and creation of other indebtedness.



     Scheduled maturities of long-term debt and capitalized lease obligations as of June 30, 1997 (unaudited) are as follows:



                                   FISCAL YEARS
            -----------------------------------------------------------
            1997 (remaining six months)................................  $   399
            1998.......................................................      890
            1999.......................................................   10,445
            2000.......................................................      684
            2001.......................................................      673
            After 2001.................................................   20,000
                                                                         -------
                                                                          33,091
            Less: Unamortized original issue discount on subordinated
              debt.....................................................   (1,777)
            Less: Current portion of long-term debt....................     (399)
                                                                         -------
                                                                         $30,915
                                                                         =======


(4) COMMITMENTS AND CONTINGENCIES:

  Lease Commitments


     The Company leases its headquarters, call center and distribution center under an operating lease expiring December 31, 2006 with a related party. The Company intends to use net proceeds from the proposed initial public offering to purchase its headquarters, call center and distribution center. See Note
12 -- Subsequent Events (unaudited). Future minimum rental payments under operating and capital leases at June 30, 1997 (unaudited) were as follows:



                         FISCAL YEARS                OPERATING LEASES     CAPITAL LEASES
            ---------------------------------------  ----------------     --------------
            1997 (remaining six months)............       $  750              $  462
            1998...................................        1,676                 965
            1999...................................        1,684                 728
            2000...................................        1,166                 651
            2001...................................          973                 472
            After 2001.............................        2,382                 462
                                                          ------
            Total minimum lease payments...........       $8,631               3,740
                                                          ======
            Less amounts representing interest.....                             (426)
            Present value of net minimum lease
              payments.............................                            3,314
            Less current maturities................                             (367)
            Long-term lease obligation.............                           $2,947



     Rental expense for the period from March 16, 1994 (inception) through December 31, 1994 and for the fiscal years ended December 30, 1995, December 28, 1996 and for the six month periods ended June 30, 1996 (unaudited) and June 30, 1997 (unaudited) was $124, $189, $520, $270 and $504, respectively.

     The Company has an agreement commencing September 1996 with AT&T to purchase certain communication services through September 1999, which agreement may be renegotiated or terminated by the Company upon a third-party offer to provide such services at a lower cost.

(5) EMPLOYEE BENEFITS:


  a. Management Incentive Agreement



     The Board has agreed to provide for a management incentive bonus to be paid to Messrs. Lederman and Budoff and certain other executive officers in connection with the successful completion of certain acquisitions, pursuant to a Management Incentive Agreement between the Company and FCP. Messrs. Lederman and Budoff have elected to receive such compensation through FCP, a partnership formed by executive officers of the Company in light of certain tax and structural advantages. Pursuant to the Management Incentive Agreement, a fee is paid to FCP for the benefit of the Company's senior management team equal to the greater of $50 or 2% of the aggregate consideration payable by the Company, or to the Company or the Company's stockholders in connection with the applicable transaction up to a fee of $400, with an incremental fee equal to 1% of the incremental aggregate consideration thereafter. To date, FCP has received an aggregate of $355 in payments under this agreement, all paid in the form of Common Stock totaling 50,271 shares. The Management Incentive Agreement expires in 2005 or upon a Change of Control (as defined therein).



  b. Management Team Equity Plan



     The Board and the Company's stockholders approved the Management Team Equity Plan (the "Option Plan") on October 18, 1996. The Option Plan provides for the granting to executives and other key employees of the Company non qualified stock options. A total of 765,000 shares of common stock are reserved for issuance upon exercise of options granted under the Option Plan. As of June 30, 1997 (unaudited), options to purchase 404,350 shares of Common Stock were outstanding under the Option Plan at a weighted average exercise price of $5.50 per share. The exercise price of all stock options granted through December 28, 1996 was $5.00 per share and was $8.24 for all stock options granted subsequent to December 28, 1996. Such options expire in ten years from date of grant and vest over a five-year period. Of these options, 34,195 were vested at June 30, 1997 (unaudited). The effect on income of these options calculated in accordance with SFAS No. 123 was immaterial for the six month period ended June 30, 1997 (unaudited).



  c. 401(k) Plan



     The Company has a 401(k) plan for eligible employees. This plan allows eligible employees to defer portions of their current compensation up to 10% of their pay, subject to statutory limitations. The Company may, at its discretion, make matching contributions up to 6% of the employee's deferred compensation. Employee contributions are always fully vested. Employer contributions vest on a graduated basis, with full vesting achieved at the end of five years. The Company's contributions for the period from March 16, 1994 (inception) through December 31, 1994, for the years ended December 30, 1995 and December 28, 1996 and for the six month period ended June 30, 1997 (unaudited) were not significant.

(6) SUPPLEMENTARY CONSOLIDATED BALANCE SHEET DATA:

  a. Receivables

     Receivables consist of:


                                              DECEMBER 30,     DECEMBER 28,       JUNE 30,
                                                  1995             1996             1997
                                              ------------     ------------     ------------
                                                                                (UNAUDITED)
        Credit card.........................     $  194          $    328         $    287
        Integrated programs.................         --               250              141
        Customer list rental................        148               138              204
        Related companies, net (See Note
          10 -- Related Party
          Transactions).....................      1,225               635              261
        Other...............................        110               156              574
                                                 ------           -------          -------
                                                 $1,677          $  1,507         $  1,467
                                                 ======           =======          =======


  b. Inventories

     Inventories consist of:


                                               DECEMBER 30,     DECEMBER 28,
                                                   1995             1996
                                               ------------     ------------      JUNE 30,
                                                                                    1997
                                                                                 -----------
                                                                                 (UNAUDITED)
        Finished goods.......................     $4,296          $ 10,037         $17,286
        Work in process......................        564               594           1,771
        Raw materials........................      2,177             1,901           1,917
                                                  ------           -------         -------
                                                  $7,037          $ 12,532         $20,974
                                                  ======           =======         =======


  c. Furniture, Fixtures and Equipment, Net

     Furniture, fixtures and equipment, net consist of:


                                              DECEMBER 30,     DECEMBER 28,       JUNE 30,
                                                  1995             1996             1997
                                              ------------     ------------     ------------
                                                                                (UNAUDITED)
        Computer equipment..................     $  762           $1,579          $  3,446
        Computer software...................        219              958             1,447
        Furniture and equipment.............        273              790             2,659
        Leasehold improvements..............          9              300               151
                                                 ------           ------           -------
                                                  1,263            3,627             7,703
        Less: Accumulated depreciation and
          amortization .....................       (304)            (759)           (1,212)
        Add: Assets not yet in service......        290              487             1,091
                                                 ------           ------           -------
                                                 $1,249           $3,355          $  7,582
                                                 ======           ======           =======

  d. Intellectual and Proprietary Property, Net

     Intellectual and proprietary property, net consists of:


                                               DECEMBER 30,     DECEMBER 28,      JUNE 30,
                                                   1995             1996            1997
                                               ------------     ------------     -----------
                                                                                 (UNAUDITED)
        Customer lists.......................     $2,190           $4,914          $ 2,077
        Other................................         29               89              270
                                                  ------           ------          -------
                                                   2,219            5,003            2,347
        Less: Accumulated amortization.......       (347)            (931)            (501)
                                                  ------           ------          -------
                                                  $1,872           $4,072          $ 1,846
                                                  ======           ======          =======


(7) SUPPLEMENTARY STATEMENTS OF OPERATIONS DATA:

  a. Other Income


                             PERIOD OF
                             MARCH 16,
                                1994
                            (INCEPTION)         FISCAL YEAR ENDED            SIX MONTHS ENDED
                              THROUGH      ---------------------------   -------------------------
                            DECEMBER 31,   DECEMBER 30,   DECEMBER 28,    JUNE 30,      JUNE 30,
                                1994           1995           1996          1996          1997
                            ------------   ------------   ------------   -----------   -----------
                                                                         (UNAUDITED)   (UNAUDITED)
        State job training
          program
          incentives......      $ --           $ 90           $500          $ 267         $ 362
        Gain on sale of
          marketable
          securities......        --              9            347            347            --
        Dividend income...        --             60             15             15            --
        Miscellaneous
          income..........        52             18              7             --             9
                                 ---           ----           ----           ----          ----
                                $ 52           $177           $869          $ 629         $ 371
                                 ===           ====           ====           ====          ====



     The State of New Mexico granted to the Company more than $2,000 for training of new employees through December 1997. The Company utilized $90, $500, $267 and $362 in fiscal years 1995 and 1996 and for the six month periods ended June 30, 1996 and June 30, 1997 (unaudited), respectively. The Company has $633 of the grant available for use in fiscal year 1997 and has submitted an application for up to an additional $2,000 of benefit in fiscal year 1998.


     In May 1996, the Company sold marketable securities for $1,650, resulting in a realized gain of $347.

  b. Other Expenses


                             PERIOD OF
                             MARCH 16,
                                1994
                            (INCEPTION)         FISCAL YEAR ENDED            SIX MONTHS ENDED
                              THROUGH      ---------------------------   -------------------------
                            DECEMBER 31,   DECEMBER 30,   DECEMBER 28,    JUNE 30,      JUNE 30,
                                1994           1995           1996          1996          1997
                            ------------   ------------   ------------   -----------   -----------
                                                                         (UNAUDITED)   (UNAUDITED)
        Relocation of
          operations......     $   --          $ --          $ (246)        $(243)         $--
        Miscellaneous
          expense.........       (112)           (1)            (10)          (10)         $--
                                  ---          ----            ----          ----         ----
                               $ (112)         $ (1)         $ (256)        $(253)         $--
                                  ===          ====            ====          ====         ====

8) INCOME TAXES:


     Income tax expense (benefit) consists of the following:



                                 PERIOD OF
                                 MARCH 16,
                                    1994
                                (INCEPTION)         FISCAL YEAR ENDED            SIX MONTHS ENDED
                                  THROUGH      ---------------------------   -------------------------
                                DECEMBER 31,   DECEMBER 30,   DECEMBER 28,    JUNE 30,      JUNE 30,
                                    1994           1995           1996          1996          1997
                                ------------   ------------   ------------   -----------   -----------
                                                                             (UNAUDITED)   (UNAUDITED)
    Current:
      Federal..................     $ --           $ --           $ --          $  --        $    --
      State....................       --             --             --             --             --
      Total current............       --             --             --             --             --
    Deferred:
      Federal..................       67            129            196           (135)          (372)
      State....................       12             22             34            (23)           (70)
                                     ---           ----           ----           ----           ----
      Total deferred...........       79            151            230           (158)          (442)
                                     ---           ----           ----           ----           ----
    Total income tax expense
      (benefit)................     $ 79           $151           $230          $(158)       $  (442)
                                     ===           ====           ====           ====           ====



     The tax benefit of the cumulative effect of change in accounting principle is $1,231, all of which relates to deferred income tax. Actual tax expense differs from the "expected" tax expense on income computed by applying the Federal corporate income tax rate of 34%, to pretax net income of the Company as follows:



                                 PERIOD OF
                                 MARCH 16,
                                    1994
                                (INCEPTION)         FISCAL YEAR ENDED            SIX MONTHS ENDED
                                  THROUGH      ---------------------------   -------------------------
                                DECEMBER 31,   DECEMBER 30,   DECEMBER 28,    JUNE 30,      JUNE 30,
                                    1994           1995           1996          1996          1997
                                ------------   ------------   ------------   -----------   -----------
                                                                             (UNAUDITED)   (UNAUDITED)
    Computed "expected" tax
      expense (benefit)........     $ 58           $160           $216          $(143)       $(1,892)
    Adjustments in income taxes
      resulting from:
      Increase in valuation
         allowance.............       --             --             --             --          1,607
      Amortization of
         goodwill..............        7              4              3              2              2
      State income taxes.......       12             22             34            (23)          (187)
      Adjustment of deferred
         income taxes..........       --            (35)            --             --             --
         Other.................        2             --            (23)             6             28
                                     ---           ----           ----          -----        -------
    Income tax expense
      (benefit) before
      cumulative effect of
      change in accounting
      principle................       79            151            230           (158)          (442)
    Benefit of cumulative
      effect of change in
      accounting principle.....       --             --             --             --         (1,231)
                                     ---           ----           ----          -----        -------
    Income tax expense
      (benefit)................     $ 79           $151           $230          $(158)       $(1,673)
                                     ===           ====           ====          =====        =======

     Deferred tax assets (liabilities) were comprised of the following:



                                                DECEMBER 30,     DECEMBER 28,     JUNE 30,
                                                    1995             1996           1997
                                                ------------     ------------     ---------
                                                                                  (UNAUDITED)
        Deferred tax assets:
          Reserve for returns.................      $136           $    211        $    --
          Inventory reserves..................       158                375            688
          Allowance for doubtful accounts.....                                         271
          Net operating loss..................       730              1,118          3,836
          Other...............................        71                  4             50
          Other accrued liabilities...........        --                 --            273
                                                    ----               ----           ----
          Total gross deferred tax assets.....     1,095              1,708          5,118
                                                    ----               ----           ----
        Less valuation allowance:
          Federal.............................        --                 --         (1,436)
          State...............................       (29)               (18)          (188)
                                                    ----               ----           ----
          Total valuation allowance...........       (29)               (18)        (1,624)
                                                    ----               ----           ----
        Deferred tax assets, net..............     1,066              1,690          3,494
                                                    ----               ----           ----
        Deferred tax liabilities:
          Basis differences in furniture,
             fixtures and equipment and
             intellectual and proprietary
             property.........................      (769)            (1,633)        (3,103)
          Other...............................        --                 --           (167)
          Prepaid expenses....................                                        (199)
          Unrealized gain on
             available-for-sale marketable
             securities under SFAS No. 115....       (90)                --             --
          Other...............................       (39)               (28)           (25)
                                                    ----               ----           ----
          Total gross deferred tax
             liabilities......................      (898)            (1,661)        (3,494)
                                                    ----               ----           ----
        Deferred tax assets (liability),
          net.................................      $168           $     29        $    --
                                                    ====               ====           ====



     In addition to the $2,056 of deferred tax liability recorded in connection with the Storybook acquisition, Storybook also has a $353 deferred tax asset associated with miscellaneous book tax reserves differences.



     The Company had net tax basis operating loss carryforwards ("NOLs") of $2,837, at December 28, 1996. Of this amount $778 relates to the periods prior to the acquisition of New Stork, by FCP Direct, Inc., the successor to the Company by merger. These NOLs expire as follows:


                                    FISCAL YEARS
            ------------------------------------------------------------
            2006........................................................  $  243
            2007........................................................     160
            2008........................................................     375
            2009........................................................      53
            2010........................................................     782
            2011........................................................   1,224
                                                                          ------
                                                                          $2,837
                                                                          ======


     The Company is currently appealing an IRS ruling that, if the appeal is unsuccessful, would reduce the Company's preacquisition NOLs by no more than approximately $500.



     In 1996, the Company entered into an arrangement with the City of Rio Rancho, New Mexico whereby the Company is permitted to make certain reduced payments in lieu of property and sales taxes otherwise due. In order to effect such arrangements, the Industrial Development Board of Rio Rancho, New Mexico issued industrial development revenue bonds due 2021 to Equipment Bond Purchaser, Inc., a New Mexico corporation, which is a wholly owned subsidiary of the Company.


(9) STOCKHOLDERS' EQUITY:


     As of December 30, 1995, the Company had 1,000 shares common stock, $0.01 par value per share, authorized, issued and outstanding. On October 17, 1996, the Company amended its Certificates of Incorporation to increase the number of authorized shares of common stock from 1,000 shares to 10,000,000 shares. On October 18, 1996, the Company's common stock was split at a ratio of 3,600:1. This stock split has been reflected in the accompanying consolidated financial statements on a retroactive basis for all periods presented.



     As of December 30, 1995, the Company had 100,000 shares of preferred stock, $0.01 par value per share, authorized, of which 30,000 shares had been designated Series A Preferred Stock ("Series A Preferred Stock") and were issued and outstanding. The Series A Preferred Stock, with a fixed dividend of 12.0% per annum, was converted into common stock at negotiated conversion rates and was, subject to certain restrictions, callable by the Company and puttable by the holders. On December 31, 1995, the Board of Directors designated an additional 22,000 shares of the Series A Preferred Stock, bringing total authorized Series A Preferred Stock to 52,000 shares, and designated 35,000 shares of Series B Preferred Stock ("Series B Preferred Stock"). The Series B Preferred Stock, with a fixed dividend of 12.0% per annum, was also callable by the Company.



     In 1995, the Company sold 30,000 shares of Series A Preferred Stock to a related party for $100 per share. In 1996, the Company converted the entire amount of the debt related to the 12.0% line of credit due to a related party to 8,196 shares, and sold an additional 10,986 shares, of Series B Preferred Stock for $100 per share. In May 1996, the Company also converted $500 of debt related to the 18% line of credit due to a related party to 5,000 shares of Series A Preferred Stock for $100 per share. See Note 3 -- Short-Term Borrowings and Long-Term Debt. In 1996, the Company also sold an additional 16,125 shares of Series A Preferred Stock at $100 and $105 per share, as the case may be, to certain related parties and other individuals and sold 12,285 shares of the Series B Preferred Stock for $105 per share. Of the shares of preferred stock, 4,000 shares of Series A Preferred Stock and all shares of the Series B Preferred Stock were called on October 21, 1996. The remaining 17,125 shares of Series A Preferred Stock were converted into common stock on October 21, 1996 at conversion rates of 60:1 or 36:1, as the case may be. Quarterly dividends were declared and paid through October 21, 1996 for both the Series A Preferred Stock and the Series B Preferred Stock. Total dividends paid in fiscal year 1995 and 1996 were $60 and $583, respectively.



     On January 1, 1996, the Company granted a warrant to purchase 600,000 shares of the Company's common stock to FCPLP. Senior management of the Company own, or have options to purchase, the partnership interests of FCPLP. On October 21, 1996, this warrant agreement was amended and restated, to give effect to the stock split, with the principal terms unchanged. This warrant expires on January 1, 2006 and may be exercised at $1.00 per share at the earlier of (i) October 21, 1998 or (ii) completion of an initial public offering.



     Effective October 21, 1996, WEP purchased from the Company 394,385 shares of common stock and a warrant to purchase 121,350 shares of the Company's common stock. This warrant is exercisable immediately at $8.24 per share, expires October 21, 2006 and was valued at $347 (the "WEP Warrant"). WEP also received an option to purchase a 10.5% interest in Fulcrum Retail, Inc., a related party, which was valued at $150. Additionally, on October 21, 1996, the Company granted to WSDF, in connection with the subordinated debt, a warrant expiring October 21, 2006, to purchase 405,460 shares of the Company's common stock (the "WSDF Warrant"). The WSDF Warrant may be exercised at $0.01 per share at the earlier of (i) October 21, 1998 or (ii) completion of an initial public offering. This warrant was estimated to have a fair value at date of issuance of $1,156 which was recorded to additional paid-in capital and as original issue discount on the related subordinated debt.

     Effective June 30, 1997 (unaudited), WEP and two members of the Company's board of directors purchased from the Company 1,450,000 shares of common stock. Additionally, on June 30, 1997 (unaudited), the Company granted to WSDF and two members of the Company's board of directors, in connection with the subordinated debt, a warrant expiring October 21, 2003, to purchase 200,000 shares in the aggregate of the Company's common stock. This warrant may be exercised at $.01 per share. The Company is obligated to issue warrants for additional shares up to 200,000 in the aggregate, based on any amount remaining outstanding on the 1997 WSDF Notes as of December 31, 1997, June 30, 1998 or December 31, 1998, as defined. These warrants were estimated to have a fair value at date of issuance of $696 which was recorded to additional paid-in capital and as original issue discount on the related subordinated debt.



     A capital distribution of $2,274 to FCPLP was recorded by the Company in fiscal 1996 to reflect the reduction in related party receivables described in
Note 10(a).



     In connection with the Storybook Acquisition, the Company issued 151,000 shares of Common Stock valued as of the date of the acquisition to two senior executives of Storybook.


     The Company's existing loan agreements with its lenders generally restrict the Company's ability to pay dividends or make other distributions on its Common Stock without the prior approval of its lenders.

(10) RELATED PARTY TRANSACTIONS:

  a. Receivables


     As of December 30, 1995, December 28, 1996 and June 30, 1997 (unaudited), the Company had net receivables from related parties of $1,225, $635 and $261, respectively, resulting primarily from the sale by Fulcrum of certain discontinued inventory or damaged inventory for retail sale or liquidation as well as advertising expenses and miscellaneous operating charges paid by Fulcrum and billed to the appropriate related entity. Such receivables have been guaranteed by FCPLP. The Company's policy is to sell such inventory at a price that the Company believes is fair market value, which generally ranges from 50% to 100% of cost, and is to be paid within standard industry terms. Sales of such inventory totaled $484, $547 and $489, during fiscal years 1995 and 1996 and for the six month period ending June 28, 1997 (unaudited), respectively. There were no sales to the related retail company in 1994.



     On June 30, 1997, the Company entered into an agreement with a related party to convert a current receivable of $1,074 into a long-term receivable, bearing interest at 0.5% over the same corporate base rate as the Credit Facility. This long-term receivable is due June 30, 2002 and is guaranteed by FCPLP.


  b. Tradenames


     Immediately after the purchase of NewStork in March 1994, ownership of the After the Stork brand name and various other trademarks were assigned to FCPLP at book value as a distribution of capital and contributed to Fulcrum Brands L.P., a Delaware limited partnership and a related party ("Brands"). The Company has agreed to pay Brands an annual fee equal to .05% of the Company's net revenues, as defined, as a license fee for use of the trademarks owned by Brands. Payments made to Brands relating to the trademark fees in fiscal periods 1994, 1995 and 1996 were not significant. All of the Company's trademarks and trademark applications are held by Brands, except for those related to Playclothes and Storybook. Upon completion of the proposed initial public offering, the Company expects to exercise an option to purchase from Brands all of the trademarks and trademark applications used by Fulcrum for $1,750, less royalties paid under the trademark agreement. See Note 12 -- Subsequent Events (unaudited). Of the $1,750 purchase price, Brands will receive a distribution of $1,100.

  c. Facility


     The Company leases its 160,000 square foot headquarters, call center and distribution center from Fulcrum Properties L.P., a Delaware limited partnership and a related party ("Properties"). This operating lease was effective January 1, 1996 and expires December 31, 2006. Rent expense for the six months ended June 30, 1996 (unaudited) and for fiscal year 1996 was $227 and $455, respectively, which related to the lease of the 80,000 square feet then in existence. Rent expense for the six months ended June 30, 1997 (unaudited) was $374, which relates to the lease of 160,000 square feet. The Company expects to enter into a purchase agreement with Properties pursuant to which, upon completion of the proposed initial public offering, the Company will purchase all of Properties' rights in the facility for anticipated aggregate consideration of $2,500 plus assumption of $5,600 of mortgage financing and related interest rate swap agreements. See Note 12 -- Subsequent Events (Unaudited). Of the $8,100 purchase price, Fulcrum Properties, L.P. will receive a distribution of $1,200.


(11) LITIGATION:

     The Company is a party to litigation in the normal course of business. Management, on the advice of counsel, believes that a material adverse outcome of any pending litigation is remote.

(12) SUBSEQUENT EVENTS (UNAUDITED):


     The Company is contemplating filing a registration statement in anticipation of an initial public offering. As of August 8, 1997, proceeds from the proposed offering are unknown.



     The Company intends to use the net proceeds from any such offering to (i) repay $10,000 principal amount of subordinated debt, (ii) purchase certain intellectual property owned by Brands for approximately $1,750, (iii) purchase certain real estate owned by Properties for approximately $2,500 in cash, plus assumed liabilities, (iv) fund potential acquisitions and (v) provide working capital and for general corporate purposes.

                          INDEPENDENT AUDITORS' REPORT

Storybook Heirlooms, Inc.:


     We have audited the accompanying balance sheets of Storybook Heirlooms, Inc. (the "Company") as of December 31, 1996 and 1995, and the related statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of Storybook Heirlooms, Inc. at December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.


                                          DELOITTE & TOUCHE LLP


San Francisco, California
March 28, 1997

                           STORYBOOK HEIRLOOMS, INC.

                                 BALANCE SHEETS

                           DECEMBER 31, 1995 AND 1996



                                                                       1995            1996
                                                                    -----------     -----------
ASSETS
CURRENT ASSETS:
  Cash and equivalents............................................  $   707,798     $   538,396
  Accounts receivable.............................................       80,552         286,699
  Receivable from shareholder.....................................           --         507,686
  Merchandise inventories.........................................    3,073,610       3,682,279
  Deferred catalog costs..........................................      529,516       1,294,143
  Prepaid expenses and other assets...............................      120,127         365,906
  Deferred taxes..................................................           --         145,652
                                                                     ----------     -----------
          Total current assets....................................    4,511,603       6,820,761
PROPERTY AND EQUIPMENT -- Net.....................................      832,488       1,030,849
                                                                     ----------     -----------
TOTAL ASSETS......................................................  $ 5,344,091     $ 7,851,610
                                                                     ==========     ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Trade payables..................................................  $ 2,129,442     $ 3,135,869
  Accrued compensation............................................      207,858         245,727
  Other accrued liabilities.......................................      211,855         253,458
  Reserve for sales returns.......................................      426,641         512,976
  Income taxes payable............................................           --          49,160
  Current deferred taxes..........................................           --          88,417
  Current portion of long-term obligations........................       72,549         181,041
                                                                     ----------     -----------
          Total current liabilities...............................    3,048,345       4,466,648
                                                                     ----------     -----------
LONG-TERM OBLIGATIONS.............................................      115,022         206,718
DEFERRED TAXES....................................................           --           9,633
COMMITMENTS AND CONTINGENCIES.....................................           --              --

SHAREHOLDERS' EQUITY:
  Preferred stock -- no par value; 5,000,000 shares authorized;
     none outstanding.............................................           --              --
  Common stock -- no par value; 30,000,000 shares authorized;
     shares issued and outstanding: 11,446,787 and 11,438,797.....    3,429,701       3,434,301
  Accumulated deficit.............................................   (1,248,977)       (265,690)
                                                                     ----------     -----------
          Total shareholders' equity..............................    2,180,724       3,168,611
                                                                     ----------     -----------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY........................  $ 5,344,091     $ 7,851,610
                                                                     ==========     ===========


                       See notes to financial statements.

                           STORYBOOK HEIRLOOMS, INC.


                            STATEMENTS OF OPERATIONS


                   YEARS ENDED DECEMBER 31, 1994, 1995, 1996



                                                   DECEMBER 31,     DECEMBER 31,     DECEMBER 31,
                                                       1994             1995             1996
                                                    (52 WEEKS)       (52 WEEKS)       (53 WEEKS)
                                                   ------------     ------------     ------------
NET SALES........................................  $ 26,990,000     $ 28,243,321     $ 30,948,100
COST OF SALES....................................   (13,682,137)     (14,361,187)     (15,108,621)
                                                   ------------     ------------     ------------
GROSS MARGIN.....................................    13,307,863       13,882,134       15,839,479
SELLING, GENERAL AND ADMINISTRATIVE..............   (12,662,172)     (12,583,741)     (13,793,454)
                                                   ------------     ------------     ------------
OPERATING INCOME.................................       645,691        1,298,393        2,046,025
INTEREST EXPENSE.................................       (93,484)        (126,953)        (153,125)
OTHER INCOME (EXPENSE) -- NET....................        25,232          (42,868)         277,785
                                                   ------------     ------------     ------------
INCOME BEFORE INCOME TAXES.......................       577,439        1,128,572        2,170,685
INCOME TAX PROVISION.............................            --               --         (766,029)
                                                   ------------     ------------     ------------
NET INCOME.......................................  $    577,439     $  1,128,572     $  1,404,656
                                                   ============     ============     ============


                       See notes to financial statements.

                           STORYBOOK HEIRLOOMS, INC.

                       STATEMENTS OF SHAREHOLDERS' EQUITY

                 YEARS ENDED DECEMBER 31, 1994, 1995, AND 1996



                                                 COMMON STOCK
                                          --------------------------     ACCUMULATED
                                            SHARES          AMOUNT         DEFICIT         TOTAL
                                          -----------     ----------     -----------     ----------
BALANCES, DECEMBER 31, 1993.............   11,404,787     $3,426,401     $(2,942,091)    $  484,310
EXERCISE OF STOCK OPTIONS...............        4,000            400              --            400
DISTRIBUTION TO SHAREHOLDERS............           --             --         (12,897)       (12,897)
NET INCOME..............................           --             --         577,439        577,439
                                           ----------     ----------       ---------     ----------
BALANCES, DECEMBER 31, 1994.............   11,408,787      3,426,801      (2,377,549)     1,049,252
EXERCISE OF STOCK OPTIONS...............       14,000          2,900              --          2,900
NET INCOME..............................           --             --       1,128,572      1,128,572
                                           ----------     ----------       ---------     ----------
BALANCES, DECEMBER 31, 1995.............   11,422,787      3,429,701      (1,248,977)     2,180,724
EXERCISE OF STOCK OPTIONS...............       24,000          4,600              --          4,600
DISTRIBUTIONS TO SHAREHOLDERS...........           --             --        (421,369)      (421,369)
NET INCOME..............................           --             --       1,404,656      1,404,656
                                           ----------     ----------       ---------     ----------
BALANCES, DECEMBER 31, 1996.............   11,446,787     $3,434,301     $  (265,690)    $3,168,611
                                           ==========     ==========       =========     ==========



                       See notes to financial statements.

                           STORYBOOK HEIRLOOMS, INC.

                            STATEMENTS OF CASH FLOWS

                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996



                                                         1994            1995            1996
                                                      (52 WEEKS)      (52 WEEKS)      (52 WEEKS)
                                                      -----------     -----------     -----------
OPERATING ACTIVITIES:
  Net income (loss).................................  $   577,439     $ 1,128,572     $ 1,404,656
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Depreciation and amortization..................      211,771         252,787         249,416
     Deferred taxes.................................           --              --          67,558
     Deferred rent..................................       33,991          (9,380)         17,411
     Loss on disposal of equipment..................        6,976              --         240,713
     Changes in assets and liabilities:
       Receivables..................................      (93,813)         82,074        (206,147)
       Merchandise inventories......................   (1,460,147)       (160,546)       (608,669)
       Deferred catalog costs.......................      155,677        (156,871)       (764,627)
       Prepaid expenses and other assets............     (199,345)        140,575        (245,779)
       Trade payables...............................      882,680         (39,700)      1,006,427
       Accrued compensation and other accrued
          liabilities...............................       91,396          59,660          79,472
       Allowance for sales returns..................      (95,897)        (50,806)         86,335
                                                      -----------     -----------     -----------
          Net cash provided by operating
            activities..............................      110,728       1,246,365       1,326,766
                                                      -----------     -----------     -----------
INVESTING ACTIVITIES:
  Purchase of property and equipment................     (409,327)        (98,435)       (461,388)
                                                      -----------     -----------     -----------
FINANCING ACTIVITIES:
  Borrowings:
     Bank shareholders..............................      495,170              --              --
     Bank line of credit............................      750,000       1,754,000       2,270,000
  Repayments:
     Bank line of credit............................     (724,318)     (2,164,000)     (2,270,000)
     Shareholders...................................     (466,491)       (207,662)             --
     Capital lease obligations......................     (112,058)       (125,428)       (110,325)
  Advances to shareholder...........................           --              --      (2,142,445)
  Repayments from shareholder.......................           --              --       1,634,759
  Exercise of stock options.........................          400           2,900           4,600
  Distribution to shareholders......................      (12,897)             --        (421,369)
                                                      -----------     -----------     -----------
          Net cash used in financing activities.....      (70,194)       (740,190)     (1,034,780)
                                                      -----------     -----------     -----------
NET (DECREASE) INCREASE IN CASH AND EQUIVALENTS.....     (368,793)        407,740        (169,402)
CASH AND EQUIVALENTS, BEGINNING OF PERIOD...........      668,851         300,058         707,798
                                                      -----------     -----------     -----------
CASH AND EQUIVALENTS, END OF PERIOD.................  $   300,058     $   707,798     $   538,396
                                                      ===========     ===========     ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid for interest............................  $    83,028     $   143,490     $   153,126
                                                      ===========     ===========     ===========
  Cash paid for income taxes........................  $       800     $       800     $   638,001
                                                      -----------     -----------     -----------
NONCASH INVESTING AND FINANCING ACTIVITIES:
  Equipment purchased under capital leases..........  $   146,870     $    36,571     $   327,932
                                                      ===========     ===========     ===========


                       See notes to financial statements.

                           STORYBOOK HEIRLOOMS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1.  ORGANIZATION AND ACCOUNTING POLICIES

     ORGANIZATION -- Storybook Heirlooms, Inc. (the "Company"), incorporated on August 30, 1989, is a specialty retailer of children's clothing, which it markets through mail order catalogs dispersed through the United States and Japan and two outlet stores.


     BASIS OF PRESENTATION -- The Company operates and reports on a 52/53-week fiscal year ending on the Friday nearest December 31 of each year. Fiscal 1996 included 53 weeks and ended on January 3, 1997. Fiscal 1995 and 1994 included 52 weeks and ended on December 29, 1995 and December 30, 1994, respectively. For purposes of presentation, the Company presents its fiscal year as ending December 31.


     CASH EQUIVALENTS -- The Company considers all highly liquid debt instruments purchased with an initial maturity of 90 days or less to be cash equivalents.

     MERCHANDISE INVENTORIES are stated at lower of cost (first-in, first-out method) or market.


     DEFERRED CATALOG COSTS consist of direct costs to produce and distribute catalogs. Such costs are capitalized and amortized over the expected sales life of each catalog, which is generally three months.


     PROPERTY AND EQUIPMENT are recorded at cost. Depreciation is computed using the straight-line method over estimated useful lives of three to five years. Amortization of leasehold improvements is computed using the straight-line method based on the estimated useful lives of the assets or the term of the lease, if shorter.

     REVENUE RECOGNITION -- Catalog sales are recorded when merchandise is shipped. Reserves for estimated sales returns are recorded at the time the revenue is recognized.

     RENT EXPENSE is recognized on a straight-line basis over the life of the lease.

     INCOME TAXES -- Through December 31, 1995, the Company was an S Corporation for both federal and California income tax purposes and, accordingly, the profit and losses of the corporation were included in the individual tax returns of the shareholders. For state purposes the Company was required to pay a California S Corporation income tax of 1.5%. Effective January 1, 1996, the Company elected to change its tax status to a C Corporation. In connection with the change to a C Corporation, the Company recorded a deferred tax liability of $114,860, which is included in other income for 1996. The Company uses the asset and liability method to account for income taxes, which requires the Company to compute deferred income taxes based on the difference between financial statement and tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

     STOCK-BASED COMPENSATION -- The Company accounts for stock-based awards using the intrinsic value method in accordance with APB No. 25, Accounting for Stock Issued to Employees.

     USE OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                           STORYBOOK HEIRLOOMS, INC.

2.  PROPERTY AND EQUIPMENT



     Property and equipment is as follows:



                                                                      FISCAL YEAR ENDED
                                                                  -------------------------
                                                                     1995           1996
                                                                  ----------     ----------
    Office furniture and equipment..............................  $1,016,428     $1,393,452
    Machinery and equipment.....................................     121,798        266,330
    Leasehold improvements......................................     306,341        187,484
                                                                  ----------     ----------
              Total.............................................   1,444,567      1,847,266
    Accumulated depreciation and amortization...................    (612,079)      (816,417)
                                                                  ----------     ----------
    Property and equipment -- net...............................  $  832,488     $1,030,849
                                                                  ==========     ==========



     Property and equipment at December 31, 1995 and 1996 includes $439,960 and $525,168, respectively, of equipment purchased under capital lease agreements. The related accumulated amortization at December 31, 1995 and 1996 is $235,417 and $167,478, respectively.



3.  LEASES



     The Company leases its office and distribution center, certain equipment, and two retail store facilities under leases that expire through 2001. The terms of the store facility leases require minimum rental payments, contingent rental payments based upon a percentage of store revenues, and provide for renewal options from four to seven years. The Company's distribution facility lease expires in July 1997 and management expects that the lease will be renewed in the ordinary course of business. Total rent expense for the years ended 1994, 1995 and 1996 was $328,887, $495,984 and $631,869, respectively.



     These facility leases contain provisions for an abatement of rent during the first year and escalating payments over the remainder of the lease term. Rent expense recognized in excess of cash rent paid is reflected as deferred rent on the accompanying balance sheet and amounted to $46,171 and $28,760 at December 31, 1995 and 1996, respectively.



     At December 31, 1996, the present value of future minimum capital lease payments, inclusive of bargain purchase options, and the future minimum cash payments under noncancelable operating leases are as follows:



                                                                       CAPITAL      OPERATING
                                                                       LEASES         LEASES
                                                                      ---------     ----------
Year ending December 31:
  1997..............................................................  $ 201,086     $  444,537
  1998..............................................................    149,829        394,804
  1999..............................................................     47,452        409,961
  2000..............................................................         --        371,860
  2001..............................................................         --        179,434
  Thereafter........................................................         --             --
                                                                      ---------     ----------
          Total minimum lease payments..............................    398,367     $1,800,596
                                                                                    ==========
  Less amount representing interest.................................    (39,369)
                                                                      ---------
  Present value of future minimum lease payments....................    358,998
  Less current portion..............................................   (171,125)
                                                                      ---------
  Long-term capital lease obligations...............................  $ 187,873
                                                                      =========

                           STORYBOOK HEIRLOOMS, INC.

4.  BANK LINE OF CREDIT



     In December 1996, the Company established a line of credit with a bank which provides for borrowings up to $1,750,000. Borrowings bear interest at the bank's base rate plus .75% and are collateralized by a security interest in accounts receivable, inventory and equipment. The agreement contains restrictive covenants as to debt ratios, liquidity and pretax profits. Outstanding borrowings are payable to the bank on demand. There was no outstanding borrowings at December 31, 1996.



5.  INCOME TAXES



     The provision for income taxes at December 31, 1996 consists of the following:



        Current:
          Federal.........................................................  $533,977
          State...........................................................   164,794
                                                                            --------
                  Total current...........................................   698,771
                                                                            --------
        Deferred:
          Federal.........................................................    39,445
          State...........................................................    27,813
                                                                            --------
                  Total deferred..........................................    67,258
                                                                            --------
        Total provision...................................................  $766,029
                                                                            ========


     Deferred tax assets and (liabilities) consist of the following:


                                                                     JANUARY 1,     DECEMBER 31,
                                                                        1996            1996
                                                                     ----------     ------------
Deferred tax assets:
     Sales returns reserve.........................................  $  170,656      $  205,190
     Inventory reserve and basis difference........................     247,883         275,997
     State taxes...................................................          --          56,029
     Other temporary differences...................................      25,897          37,816
                                                                      ---------       ---------
          Gross deferred assets....................................     444,436         575,032
Deferred tax liabilities:
     Prepaid expenses..............................................    (280,671)       (498,931)
     Other temporary differences...................................     (48,905)        (28,499)
                                                                      ---------       ---------
Net deferred tax asset.............................................  $  114,860      $   47,602
                                                                      =========       =========


     The net deferred tax asset represents temporary differences for future tax deductions which management believes the realization of such asset is more likely than not.


     The 1996 provision for income taxes as reported in the financial statements differs from the amount that would result from applying the regular federal statutory rate to income before income taxes primarily due to state income taxes and tax benefit from the Company's foreign sales corporation.



6.  STOCK OPTIONS



     STOCK OPTION PLAN -- Under the 1989 and 1991 Stock Option Plans, incentive or nonqualified stock options to purchase up to 2,659,651 shares of common stock may be granted. Options must be granted at not less than 85% of fair market value at the date of grant as determined by the Board of Directors. Options vest over a period of five years and expire seven years after the date of grant. At December 31,

                           STORYBOOK HEIRLOOMS, INC.

1996, options for 1,450,567 (1995 -- 1,827,796) shares were available for future grant. In July 1995, the Board of Directors reduced the exercise price for 358,500 options granted in 1994 from $0.85 to $0.65.


Option activity is summarized as follows:


                                                                         WEIGHTED
                                                                         AVERAGE          PRICE
                                                                         EXERCISE          PER
                                                            SHARES        PRICE           SHARE
                                                           ---------     --------     -------------
Balance, December 31, 1993...............................    398,201                  $.10 to $.60
  Options granted........................................    358,500                      $.65
  Options exercised......................................     (4,000)                     $.10
  Options canceled.......................................   (163,930)                 $.10 to $.55
                                                           ---------
Balance, December 31, 1994...............................    588,771       $.49
  Options granted........................................    262,084       $.65
  Options exercised......................................    (14,000)      $.18
  Options canceled.......................................    (66,000)      $.59
                                                           ---------
Balance, December 31, 1995 (217,463 exercisable at a
  weighted average price of $.37)........................    770,855       $.54
  Options granted........................................    635,000       $.65
  Options exercised......................................    (24,000)      $.19
  Options canceled.......................................   (257,771)      $.60
                                                           ---------
Balance, December 31, 1996 (311,217 exercisable at a
  weighted average price of $.48)........................  1,124,084       $.60
                                                           =========



     Exercise prices of options outstanding at December 31, 1996, ranged from $.10 to $.65. The weighted average remaining contractual life of options outstanding at December 31, 1996 was approximately 5.5 years.



     Had compensation cost for the Company's stock-based plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of Statement of Financial Accounting Standards No. 123, the Company's pro forma net income for 1996 and 1995 would not have been materially different than actual net income.



     WARRANTS -- In 1994, the Company issued warrants to purchase 10,000 shares of common stock at an exercise price of $1 per share. These warrants expire in February 1999.



7.  RELATED PARTY TRANSACTIONS



     During 1996, the Company made loans totalling $2,142,445 to the Company's Chairman and majority shareholder, of which $507,686 was outstanding at December 31, 1996. The outstanding balance bears interest at 10.75% and is due December 31, 1997. During 1996, the total interest received on the loan was $99,477. At December 31, 1996 there was no outstanding interest due.

                           STORYBOOK HEIRLOOMS, INC.



                            STATEMENTS OF OPERATIONS


                SIX MONTHS ENDED JUNE 30, 1996 AND JUNE 27, 1997


                                  (UNAUDITED)



                                                                    SIX MONTHS      SIX MONTHS
                                                                       ENDED           ENDED
                                                                     JUNE 30,        JUNE 27,
                                                                       1996            1997
                                                                    -----------     -----------
NET SALES.........................................................  $16,048,057     $14,963,088
COST OF SALES.....................................................   (7,887,166)     (6,993,666)
                                                                    -----------     -----------
GROSS MARGIN......................................................    8,160,891       7,969,422
ADVERTISING AND CATALOG COSTS.....................................   (3,418,627)     (3,700,367)
GENERAL AND ADMINISTRATIVE........................................   (3,938,700)     (4,038,575)
                                                                    -----------     -----------
OPERATING INCOME..................................................      803,564         230,480
INTEREST EXPENSE..................................................      (27,133)        (70,104)
OTHER EXPENSE -- NET..............................................      (58,955)       (179,802)
                                                                    -----------     -----------
INCOME (LOSS) BEFORE INCOME TAXES.................................      717,476         (19,426)
INCOME (BENEFIT) TAX PROVISION....................................     (296,013)          3,293
                                                                    -----------     -----------
NET INCOME (LOSS).................................................  $   421,463     $   (16,133)
                                                                    ===========     ===========



                       See notes to financial statements.

                           STORYBOOK HEIRLOOMS, INC.



                       STATEMENT OF SHAREHOLDERS' EQUITY


                         SIX MONTHS ENDED JUNE 27, 1997



                                                 COMMON STOCK
                                           -------------------------     ACCUMULATED
                                             SHARES         AMOUNT         DEFICIT         TOTAL
                                           ----------     ----------     -----------     ----------
BALANCES, DECEMBER 31, 1996..............  11,446,787     $3,434,301      $(265,690)     $3,168,611
NET LOSS (unaudited).....................          --             --        (16,133)        (16,133)
                                           ----------     ----------      ---------      ----------
BALANCES, JUNE 27, 1997 (unaudited)......  11,446,787     $3,434,301      $(281,823)     $3,152,478
                                           ==========     ==========      =========      ==========



                       See notes to financial statements.

                           STORYBOOK HEIRLOOMS, INC.



                            STATEMENTS OF CASH FLOWS


            SIX MONTH PERIODS ENDED JUNE 30, 1996 AND JUNE 27, 1997


                                  (UNAUDITED)



                                                                                    SIX MONTHS ENDED
                                                                                -------------------------
                                                                                 JUNE 30,      JUNE 27,
                                                                                   1996          1997
                                                                                -----------   -----------
OPERATING ACTIVITIES:
  Net income (loss)...........................................................  $   421,463   $   (16,133)
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization.............................................      113,420       161,368
    Deferred taxes............................................................           --      (305,853)
    Changes in assets and liabilities:
      Receivables.............................................................     (764,368)     (656,202)
      Merchandise inventories.................................................     (730,432)     (833,561)
      Deferred catalog costs..................................................     (197,137)      834,632
      Prepaid expenses and other assets.......................................     (914,922)       25,443
      Trade payables..........................................................   (1,307,901)   (1,578,031)
      Accrued compensation and other accrued liabilities......................    1,291,574       563,978
      Allowance for sales returns.............................................      113,333      (249,224)
      Income taxes payable....................................................      296,013       (49,160)
                                                                                -----------   -----------
         Net cash used in operating activities................................   (1,678,957)   (2,102,743)
                                                                                -----------   -----------
INVESTING ACTIVITIES:
  Purchase of property and equipment..........................................     (143,104)     (111,826)
  Other.......................................................................     (109,839)           --
                                                                                -----------   -----------
         Net cash used in investing activities................................     (252,943)     (111,826)
                                                                                -----------   -----------
FINANCING ACTIVITIES:
  Borrowings on line of credit................................................    1,727,143            --
  Payments of capital lease obligations.......................................      (81,578)      (78,827)
  Distribution to shareholders................................................     (421,463)           --
  Advances from parent........................................................           --     1,755,000
                                                                                -----------   -----------
         Net cash provided by financing activities............................    1,224,102     1,676,173
                                                                                -----------   -----------
NET DECREASE IN CASH AND EQUIVALENTS..........................................     (707,798)     (538,396)
CASH AND EQUIVALENTS, BEGINNING OF PERIOD.....................................      707,798       538,396
                                                                                -----------   -----------
CASH AND EQUIVALENTS, END OF PERIOD...........................................  $        --   $        --
                                                                                ===========   ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid for interest......................................................  $    27,133   $    12,863
                                                                                ===========   ===========
  Cash paid for income taxes..................................................  $   487,000   $   577,547
                                                                                -----------   -----------



                       See notes to financial statements.

                           STORYBOOK HEIRLOOMS, INC.



                         NOTES TO FINANCIAL STATEMENTS


                                  (UNAUDITED)



1.  ORGANIZATION AND ACCOUNTING POLICIES



     ORGANIZATION -- Storybook Heirlooms, Inc. (the "Company"), incorporated on August 30, 1989, is a specialty retailer of children's clothing, which it markets through mail order catalogs dispersed through the United States and Japan and two outlet stores in the United States.



     BASIS OF PRESENTATION -- Prior to the purchase of the Company by Fulcrum Direct, Inc., ("Fulcrum") as described below, the Company operated and reported on a 52/53-week fiscal year ending on the Friday nearest December 31 of each year. Subsequent to the purchase, the Company will operate and report on a 52/53-week fiscal year ending on the Saturday nearest December 31 of each year. The six month periods ending June 30, 1997 and June 27, 1996 included 25 and 26 weeks, respectively.



     CASH EQUIVALENTS -- The Company considers all highly liquid debt instruments purchased with an initial maturity of 90 days or less to be cash equivalents.



     MERCHANDISE INVENTORIES are stated at lower of cost (first-in, first-out method) or market.



     DEFERRED CATALOG COSTS consist of direct costs to produce and distribute catalogs. Such costs are capitalized and amortized over the expected sales life of each catalog, which is generally three months.



     PROPERTY AND EQUIPMENT are recorded at cost. Depreciation is computed using the straight-line method over estimated useful lives of three to five years. Amortization of leasehold improvements is computed using the straight-line method based on the estimated useful lives of the assets or the term of the lease, if shorter.



     REVENUE RECOGNITION -- Catalog sales are recorded when merchandise is shipped. Reserves for estimated sales returns are recorded at the time the revenue is recognized.



     RENT EXPENSE is recognized on a straight-line basis over the life of the lease.



     INCOME TAXES -- Through December 31, 1995, the Company was an S Corporation for both federal and California income tax purposes and, accordingly, the profit and losses of the corporation were included in the individual tax returns of the shareholders. For state purposes the Company was required to pay a California S Corporation income tax of 1.5%. Effective January 1, 1996, the Company elected to change its tax status to a C Corporation. In connection with the change to a C Corporation, the Company recorded a deferred tax liability of $114,860, which is included in other income for 1996. The Company uses the asset and liability method to account for income taxes, which requires the Company to compute deferred income taxes based on the difference between financial statement and tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.



     STOCK-BASED COMPENSATION -- The Company accounts for stock-based awards using the intrinsic value method in accordance with APB No. 25, Accounting for Stock Issued to Employees.



     USE OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.



     SEASONAL AND QUARTERLY FLUCTUATIONS -- The Company's business is subject to seasonal fluctuations. Given the Company's historical results, management anticipates that the majority of the Company's net revenues will be derived from the Spring, Fall and Holiday seasons. As a result, the

                           STORYBOOK HEIRLOOMS, INC.

                                  (UNAUDITED)


Company expects its sales and results of operations to be generally lower in the second and third quarters than in the first and fourth quarters of each fiscal year, which includes Easter, Back-to-School and Holiday purchases, respectively. Accordingly, results of operations in any quarter will not necessarily be indicative of the results that may be achieved for a full fiscal year or any future quarters.



     ACCOUNTING PRONOUNCEMENTS NOT YET ADOPTED -- In June 1997, SFAS No. 130, Comprehensive Income, was issued and becomes effective in 1998 and requires reclassification of earlier financial statements for comparative purposes. SFAS No. 130 requires that changes in the amounts of certain items, including foreign currency translation adjustments and gains and losses on certain securities be shown in the financial statements. SFAS No. 130 does not require a specific format for the financial statement in which comprehensive income is reported, but does require that an amount representing total comprehensive income be reported in that statement. Management has not yet determined the effect, if any, of SFAS No. 130 on the consolidated financial statements.



     UNAUDITED INTERIM FINANCIAL STATEMENTS -- In the opinion of management, the unaudited financial statements for the six months ended June 30, 1996 and June 27, 1997 are presented on a basis consistent with the audited financial statements and reflect all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the result thereof. The results of operations for interim periods are not necessarily indicative of the results to be expected for the entire year.



2.  ACQUISITION



     On June 27, 1997 Fulcrum acquired all of the outstanding common stock of the Company for $15,000,000, which includes 151,000 shares of Fulcrum's common stock valued at the date of acquisition to be $1,042,000 ("the Acquisition"). This acquisition has been accounted for under the purchase method. The purchase price was allocated based on estimated fair values at the date of acquisition. Fulcrum recorded $1,654,000 of deferred tax liability for the excess of the resulting amounts recorded for financial reporting purposes over the tax basis of certain assets and liabilities acquired. This resulted in an excess of cost over fair value of net assets acquired of $9,264,000.



3.  LEASES



     The Company leases its office and distribution center, certain equipment, and two retail store facilities under leases that expire through 2001. The terms of the store facility leases require minimum rental payments, contingent rental payments based upon a percentage of store revenues, and provide for renewal options from four to seven years. The Company's distribution facility lease expires in July 1997 and management expects that the lease will be renewed in the ordinary course of business. Total rent expense for the six months ended June 30, 1996 and June 27, 1997 was $328,887 and $495,984, respectively.



     These facility leases contain provisions for an abatement of rent during the first year and escalating payments over the remainder of the lease term. Rent expense recognized in excess of cash rent amounted to $29,433 at June 27, 1997.

                           STORYBOOK HEIRLOOMS, INC.



                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)


                                  (UNAUDITED)



     At June 27, 1997, the present value of future minimum capital lease payments, inclusive of bargain purchase options, and the future minimum cash payments under noncancelable operating leases are as follows:



                                                                       CAPITAL      OPERATING
                                                                       LEASES         LEASES
                                                                      ---------     ----------
Fiscal Years:
  1997 (remaining six months).......................................  $ 135,448     $  222,269
  1998..............................................................    153,703        394,804
  1999..............................................................     49,390        409,961
  2000..............................................................         --        371,860
  2001..............................................................         --        179,434
  Thereafter........................................................         --             --
                                                                      ---------     ----------
          Total minimum lease payments..............................    338,541     $1,578,328
                                                                                    ==========
  Less amount representing interest.................................    (29,609)
                                                                      ---------
  Present value of future minimum lease payments....................    308,932
  Less current portion..............................................   (181,322)
                                                                      ---------
  Long-term capital lease obligations...............................  $ 127,610
                                                                      =========



4.  BANK LINE OF CREDIT



     In December 1996, the Company established a line of credit with a bank which provides for borrowings up to $1,750,000. Borrowings bear interest at the bank's base rate plus .75% and are collateralized by a security interest in accounts receivable, inventory and equipment. The agreement contains restrictive covenants as to debt ratios, liquidity and pretax profits. Outstanding borrowings are payable to the bank on demand. Effective with the Acquisition, the line of credit was terminated.



5.  INCOME TAXES



     The provision for income taxes for the six months ended June 27, 1997 consists of the following:



        Current:
          Federal........................................................  $ 236,433
          State..........................................................     66,127
                                                                            --------
                  Total current..........................................    302,560
                                                                            --------
        Deferred:
          Federal........................................................   (240,207)
          State..........................................................    (65,646)
                                                                            --------
                  Total deferred.........................................   (305,853)
                                                                            --------
        Total provision..................................................  $  (3,293)
                                                                            ========



     The June 27, 1997 provision for income taxes as reported in the financial statements differs from the amount that would result from applying the regular federal statutory rate to income before income taxes primarily due to state income taxes.

                           STORYBOOK HEIRLOOMS, INC.

                                  (UNAUDITED)


6.  STOCK OPTIONS



     STOCK OPTION PLAN -- Under the 1989 and 1991 Stock Option Plans, incentive or nonqualified stock options to purchase up to 2,659,651 shares of common stock may be granted. Options must be granted at not less than 85% of fair market value at the date of grant as determined by the Board of Directors. Options vest over a period of five years and expire seven years after the date of grant. At June 27, 1997, options for 1,450,567 shares were available for future grant. In July 1995, the Board of Directors reduced the exercise price for 358,500 options granted in 1994 from $0.85 to $0.65.



Option activity is summarized as follows (unaudited):



                                                                                       WEIGHTED
                                                                                       AVERAGE
                                                                                       EXERCISE
                                                                          SHARES        PRICE
                                                                        ----------     --------
Balance, December 31, 1996 (311,217 exercisable at a weighted average
  price of $.48)......................................................   1,124,084       $.60
  Options canceled....................................................  (1,124,084)      $.60
Balance, June 27, 1997................................................          --
                                                                         =========



     Had compensation cost for the Company's stock-based plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of Statement of Financial Accounting Standards No. 123, the Company's pro forma net income for the six months ended June 27, 1997 and for fiscal years 1996 and 1995 would not have been materially different than actual net income.



     Pursuant to the Acquisition, all stock options were canceled.



     WARRANTS -- In 1994, the Company issued warrants to purchase 10,000 shares of common stock at an exercise price of $1 per share. These warrants expire in February 1999.

          ============================================================

  NO DEALER, SALESPERSON OR ANY OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS


                                             PAGE
                                             ----
Prospectus Summary.........................    3
Recent Developments........................    6
Risk Factors...............................    8
The Company................................   16
Use of Proceeds............................   17
Dividend Policy............................   17
Capitalization.............................   18
Dilution...................................   19
Selected Consolidated Financial Data.......   20
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...............................   23
Business...................................   33
Management.................................   45
Certain Relationships and Related
  Transactions.............................   51
Principal Stockholders.....................   55
Description of Capital Stock...............   57
Shares Eligible for Future Sale............   61
Underwriting...............................   63
Legal Matters..............................   64
Experts....................................   64
Additional Information.....................   65
Index to Consolidated Financial
  Statements...............................  F-1


                            ------------------------

  UNTIL             , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

          ============================================================


          ============================================================

                                3,000,000 SHARES

                             [FULCRUM DIRECT LOGO]


                                  COMMON STOCK

                              --------------------
                                   PROSPECTUS
                              --------------------

                               HAMBRECHT & QUIST

                         ROBERTSON, STEPHENS & COMPANY

                                     , 1997


          ============================================================

               PART II -- INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following is a statement of estimated expenses of the issuance and distribution of the securities being registered other than underwriting compensation:


        SEC registration fee..............................................  $ 10,455
        NASD filing fee...................................................     4,900
        Nasdaq National Market original listing fee.......................    17,500
        Blue sky fees and expenses (including attorneys' fees and
          expenses).......................................................    10,000
        Printing and engraving expenses...................................   150,000
        Transfer agent's fees and expenses................................    15,000
        Accounting fees and expenses......................................   275,000
        Legal fees and expenses...........................................   350,000
        Miscellaneous expenses............................................    67,145
                                                                            --------
                  Total...................................................  $900,000
                                                                            ========


     All amounts are estimated except for the SEC registration fee and the NASD filing fee.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company is incorporated under the laws of the State of Delaware.
Section 145 of the General Corporation Law of the State of Delaware ("Section 145") provides that a Delaware corporation may indemnify any person who is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any person who is, or is threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

     The Company's Amended and Restated Certificate of Incorporation provides for the indemnification of directors and officers of the Company to the fullest extent permitted by Section 145.

     In that regard, the Amended and Restated Certificate of Incorporation provides that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of such corporation, or is or was serving at the request of such corporation as a director, officer or member of another corporation, partnership, joint venture, trust or other enter-prise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Indemnification in connection with an action or suit by or in the right of such corporation to procure a judgment in its favor is limited to payment of settlement of such an action or suit except that no such indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the indemnifying corporation unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in consideration of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     Over the past three years, the Company has sold shares of its capital stock as follows in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended.

SERIES A PREFERRED STOCK, PAR VALUE $.01 PER SHARE


     Shares of Series A Preferred Stock were sold to the following persons on the following dates:



                                                                       NUMBER OF       AGGREGATE
          DATE                                NAME                      SHARES       PURCHASE PRICE
-------------------------   -----------------------------------------  ---------     --------------
October 1, 1995..........   Fulcrum Capital Partners, L.P.               20,000(1)     $2,000,000
November 1, 1995.........   Fulcrum Capital Partners, L.P.               10,000(1)      1,000,000
January 1, 1996..........   Pete Lederman                                 3,000(2)        300,000
January 1, 1996..........   Lori Feldman                                  1,500(2)        150,000
May 1, 1996..............   The Greenberg Family Fund LLC                 5,000(2)        500,000
May 1, 1996..............   Bella Ejnes                                     600(2)         60,000
June 1, 1996.............   Patrick K. Sullivan                           1,000(2)        100,000
June 1, 1996.............   The Greenberg Family Fund LLC                 1,665(2)        174,825
June 1, 1996.............   Murray Alter                                    335(2)         35,175
June 1, 1996.............   Roberta Greenberg                             1,000(2)        100,000
July 1, 1996.............   Patrick K. Sullivan                           4,000(2)        400,000
July 1, 1996.............   Howard Unger                                  1,500(2)        150,000
July 1, 1996.............   Bella Ejnes                                     400(2)         40,000
July 1, 1996.............   Dan and Corrine Blum                            500(2)         50,000
July 1, 1996.............   Kim Fields                                      250(2)         25,000
July 1, 1996.............   Gary Budoff                                     125(2)         12,500
July 1, 1996.............   Mark Ejnes                                      125(2)         12,500
July 1, 1996.............   Ted Ejnes                                       125(2)         12,500


---------------

(1) Converted into shares of Common Stock on October 21, 1996 at a ratio of 60 shares of Common Stock to one share of Series A Preferred Stock.

(2) Converted into shares of Common Stock on October 21, 1996 at a ratio of 36 shares of Common Stock to one share of Series A Preferred Stock.

SERIES B PREFERRED STOCK, PAR VALUE $0.01 PER SHARE


     Shares of Series B Preferred Stock were sold to the following persons on the following dates:



                                                      NUMBER OF       AGGREGATE
          DATE                       NAME              SHARES       PURCHASE PRICE
-------------------------   ----------------------    ---------     --------------
January 1, 1996..........     The Fulcrum Group,         8,196      $   819,618.59
                                     Inc.
March 1, 1996............     The Fulcrum Group,         5,029          502,948.39
                                     Inc.
June 1, 1996.............    The Greenberg Family       12,285        1,289,925.00
                                     Fund
September 1, 1996........     The Fulcrum Group,         5,957          595,739.77
                                     Inc.


     All shares of Series B Preferred Stock were redeemed by the Company on October 21, 1996.

COMMON STOCK


     On October 21, 1996, the Company issued to Fulcrum Capital Partners, L.P. ("FCP") a warrant to purchase 600,000 shares of Common Stock at an exercise price equal to $1.00 per share at any time until January 1, 2006. In addition on December 31, 1996, the Company issued 6,068 shares of its Common Stock to FCP as payment for a $50,000 fee owed to FCP in connection with certain advisory services.


     On October 21, 1996, the Company sold to Whitney Equity Partners, L.P. 394,385 shares of Common Stock and a warrant to purchase 121,350 shares of Common Stock for an aggregate price of $2,000,000.


     On June 28, 1997, in connection with the Storybook Acquisition, the Company issued shares of Common Stock to trusts established for the benefit of Estelle
M. DeMuesy and Jonathan W. Bruml in the amounts of 86,000 and 65,000, respectively.



     On June 30, 1997, the Company sold to the following persons Common Stock in the following amounts at a price of $6.90 per share:



                                                                                     NUMBERS
                                       NAME                                         OF SHARES
----------------------------------------------------------------------------------  ----------
Whitney Equity Partners, L.P......................................................   1,160,000
The Greenberg Family Fund LLC.....................................................     271,875
Maureen C. Sullivan, Revocable Trust-1995.........................................      18,125



     On July 30, 1997, the Company issued 2,416,500 shares of Common Stock in exchange for an equal number of shares of its Common Stock in order to correct a defect in the original issuance of such shares.


SUBORDINATED DEBT

     On October 21, 1996, the Company sold to Whitney Subordinated Debt Fund, L.P. a senior subordinated promissory note due 2003 in the principal amount of $10,000,000 for a price of $9,500,000 and a warrant to purchase 405,460 shares of Common Stock for a price of $500,000.


     On June 30, 1997, the Company sold to the following persons Senior Subordinated Promissory Notes due 2003 in the following principal amounts for the following prices and warrants to purchase Common Stock for the following prices:



                       NAME                                NOTES/PRICE           WARRANTS/PRICE
--------------------------------------------------    ---------------------     ----------------
Whitney Subordinated Debt Fund, L.P...............    $8,000,000/$7,442,829     160,000/$557,170
The Greenberg Family Fund LLC.....................      1,875,000/1,744,413       37,500/130,586
Maureen C. Sullivan, Revocable Trust-1995.........          125,000/116,294          2,500/8,706

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits:


    EXHIBIT
    NUMBER                                      DESCRIPTION
    ------     ------------------------------------------------------------------------------
      1.1      Form of Underwriting Agreement*
      2.1      Securities Purchase Agreement, dated as of June 27, 1997, by and among
               Storybook Heirlooms, Inc., certain stockholders of Storybook Heirlooms, Inc.
               and Fulcrum Direct, Inc.
      3.1      Restated Certificate of Incorporation of Fulcrum Direct, Inc.
      3.2      By-Laws of Fulcrum Direct, Inc.
      4.1      Form of certificate representing the shares of Common Stock*
      5.1      Opinion of Kirkland & Ellis*
     10.1      Employment Agreement, dated October 21, 1996, between Fulcrum Direct, Inc. and
               Michael G. Lederman**
     10.2      Employment Agreement, dated October 21, 1996, between Fulcrum Direct, Inc. and
               Scott A. Budoff**
     10.3      Revolving Credit Facility Agreement, dated as of January 1, 1997, among
               Fulcrum Direct, Inc. and Sunwest Bank**
     10.4      Securities Purchase Agreement, dated as of October 21, 1996, among Fulcrum
               Direct, Inc., Whitney Subordinated Debt Fund, L.P. and Whitney Equity
               Partners, L.P.**
    10.4.1     Amendment No. 1 dated as of February 24, 1997 among Fulcrum Direct, Inc.,
               Whitney Subordinated Debt Fund, L.P. and Whitney Equity Partners, L.P.
    10.4.2     Amendment No. 3 to Securities Purchase Agreement dated as of May 7, 1997 among
               Fulcrum Direct, Inc., Whitney Subordinated Debt Fund, L.P. and Whitney Equity
               Partners, L.P.
    10.4.3     Amendment No. 4 to Securities Purchase Agreement dated as of June 30, 1997 among Fulcrum Direct, Inc., Whitney Subordinated Debt Fund, L.P. and Whitney
               Equity Partners, L.P.
     10.5      Side Letter Agreement, dated October 21, 1996, between Fulcrum Direct, Inc.
               and Whitney Subordinated Debt Fund, L.P.**
     10.6      Senior Subordinated Promissory Note, dated as of October 21, 1996, between
               Fulcrum Direct, Inc. as borrower and Whitney Subordinated Debt Fund, L.P.**
     10.7      Common Stock Purchase Warrant, dated as of October 21, 1996, between Fulcrum
               Direct, Inc. and Whitney Subordinated Debt Fund, L.P.**
     10.8      Common Stock Purchase Warrant, dated as of October 21, 1996, between Fulcrum
               Direct, Inc. and Whitney Equity Partners, L.P.**
     10.9      Common Stock Purchase Warrant, dated as of January 1, 1996, between Fulcrum
               Direct, Inc. and Fulcrum Capital Partners, L.P.**
     10.10     Management Team Equity Plan, adopted as of October 21, 1996, by Fulcrum
               Direct, Inc., including related form of option agreement.*
     10.11     Stockholders' Agreement, dated as of October 21, 1996, by and among Fulcrum
               Direct, Inc. and certain of its Stockholders**
     10.12     Amended and Restated Management Incentive Agreement by and between Fulcrum
               Direct, Inc. and Fulcrum Capital Partners L.P.**

     10.15     Greenberg Loan Agreement, dated as of June 31, 1995, by and among Arnold
               Greenberg, and Herbert Greenberg (as trustees for Michael Greenberg, Susan
               Greenberg and Robin Greenberg) as lenders and NewStork, Inc. as borrower**
     10.16     Bond Purchase Agreement, dated as of December 27, 1995, among the city of Rio
               Rancho, New Mexico, Property Bond Purchaser, Inc. and Fulcrum Properties, L.P.
     10.17     Bond Purchase Agreement, dated as of December 23, 1996, among the city of Rio
               Rancho, New Mexico, Property Bond Purchaser, Inc. and Fulcrum Properties, L.P.
     10.18     Indenture, dated as of December 1, 1995, among the city of Rio Rancho, New
               Mexico, Property Bond Purchaser, Inc. and Sunwest Bank of Albuquerque, N.A.
    10.18.1    Indenture, dated as of December 1, 1996, among the city of Rio Rancho, New
               Mexico, Property Bond Purchaser, Inc. and Sunwest Bank of Albuquerque, N.A.
     10.19     Lease and Option Agreement, dated as of August 11, 1995, by and between
               Fulcrum Direct, Inc. and Fulcrum Properties L.P.
    10.19.1    Lease Amendment, dated as of December 29, 1995, by and between Fulcrum Direct,
               Inc. and Fulcrum Properties, L.P.
    10.19.2    Lease Amendment, dated as of September 24, 1996, by and between Fulcrum
               Direct, Inc. and Fulcrum Properties, L.P.
     10.20     Fulcrum Direct, Inc. Employees Savings Trust 401(K) profit sharing plan.*
     10.21     Playclothes Acquisition Agreement, dated as of June 30, 1996, by and between
               Fulcrum Direct, Inc., and Childcraft, Inc.**
     10.22     Catalog Agreement, dated April 25, 1995, by and between Regal Greetings &
               Gifts Inc. and Childcraft, Inc.**
     10.23     Securities Purchase Agreement, dated as of June 30, 1997, among Fulcrum
               Direct, Inc., Whitney Subordinated Debt Fund, L.P., The Greenberg Family Fund
               LLC and Maureen C. Sullivan, Revocable Trust -- 1995.
     10.24     Senior Subordinated Promissory Note, dated as of June 30, 1997, between
               Fulcrum Direct, Inc. as borrower and Whitney Subordinated Debt Fund, L.P.
     10.25     Common Stock Purchase Warrant, dated as of June 30, 1997, between Fulcrum
               Direct, Inc. and Whitney Subordinated Debt Fund, L.P.
     10.26     Employment Agreement, dated as of June 27, 1997, between Fulcrum Direct, Inc.
               and Estelle M. DeMuesy.
     10.27     Employment Agreement, dated as of June 27, 1997, between Fulcrum Direct, Inc.
               and Jonathan W. Bruml.
     10.28     Severance, Confidentiality and Non-Competition Agreement, dated as of June 27,
               1997, by and between Jerry H. Machado and Fulcrum Direct, Inc.
     11.1      Schedule of Computation of Primary Net Earnings Per Share
     21.1      Subsidiaries of the Company
     23.1      Consent of Arthur Andersen LLP
     23.2      Consent of Deloitte & Touche LLP
     23.3      Consent of Kirkland & Ellis (to be included in the opinion to be filed as
               Exhibit 5.1)*
     24.1      Powers of Attorney (included on the signature page of this Part II)**
     27.1      Financial Data Schedule


---------------


 * To be filed by amendment.



** Previously filed.

ITEM 17. UNDERTAKINGS.

     The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offerings of such securities at that time shall be deemed to be the initial bona fide offerings thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rio Rancho, State of New Mexico on August 8, 1997.


                                          FULCRUM DIRECT, INC.

                                          By: /s/ MICHAEL G. LEDERMAN
                                            ------------------------------------
                                            Name: Michael G. Lederman
                                            Title: Chairman and Chief Executive
                                              Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and power of attorney have been signed on August 8, 1997, by the following persons in the capacities indicated with respect to Fulcrum Direct, Inc.:


                  SIGNATURE                                       CAPACITY
---------------------------------------------   ---------------------------------------------
           /s/ MICHAEL G. LEDERMAN              Chairman, Chief Executive Officer and
---------------------------------------------   Director (Principal Executive Officer)
             Michael G. Lederman

             /s/ SCOTT A. BUDOFF                President, Chief Operating Officer, Secretary
---------------------------------------------   and Director
               Scott A. Budoff

             /s/ CARRIE K. COLE                 Chief Financial Officer and Vice President
---------------------------------------------   (Principal Financial and Accounting Officer)
               Carrie K. Cole

                      *                         Director
---------------------------------------------
              Arnold Greenberg

                      *                         Director
---------------------------------------------
             Ray E. Newton, III

                      *                         Director
---------------------------------------------
          Patrick K. Sullivan, M.D.

                      *                         Director
---------------------------------------------
                Howard Unger

          *By: /s/ SCOTT A. BUDOFF
---------------------------------------------
      Scott A. Budoff, attorney in fact

                                 EXHIBIT INDEX



    EXHIBIT
    NUMBER                                      DESCRIPTION
    ------     ------------------------------------------------------------------------------
      1.1      Form of Underwriting Agreement*
      2.1      Securities Purchase Agreement, dated as of June 27, 1997, by and among
               Storybook Heirlooms, Inc., certain stockholders of Storybook Heirlooms, Inc.
               and Fulcrum Direct, Inc.
      3.1      Restated Certificate of Incorporation of Fulcrum Direct, Inc.
      3.2      By-Laws of Fulcrum Direct, Inc.
      4.1      Form of certificate representing the shares of Common Stock*
      5.1      Opinion of Kirkland & Ellis*
     10.1      Employment Agreement, dated October 21, 1996, between Fulcrum Direct, Inc. and
               Michael G. Lederman**
     10.2      Employment Agreement, dated October 21, 1996, between Fulcrum Direct, Inc. and
               Scott A. Budoff**
     10.3      Revolving Credit Facility Agreement, dated as of January 1, 1997, among
               Fulcrum Direct, Inc. and Sunwest Bank**
     10.4      Securities Purchase Agreement, dated as of October 21, 1996, among Fulcrum
               Direct, Inc., Whitney Subordinated Debt Fund, L.P. and Whitney Equity
               Partners, L.P.**
    10.4.1     Amendment No. 1 dated as of February 24, 1997 among Fulcrum Direct, Inc.,
               Whitney Subordinated Debt Fund, L.P. and Whitney Equity Partners, L.P.
    10.4.2     Amendment No. 3 to Securities Purchase Agreement dated as of May 7, 1997 among
               Fulcrum Direct, Inc., Whitney Subordinated Debt Fund, L.P. and Whitney Equity
               Partners, L.P.
    10.4.3     Amendment No. 4 to Securities Purchase Agreement dated as of June 30, 1997 among Fulcrum Direct, Inc., Whitney Subordinated Debt Fund, L.P. and Whitney
               Equity Partners, L.P.
     10.5      Side Letter Agreement, dated October 21, 1996, between Fulcrum Direct, Inc.
               and Whitney Subordinated Debt Fund, L.P.**
     10.6      Senior Subordinated Promissory Note, dated as of October 21, 1996, between
               Fulcrum Direct, Inc. as borrower and Whitney Subordinated Debt Fund, L.P.**
     10.7      Common Stock Purchase Warrant, dated as of October 21, 1996, between Fulcrum
               Direct, Inc. and Whitney Subordinated Debt Fund, L.P.**
     10.8      Common Stock Purchase Warrant, dated as of October 21, 1996, between Fulcrum
               Direct, Inc. and Whitney Equity Partners, L.P.**
     10.9      Common Stock Purchase Warrant, dated as of January 1, 1996, between Fulcrum
               Direct, Inc. and Fulcrum Capital Partners, L.P.**
     10.10     Management Team Equity Plan, adopted as of October 21, 1996, by Fulcrum
               Direct, Inc., including related form of option agreement.*
     10.11     Stockholders' Agreement, dated as of October 21, 1996, by and among Fulcrum
               Direct, Inc. and certain of its Stockholders**
     10.12     Amended and Restated Management Incentive Agreement by and between Fulcrum
               Direct, Inc. and Fulcrum Capital Partners L.P.**
     10.15     Greenberg Loan Agreement, dated as of June 31, 1995, by and among Arnold
               Greenberg, and Herbert Greenberg (as trustees for Michael Greenberg, Susan
               Greenberg and Robin Greenberg) as lenders and NewStork, Inc. as borrower**

     10.16     Bond Purchase Agreement, dated as of December 27, 1995, among the city of Rio
               Rancho, New Mexico, Property Bond Purchaser, Inc. and Fulcrum Properties, L.P.
     10.17     Bond Purchase Agreement, dated as of December 23, 1996, among the city of Rio
               Rancho, New Mexico, Property Bond Purchaser, Inc. and Fulcrum Properties, L.P.
     10.18     Indenture, dated as of December 1, 1995, among the city of Rio Rancho, New
               Mexico, Property Bond Purchaser, Inc. and Sunwest Bank of Albuquerque, N.A.
    10.18.1    Indenture, dated as of December 1, 1996, among the city of Rio Rancho, New
               Mexico, Property Bond Purchaser, Inc. and Sunwest Bank of Albuquerque, N.A.
     10.19     Lease and Option Agreement, dated as of August 11, 1995, by and between
               Fulcrum Direct, Inc. and Fulcrum Properties L.P.
    10.19.1    Lease Amendment, dated as of December 29, 1995, by and between Fulcrum Direct,
               Inc. and Fulcrum Properties, L.P.
    10.19.2    Lease Amendment, dated as of September 24, 1996, by and between Fulcrum
               Direct, Inc. and Fulcrum Properties, L.P.
     10.20     Fulcrum Direct, Inc. Employees Savings Trust 401(K) profit sharing plan.*
     10.21     Playclothes Acquisition Agreement, dated as of June 30, 1996, by and between
               Fulcrum Direct, Inc., and Childcraft, Inc.**
     10.22     Catalog Agreement, dated April 25, 1995, by and between Regal Greetings &
               Gifts Inc. and Childcraft, Inc.**
     10.23     Securities Purchase Agreement, dated as of June 30, 1997, among Fulcrum
               Direct, Inc., Whitney Subordinated Debt Fund, L.P., The Greenberg Family Fund
               LLC and Maureen C. Sullivan, Revocable Trust -- 1995.
     10.24     Senior Subordinated Promissory Note, dated as of June 30, 1997, between
               Fulcrum Direct, Inc. as borrower and Whitney Subordinated Debt Fund, L.P.
     10.25     Common Stock Purchase Warrant, dated as of June 30, 1997, between Fulcrum
               Direct, Inc. and Whitney Subordinated Debt Fund, L.P.
     10.26     Employment Agreement, dated as of June 27, 1997, between Fulcrum Direct, Inc.
               and Estelle M. DeMuesy.
     10.27     Employment Agreement, dated as of June 27, 1997, between Fulcrum Direct, Inc.
               and Jonathan W. Bruml.
     10.28     Severance, Confidentiality and Non-Competition Agreement, dated as of June 27,
               1997, by and between Jerry H. Machado and Fulcrum Direct, Inc.
     11.1      Schedule of Computations of Primary Net Earnings per Share.
     21.1      Subsidiaries of the Company
     23.1      Consent of Arthur Andersen LLP
     23.2      Consent of Deloitte & Touche LLP
     23.3      Consent of Kirkland & Ellis (to be included in the opinion to be filed as
               Exhibit 5.1)*
     24.1      Powers of Attorney (included on the signature page of this Part II)**
     27.1      Financial Data Schedule


---------------


 * To be filed by amendment.



** Previously filed.